    OFFER TO PURCHASE FOR CASH 450 OUTSTANDING UNITS OF LIMITED PARTNERSHIP
                                   INTEREST
                                      OF
                 MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP
                                      AT
                             $80,000 NET PER UNIT
                                      BY
                             MHP ACQUISITION CORP.
                      A WHOLLY OWNED DIRECT SUBSIDIARY OF
                           HOST MARRIOTT CORPORATION

                                --------------

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 6:00 P.M., NEW YORK CITY TIME, ON FRIDAY, DECEMBER 20, 1996, UNLESS THE OFFER IS EXTENDED.

                                --------------

  MHP Acquisition Corp., a Delaware corporation (the "Purchaser") which is a wholly owned direct subsidiary of Host Marriott Corporation ("Host Marriott" or "Parent") and an affiliate of Marriott Hotel Properties Limited Partnership, a Delaware limited partnership (the "Partnership"), hereby offers to purchase 450 outstanding units of limited partnership interest (the "Units") in the Partnership, at a price of $80,000 per Unit (the "Offer Price"), net to the seller in cash without interest thereon, upon the terms and subject to the conditions in this Offer to Purchase and in the related Letter of Transmittal (together with any supplement thereto, the "Letter of Transmittal," and which, together with the Offer to Purchase, constitutes the "Offer"). In the event more than 450 Units are validly tendered and not properly withdrawn on or prior to 6:00 p.m. on Friday, December 20, 1996 (the "Expiration Date"), the Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment 450 Units on a pro rata basis based upon the number of Units properly tendered by the Expiration Date and not withdrawn.

                                --------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS:

  (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE AT LEAST 450 UNITS; AND

  (2) PRIOR TO THE TIME OF ACCEPTANCE FOR PAYMENT OF UNITS TENDERED PURSUANT TO THE OFFER, THE PARTNERSHIP HAVING RECEIVED FROM THE HOLDERS OF RECORD OF LIMITED PARTNERSHIP INTERESTS IN THE PARTNERSHIP (THE "LIMITED PARTNERS") HOLDING A MAJORITY OF THE OUTSTANDING UNITS CONSENTS TO CERTAIN AMENDMENTS TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP (THE "PARTNERSHIP AGREEMENT").

  THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF ANY PROXIES OR CONSENTS. SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                --------------

  In their evaluation of the Offer, Unitholders should carefully consider the following:
  . The Offer Price was established by Host Marriott and is not the result of arm's length negotiations.
  . The General Partner is a wholly owned direct subsidiary of Host Marriott and an affiliate of the Purchaser and therefore has substantial conflicts of interest with respect to the Offer.
  . Although Host Marriott cannot predict the future value of the Partnership's assets, the Offer Price could be substantially less than the net proceeds that could be realized upon a future liquidation of the Partnership. In accordance with the Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement"), the term of the Partnership will expire on January 1, 2106, although it is expected that the Partnership may terminate sooner than 2106. The General Partner currently has no plans to liquidate or dissolve the Partnership.
  . The Purchaser and Host Marriott are making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser and Host Marriott to purchase Units at a low price and the desire of the Unitholders to sell their Units at a high price. There is no established or regular trading market for the Units, nor is there another reliable standard for determining the fair market value of the Units. The Offer Price is not intended to represent the highest or most likely price that would be achieved in an open market for a Unit or the Partnership's assets on a per Unit basis.
  . Upon consummation of the Offer, Host Marriott, through the General Partner and the Purchaser, will be in a position to influence substantially all significant decisions with respect to the Partnership, except decisions relating to matters where Host Marriott, the Purchaser and the General Partner or their affiliates have an actual economic interest other than as a Unitholder.
  . No unaffiliated person has been retained to represent the Limited Partners and to act solely on their behalf to negotiate or evaluate the Offer. If an unaffiliated person had been engaged, the terms and conditions of the Offer might have been different, and possibly more favorable, to Unitholders who elect to tender their Units.
  . In the event the Offer is consummated and all 450 Units are purchased, the number of Units that may be sold or exchanged in the twelve months following consummation of the Offer will be limited. In this regard, the General Partner is required, pursuant to the terms of the Partnership Agreement, to impose a Transfer Restriction on any sales or exchanges of Units that would result in a Section 708 Termination.

  THE GENERAL PARTNER OF MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP IS A WHOLLY OWNED DIRECT SUBSIDIARY OF HOST MARRIOTT AND AN AFFILIATE OF THE PURCHASER AND, THEREFORE, HAS SUBSTANTIAL CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. ACCORDINGLY, THE GENERAL PARTNER MAKES NO RECOMMENDATION TO ANY HOLDER OF A UNIT (A "UNITHOLDER") AS TO WHETHER TO TENDER OR TO REFRAIN FROM TENDERING UNITS. EACH UNITHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER OR NOT TO PARTICIPATE IN THE OFFER.

  AMERICAN APPRAISAL ASSOCIATES, INC. HAS DELIVERED TO HOST MARRIOTT AND THE PURCHASER ITS WRITTEN OPINION THAT THE TERMS AND CONDITIONS OF THE OFFER (INCLUDING THE CONSIDERATION TO BE RECEIVED IN THE OFFER) ARE FAIR, FROM A FINANCIAL POINT OF VIEW, TO THE UNITHOLDERS (OTHER THAN HOST MARRIOTT, THE PURCHASER AND THE GENERAL PARTNER). SEE "SPECIAL FACTORS--OPINION OF AMERICAN APPRAISAL ASSOCIATES, INC."

  THE PURCHASER IS A WHOLLY OWNED DIRECT SUBSIDIARY OF HOST MARRIOTT AND AN AFFILIATE OF THE GENERAL PARTNER. THE OFFER IS BEING FINANCED BY PARENT. ACCORDINGLY, FOR PURPOSES OF ANALYZING THE FAIRNESS OF THE OFFER, HOST MARRIOTT AND THE PURCHASER SHOULD BE CONSIDERED TO BE THE SAME ENTITY. THE PURCHASER AND HOST MARRIOTT BELIEVE THAT THE CONSIDERATION TO BE RECEIVED BY THE UNITHOLDERS PURSUANT TO THE OFFER IS FAIR TO THE UNITHOLDERS.

                                   IMPORTANT

  Any Unitholder desiring to tender all or any portion of his or her Units should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it and any other required documents to the Depositary at the address set forth on the back cover of this Offer to Purchase or (ii) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. A Unitholder whose Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he or she desires to tender such Units.
  Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                           TRUST COMPANY OF AMERICA
                           7103 SOUTH REVERE PARKWAY
                        ENGLEWOOD, COLORADO 80112-9523
                                1-800-955-9033
THE DATE OF THIS OFFER TO PURCHASE IS NOVEMBER 19, 1996

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION.............................................................    1
SUMMARY..................................................................    4
RISK FACTORS.............................................................    9
SPECIAL FACTORS..........................................................   12
  Background of the Offer................................................   12
  Position of the General Partner; Fairness of the Offer.................   13
  Determination of Offer Price...........................................   13
  Position of Parent and the Purchaser Regarding Fairness of the Offer...   14
  Opinion of American Appraisal..........................................   15
  Purpose of the Offer...................................................   22
  Plans for the Partnership; Certain Effects of the Offer................   23
  Interests of Certain Persons...........................................   25
  Limited Partners' Consent..............................................   26
  Effects of Proposed Amendments on Non-Tendering Unitholders............   27
  Conflicts of Interest..................................................   31
  Policies with Respect to Conflicts of Interest.........................   32
THE TENDER OFFER.........................................................   34
   1.Terms of the Offer, Expiration Date and Proration...................   34
   2.Acceptance for Payment and Payment for Units........................   35
   3.Procedures for Accepting the Offer and Tendering Units..............   36
   4.Withdrawal Rights...................................................   38
   5.Price Range of Units; Distributions.................................   38
   6.Effect of the Offer on Market for Units; Registration under the
   Exchange Act..........................................................   41
   7.Source and Amount of Funds..........................................   42
   8.Conditions of the Offer.............................................   42
   9.Certain Legal Matters...............................................   43
  10.Fees and Expenses...................................................   44
  11.Miscellaneous.......................................................   44
THE PARTNERSHIP..........................................................   45
  Business...............................................................   45
  Summary Financial Information..........................................   45
THE PURCHASER AND PARENT.................................................   47
  The Purchaser..........................................................   47
  Parent.................................................................   47
  Selected Consolidated Financial Data...................................   48
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS................................   49
AVAILABLE INFORMATION....................................................   52
GLOSSARY.................................................................  G-1
SCHEDULE I--Information with respect to Directors and Executive Officers of Host Marriott and Purchaser
SCHEDULE II--Information with respect to Directors and Executive Officers of Hotel Properties Management, Inc.
SCHEDULE III--Opinion of American Appraisal Associates, Inc.
SCHEDULE IV--Financial Information of the Partnership

TO THE HOLDERS OF LIMITED PARTNERSHIP UNITS OF
MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP:

                                 INTRODUCTION

  MHP Acquisition Corp., a Delaware corporation (the "Purchaser") hereby offers to purchase 450 outstanding units of limited partnership interest (the "Units") in Marriott Hotel Properties Limited Partnership, a Delaware limited partnership (the "Partnership") at a price of $80,000 per Unit, net to the seller in cash without interest thereon, upon the terms and subject to the conditions in this Offer to Purchase and in the related Letter of Transmittal (together with any supplements thereto, the "Letter of Transmittal," and which, together with the Offer to Purchase, constitutes the "Offer"). The Purchaser has been organized by, and is a wholly owned direct subsidiary of, Host Marriott Corporation, a Delaware corporation (the "Parent" or "Host Marriott"). The general partner of the Partnership, Hotel Properties Management, Inc., a Delaware corporation (the "General Partner"), is a wholly owned direct subsidiary of Parent and an affiliate of the Purchaser. Upon consummation of the Offer, Parent, through the General Partner and the Purchaser, will be in a position to influence substantially all significant decisions with respect to the Partnership, except decisions relating to matters where Parent, the Purchaser, the General Partner or their affiliates have an actual economic interest other than as a holder of Units (a "Unitholder"). See "Plans for the Partnership; Certain Effects of the Offer." Under Delaware law, the General Partner has a fiduciary duty to the Partnership and is required to exercise good faith and loyalty in all its dealings with respect to Partnership affairs. The General Partner has advised the Purchaser that it will conduct the affairs of the Partnership (including its actions relating to the Consent Solicitation and response to this Offer) in accordance with its fiduciary duty.

  THE GENERAL PARTNER IS A WHOLLY OWNED DIRECT SUBSIDIARY OF HOST MARRIOTT AND AN AFFILIATE OF THE PURCHASER AND, THEREFORE, HAS SUBSTANTIAL CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. ACCORDINGLY, THE GENERAL PARTNER MAKES NO RECOMMENDATION TO ANY UNITHOLDER TO TENDER OR TO REFRAIN FROM TENDERING HIS OR HER UNITS. EACH UNITHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER OR NOT TO TENDER, BASED UPON A NUMBER OF FACTORS, INCLUDING THE UNITHOLDER'S FINANCIAL POSITION, NEED OR DESIRE FOR LIQUIDITY, OTHER FINANCIAL OPPORTUNITIES, WILLINGNESS AND ABILITY TO BEAR THE ECONOMIC RISKS OF THE INVESTMENT AND TAX POSITION. SEE "SPECIAL FACTORS--POSITION OF THE GENERAL PARTNER; FAIRNESS OF THE OFFER."

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS:

    (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE AT LEAST 450 UNITS (THE "MINIMUM TENDER CONDITION"); AND

    (2) PRIOR TO THE TIME OF ACCEPTANCE FOR PAYMENT OF UNITS TENDERED PURSUANT TO THE OFFER, THE PARTNERSHIP HAVING RECEIVED FROM THE HOLDERS OF RECORD OF LIMITED PARTNERSHIP INTERESTS IN THE PARTNERSHIP (THE "LIMITED PARTNERS") HOLDING A MAJORITY OF THE OUTSTANDING UNITS CONSENTS TO CERTAIN AMENDMENTS TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP (THE "PARTNERSHIP AGREEMENT") PRIOR TO THE TIME OF ACCEPTANCE FOR PAYMENT OF UNITS TENDERED PURSUANT TO THE OFFER (THE "LIMITED PARTNERS' CONSENT CONDITION").

  A "sale or exchange" of 50% or more of the total interest in a partnership's capital and profit within any twelve-month period would result in termination of the partnership for Federal income tax purposes (a "Section 708 Termination"), pursuant to Section 708(b)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"). In accordance with the Partnership Agreement, no Unit may be sold or exchanged if, when added to the total of all other Units sold or exchanged within a period of twelve consecutive months prior thereto, such sale or exchange would, in the opinion of legal counsel for the Partnership, result in a Section 708 Termination.

Accordingly, the Purchaser is tendering for only 450 Units (which, if purchased, would result in the General Partner and the Purchaser owning 46.05% of the outstanding Units, as described below). In the event the Offer is consummated and all 450 Units are purchased, the number of Units that may be sold or exchanged by all Unitholders (including the Purchaser and the General Partner) in the twelve months following consummation of the Offer will be limited. In this regard, the General Partner is required, pursuant to the terms of the Partnership Agreement, to impose a suspension of any sales and exchanges of Units that would result in a Section 708 Termination (the "Transfer Restriction"). In determining applicability of the Transfer Restriction, the General Partner is required to take into account both the 450 Units purchased pursuant to the Offer and any other sales or exchanges of Units that occur prior to or following the consummation of the Offer.

  Tendering Unitholders will not be obligated to pay brokerage commissions or, except as otherwise provided in Instruction 5 to the Letter of Transmittal, transfer taxes on the purchase of Units pursuant to the Offer. The Purchaser will pay all charges and expenses associated with the Offer.

  The Partnership has informed the Purchaser that, as of November 14, 1996, there were 1,000 Units issued and outstanding, held of record by 1,165 Unitholders. The General Partner owned ten and one-half (10.5) Units as of November 14, 1996, which represents 1.05% of the total Units. The General Partner has informed the Purchaser that it does not intend to tender any such Units pursuant to the Offer. The Minimum Tender Condition requires that there be validly tendered and not withdrawn by the Expiration Date 450 Units which, together with the 10.5 Units owned by the General Partner, would result in ownership by the General Partner and the Purchaser of 46.05% of the Units outstanding.

  Parent has retained Trust Company of America to act as the Information Agent (the "Information Agent"). Parent has retained GEMISYS, Inc. to act as the Depositary in connection with the Offer.

  The Limited Partners' Consent Condition requires that, immediately prior to the time of acceptance for payment of Units tendered pursuant to the Offer, the Partnership shall have received from Limited Partners holding a majority of the outstanding Units valid and effective consents that have not been rescinded or revoked to certain of the proposed amendments to the Partnership Agreement necessary and sufficient in the judgment of the Purchaser in order to permit the consummation of the Offer and the transactions contemplated thereby. See "Special Factors--Limited Partners' Consent."

  The Offer will expire at 6:00 P.M., New York City time, on Friday, December 20, 1996, unless extended.

  The following chart depicts the relationship between Host Marriott, the Purchaser and the Partnership.

                        -------------------------------
                           Host Marriott Corporation
                                   (Parent)
                        -------------------------------

                     100%                                      100%



 ---------------------                                    --------------------
   Hotel Properties                                         MHP Acquisition
   Management, Inc.                                          Corporation
   (General Partner)                                         (Purchaser)
 ---------------------                                    --------------------
                               Limited Partners
                               ----------------
           1%
                                         99%



                      ----------------------------------
                        Marriott Hotel Properties, L.P.
                                 (Partnership)
                      ----------------------------------

  THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                    SUMMARY

  Unitholders are urged to read carefully this Offer to Purchase, particularly the matters discussed under "Risk Factors" and "Special Factors," and the accompanying Letter of Transmittal before deciding whether to tender their Units. The following is a summary of certain information contained in this Offer to Purchase. The summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information set forth elsewhere in this Offer to Purchase. Capitalized terms used in this summary shall have the defined meanings as set forth in the body of the Offer to Purchase and in the Glossary.

HOST MARRIOTT, THE PURCHASER AND THE PARTNERSHIP

  The Partnership.........    The Partnership is a Delaware limited partnership
                              with its principal executive offices located at 10400 Fernwood Road, Bethesda, Maryland 20817 and its telephone number is (301) 380-2070. The
                              Partnership was formed in 1984 and currently owns the Orlando Hotel and a 50.5% partnership interest in the Harbor Beach Partnership, which owns the Harbor Beach Hotel. The Hotels are operated by MII, formerly a wholly-owned subsidiary of Parent that was spun-off in October
                              1993, and is now a publicly held company.

                              The Partnership has no directors or officers. The business and policymaking functions of the Partnership are carried out through the directors and executive officers of the General Partner. The General Partner is Hotel Properties Management, Inc., a Delaware corporation, which is a wholly owned direct subsidiary of Host Marriott and an affiliate of the Purchaser. All the officers and directors of the General Partner are also officers or employees of Host Marriott; none of the officers and directors of the General Partner is an officer or director of the Purchaser. Pursuant to the terms of the Partnership Agreement as currently in effect MII is deemed to be an affiliate of the Partnership. Likewise, the General Partner is deemed an affiliate of MII.

  Host Marriott...........    Host Marriott, a Delaware corporation, is one of
                              the larger owners of lodging properties in the world. Substantially all of Host Marriott's 77 owned lodging properties are operated under Marriott brand names and managed by MII. Host
                              Marriott's primary focus is on the acquisition of full service lodging properties (primarily
                              Marriott Hotels, Resorts and Suites). Host
                              Marriott also holds minority interests in various partnerships that own approximately 254 additional hotel properties operated by MII. The principal office of Host Marriott is 10400
                              Fernwood Road, Bethesda, Maryland 20817 and its telephone number is (301) 380-2070.

  The Purchaser...........    The Purchaser, a Delaware corporation and a
                              wholly owned direct subsidiary of Host Marriott, was incorporated on November 14, 1996, for the purpose of acquiring the Units, and has engaged in no activities to date, other than those inci-dental to its organization and making the Offer.
                              All the officers and directors of the Purchaser are also officers or employees of Host Marriott;
                              none of the officers and
                              directors of the Purchaser is an officer or director of the General Partner. The principal office of the Purchaser is located at 10400
                              Fernwood Road, Bethesda, Maryland 20817 and its telephone number is (301) 380-2070.

THE OFFER

  Number of Units.........    The Offer relates to 450 of the 1,000 outstanding
                              Units.

  Offer Price.............    $80,000 net per Unit in cash.

  Comparative Price
   Information............    The Partnership sold 1,000 Units in a private
                              placement in 1985, for an aggregate of $100,000 per Unit, payable in six installments as follows:
                              $10,000 at subscription, $12,000 (May 15, 1986),
                              $20,500 (May 15, 1987), $19,500 (May 15, 1988),
                              $19,000 (May 15, 1989), and $19,000 (May 15,
                              1990). During 1996, the average price for the
                              23.5 Units that have been transferred on the rec-ords of the Partnership was $24,664. As part of preparing its opinion, American Appraisal esti-mated that the net asset value per Unit which could be obtained if the Hotels were sold as go-ing concerns would be between $69,400 and $102,800 per Unit, subject to the assumptions set forth in its opinion.

  Proration...............    In the event more than 450 Units are validly ten-
                              dered and not properly withdrawn, the Purchaser will accept for payment 450 Units on a pro rata basis based upon the number of Units properly tendered and not withdrawn by the Expiration
                              Date.

                              Following consummation of the Offer it is the Purchaser's current intention to acquire addi-tional Units beginning after the end of a twelve month period. Any such acquisition may be made through private purchases, a future tender offer, or by any other means deemed advisable by the Purchaser. The Purchaser currently anticipates that in acquiring additional Units (other than pursuant to a future tender offer), it will give priority to the acquisition of fractional inter-ests of Units resulting from proration of Units tendered in the Offer and that such acquisitions may be at a price equivalent to the Offer Price on a per Unit basis. However, the Purchaser is not obligated to make any such acquisitions and any acquisitions of additional Units, if made, may be at a price higher or lower than the Offer Price. The Purchaser currently intends to wait until at least twelve months after consummation of the Offer to acquire any additional Units so as to not cause a Section 708 Termination. Busi-ness conditions existing after the end of the twelve month period following consummation of the Offer may make it impractical or inadvisable for the Purchaser to acquire any additional Units at that time. Host Marriott does not believe that consummation of the Offer will result in the ter-mination of the Partnership's reporting obliga-tions under the Exchange Act.

  Conditions..............    The Offer is subject to a number of conditions,
                              including the tender of a minimum of 450 Units and the approval by the Limited Partners of cer-tain amendments to the Partnership Agreement.

  Expiration, Proration
   and Withdrawal Date....    6:00 p.m., New York City time, Friday, December
                              20, 1996, unless extended.

POSITION OF THE GENERAL PARTNER

  Conflicts of Interest...    Since the General Partner is a wholly owned di-
                              rect subsidiary of Host Marriott and an affiliate of the Purchaser, the General Partner has sub-stantial conflicts of interest with respect to the Offer. The General Partner owns 10.5 Units, which represent 1.05% of the total Units out-standing. See, "Special Factors--Purpose of the Offer" and "--Conflicts of Interest."

  No Recommendation.......    The General Partner makes no recommendation to
                              any Unitholder whether to tender or to refrain from tendering his or her Units. Each Unitholder must make his or her own decision whether or not to tender.

  Fiduciary Obligations...    Under Delaware Law, the General Partner has a fi-
                              duciary duty to the Partnership and is required to exercise good faith and loyalty in all its dealings with respect to Partnership affairs.
                              See, "Special Factors--Purpose of the Offer" and
                              "--Conflicts of Interest."

POSITION OF HOST MARRIOTT
 AND THE PURCHASER            Host Marriott and the Purchaser believe that the
                              consideration to be received by Unitholders pur-suant to the Offer is fair to the Unitholders.

                              American Appraisal has delivered to Host Marriott and the Purchaser its written opinion that the terms and conditions of the Offer, including the consideration to be received in the Offer, are fair, from a financial point of view, to the Unitholders (other than Host Marriott, the Pur-chaser and the General Partner).

PURPOSE OF THE OFFER          The purpose of the Offer is for the Purchaser
                              and, indirectly, Host Marriott to increase the number of Units owned and their economic interest in the Partnership without the occurrence of a
                              Section 708 Termination. Consummation of the Of-fer will allow the Purchaser and, indirectly, Host Marriott, to have a greater economic inter-est in, and greater control of, the quality full service lodging properties owned by the Partner-ship. The increase of the economic interest in the Partnership which would result from acquisi-tion of 450 Units, together with the approval of certain amendments to the Partnership Agreement, is expected to allow Host Marriott to consolidate for accounting purposes the Hotels in Host
                              Marriott's financial statements. In addition, the Purchaser and Parent are making the Offer with a view to making a profit. The acquisition of the Units has been structured as a cash tender offer for 450 Units in order to (i) provide a prompt and orderly transfer of ownership from public
                              Unitholders to the Purchaser, (ii) provide
                              Unitholders with an opportunity to dispose of their Units for cash, (iii) permit Unitholders who do not desire to sell their Units to remain limited partners of the Partnership, and (iv) avoid the occurrence of a Section 708 Termination of the Partnership.

EFFECT OF SALE IN THE OFFER   The sale by a Unitholder of Units in the Offer
                              will eliminate the opportunity for such
                              Unitholder to participate in the benefit of in-creases, if any, in the value of the Partner-ship's businesses and properties following con-summation of the Offer and to receive future dis-tributions, if any, in respect of Partnership's operations (except to the extent a tendering
                              Unitholder continues to hold Units due to prora-tion of the number of Units accepted or other-
                              wise).

RISK FACTORS; SPECIAL FACTORS In their evaluation of the Offer, Unitholders should carefully consider the information con-tained under the captions "Risk Factors" and "Special Factors."

CERTAIN TAX CONSIDERATIONS
   Unitholders Who
    Tender.................   The sale of Units pursuant to the Offer will be
                              treated for federal income tax purposes as a tax-
                              able sale of such Units. The General Partner es-
                              timates that, as of December 31, 1996, a
                              Unitholder who purchased a Unit on the Unit Of-
                              fering Closing Date (November 27, 1985) and who
                              has held that Unit continuously since that time
                              would recognize approximately $143,300 of capital
                              gain per Unit and approximately $5,100 of ordi-
                              nary income per Unit if such Unitholder were to
                              sell the Unit at the Offer Price. The General
                              Partner estimates that, as of December 31, 1996,
                              a Unitholder who purchased a Unit on the Unit Of-
                              fering Closing Date, who has held that Unit con-
                              tinuously since that time, and whose Unit is and
                              has been the Unitholder's only investment in a
                              passive activity would have a passive activity
                              loss carryforward of $39,500. The amounts of tax-
                              able gain per Unit and ordinary income per Unit
                              that would be recognized by a Unitholder who ac-
                              quired some or all of his or her Units after the
                              Unit Offering Closing Date will depend upon when
                              such Unitholder acquired his Units and the price
                              paid for the Units (as adjusted for subsequent
                              allocations of Partnership income and loss and
                              subsequent Partnership distributions).
                              Unitholders who tender Units pursuant to the Of-
                              fer will be allocated Partnership taxable income
                              for the period November 1, 1996 through the last
                              day of the accounting period ending on or before
                              the date tenders of Units are accepted for pay-
                              ment (for example, the accounting period ended
                              November 29, 1996, if the Offer is consummated on
                              December 26, 1996). Although such Unitholders
                              will not receive a distribution with respect to
                              this income, the last cash distribution made to
                              tendering Unitholders occurred on November 1,
                              1996 and consisted of the cash available for dis-
                              tribution to Unitholders under the terms of the
                              Partnership Agreement for the period June 1995
                              through October 1996 from operations of the Or-
                              lando Hotel and for the period of April 1996
                              through October 1996 for the Harbor Beach Hotel,
                              based upon available cash flow from the opera-
                              tions of the Partnerships.
  Non-Tendering
   Unitholders............    Consummation of the Offer alone will not result
                              in taxable gain or loss for non-tendering
                              Unitholders.

  All Unitholders.........    Consummation of the Offer alone will not result
                              in a Section 708 Termination of the Partnership.
                              There is a risk however, that consummation of the Offer, together with other transfers of Units occurring before or after consummation of the Offer, could result in a Section 708 Termination.
                              In that event, the average depreciation
                              deductions available to non-tendering and prorated Unitholders would decrease for a period of time following the consummation of the Offer
                              (thereby increasing the taxable income allocable to their Units each such year). However, for non-tendering Unitholders who acquired their Units on the Unit Offering Closing Date and who have held their Units continuously since that time, total depreciation deductions over the useful lives of the assets of the Partnership would not change;
                              only the timing of such deductions would change.
                              The General Partner intends to implement measures following consummation of the Offer that are intended to prevent a Section 708 Termination.
                              There can be no assurance, however, that these measures will be successful.


LIMITED PARTNERS' CONSENT     The Purchaser's obligation to accept Units for
                              payment pursuant to the Offer is conditioned upon the receipt from Limited Partners holding a majority of the outstanding Units of valid and effective consents to certain amendments to the Partnership Agreement necessary and sufficient in the judgment of the Purchaser in order to permit the consummation of the Offer. The Partnership is soliciting these consents in consent solicitation materials, which are being separately provided by the General Partner to Limited Partners. The
                              General Partner is not entitled to vote its 10.5
                              Units on the proposed amendments, nor are any Unitholders that have not been admitted as Limited Partners. Currently, a total of 3.5 Units
                              (0.35% of the Units outstanding) are held by Affiliates of the General Partner or their officers and directors. Three of these Units are owned by persons who are not officers or directors of the General Partner or Parent and the General Partner has no basis for forming an expectation as to whether or how the holders of three of these Units will vote, but expects that the holder of a half-Unit will vote his half-Unit in favor of the proposed amendments.

                                 RISK FACTORS

  In their evaluation of the Offer, Unitholders should carefully consider the following:

  No Arm's Length Determination of Offer Price. The Offer Price (as well as the other terms and conditions of the Offer) was established by Host Marriott, which is the direct parent of the General Partner, and is not the result of arm's length negotiations.

  Conflicts of Interest with Respect to the Offer. The General Partner is a wholly owned direct subsidiary of Host Marriott and an affiliate of the Purchaser and, therefore, has substantial conflicts of interest with respect to the Offer. The General Partner makes no recommendation to any Unitholder to tender or to refrain from tendering his or her Units.

  No Unaffiliated Representative Retained. No unaffiliated person has been retained to represent the Limited Partners and to act solely on their behalf to negotiate or evaluate the Offer. If an unaffiliated person had been engaged, the terms and conditions of the Offer might have been different, and possibly more favorable, to Unitholders who elect to tender their Units.

  Control of the Purchaser and the General Partner. The Purchaser and the General Partner are each a wholly owned direct subsidiary of Parent. Consequently, Parent has at all times had the ability to control the Purchaser and General Partner. All the officers and directors of the Purchaser and the General Partner are also officers and/or employees of Parent.

  Control by Parent of Most Partnership Decisions. The General Partner currently controls virtually all aspects of the Partnership's operations and the General Partner's approval is required for all Partnership actions (including, without limitation, a sale of all or substantially all of the Partnership's assets). Upon consummation of the Offer, Parent, through the General Partner and the Purchaser, will be in a position to influence substantially all significant matters affecting the Partnership, including those that require the consent of Limited Partners holding a majority of the Units (because the General Partner has broad rights to control the Partnership and together with the Purchaser will beneficially own 46.05% of the outstanding Units), except decisions relating to matters where such parties and their affiliates have an actual economic interest other than as a Unitholder. This power will permit Parent to influence substantially most significant decisions and decide such matters as the timing of the liquidation of the Partnership, a sale of more than 25% of the Partnership's assets (to an entity other than Parent, the Purchaser, the General Partner or any of their respective Affiliates), or a merger or other extraordinary transaction. Under the terms of the Partnership Agreement, the Partnership can be dissolved upon the agreement by Limited Partners holding a majority of the then outstanding Units entitled to vote.

  Control by the General Partner and Parent of Sales of Certain Assets. As a result of one of the amendments to the Partnership Agreement upon which consummation of the Offer is conditioned, the General Partner will be authorized to sell certain assets of the Partnership, including the Orlando Hotel and the Partnership's 50.5% partnership interest in the Harbor Beach Partnership (which together constitute substantially all of the assets of the Partnership) to an independent third party (including MII, assuming satisfaction of the Limited Partners Consent Condition) without obtaining the consent of the Limited Partners. The General Partner has no current intention of selling any asset of the Partnership, including the Orlando Hotel and the Harbor Beach Interest, or voting the Harbor Beach Interest in favor of the sale of any asset of the Harbor Beach Partnership, including the Harbor Beach Hotel.

  Possible Increase in Value. Parent believes that the Partnership's properties have increased in value over the last few years and, although there can be no assurance, may continue to appreciate in value. Current trends in the hotel industry indicate that, at least through 1998, the outlook for the lodging industry remains positive. Demand increases are expected to continue to outpace supply additions. Tendering Unitholders will not be able to benefit from any possible future increase in the value of the Partnership's properties.

  Alternatives to Tendering Units. As alternatives to tendering their Units, Unitholders could retain their Units (and continue to receive cash distributions, if any, paid by the Partnership), or seek a private sale of their Units now or later, subject to the potential imposition of the Transfer Restriction. Although Host Marriott cannot predict the amount of cash that may be available for future distributions from the Partnership or the amount that could be realized in a private sale of Units, such amounts could exceed the Offer Price, at least in absolute terms. It is the Purchaser's current intention to acquire additional Units, giving priority to the acquisition of fractional interests of Units resulting from proration of Units tendered in the Offer (unless such acquisitions are pursuant to a future tender offer) beginning after the end of a twelve month period following consummation of the Offer. The Purchaser is not obligated to make any such acquisitions and any acquisitions of additional Units, if made, may be at a price higher or lower than the Offer Price.

  Offer Price May Not Represent Future Liquidation Value. Although Host Marriott cannot predict the future value of the Partnership's assets, the Offer Price could be substantially less than the net proceeds that could be realized upon a future liquidation of the Partnership. In accordance with the Partnership Agreement, the term of the Partnership will expire on January 1, 2106, although it is expected that the Partnership may terminate sooner than 2106. If the Offer Price per Unit is lower than the final per Unit liquidation value, Parent would benefit upon the liquidation of the Partnership from the spread between the Offer Price for the tendered Units and the final per Unit liquidation value. Accordingly, Unitholders might receive more money, at least in absolute terms, if they did not tender their Units and instead continued to hold such Units and ultimately receive proceeds from the liquidation of the Partnership. Unitholders, however, may prefer to receive the Offer Price now rather than wait for uncertain future net liquidation proceeds.

  Attractive Investment for Parent. The Purchaser and Parent are making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser and Parent to purchase Units at a low price and the desire of the Unitholders to sell their Units at a high price.

  Proration. In the event more than 450 Units are validly tendered and not withdrawn, the Purchaser will accept for payment 450 Units on a pro rata basis based upon the number of Units properly tendered by the Expiration Date and not withdrawn. Accordingly, in the event of proration, tendering Unitholders will continue to own partial interests in Units equal to the number of Units, or fractional interests therein, not accepted by the Purchaser pursuant to proration and will not be able to sell or transfer their entire interest in their Units to the Purchaser.

  Loss of Future Distributions. Unitholders who tender their Units in accordance with the terms of the Offer transfer all right, title and interest in and to all Units that are tendered and accepted and all distributions in respect of such Units on or after the date of this Offer. Accordingly, as a result of consummation of the Offer, the Purchaser would be entitled to receive any future distributions from the operations of the Partnership to the extent of the number of Units acquired in the Offer. There can be no assurance that amounts would be available for distribution or, if available, that such amounts would be fully distributed. Unitholders who tender their Units in accordance with the terms of the Offer would not be entitled to receive any such distributions with respect to the Units (or the portion thereof) accepted for purchase.

  Partnership Term. In accordance with the Partnership Agreement, the term of the Partnership will expire on January 1, 2106, although it is expected that the Partnership may terminate sooner than 2106. Host Marriott currently has no plans to liquidate or dissolve the Partnership.

  Lack of Trading Market. There is no established or regular trading market for the Units, nor is there another reliable standard for determining the fair market value of the Units. Unitholders who desire liquidity may wish to consider the Offer. The Offer affords Unitholders an opportunity to dispose of their Units for cash, which alternative otherwise might not be available to them currently or in the foreseeable future, particularly given the effect of the possible imposition of the Transfer Restriction. However, the Offer Price is not intended to represent the highest or most likely price that would be achieved in an open market for a Unit or the Partnership's assets on a per Unit basis.

  Transfer Restriction. A "sale or exchange" of 50 percent or more of the interest in a partnership's capital and profit within a twelve-month period results in a Section 708 Termination. In accordance with the Partnership Agreement, no Unit may be sold or exchanged if, when added to the total of all other Units sold or exchanged within a period of twelve consecutive months prior thereto, such sale or exchange would, in the opinion of legal counsel for the Partnership, result in a Section 708 Termination. Accordingly, in the event the Offer is consummated and all 450 Units are purchased, the number of Units that may be sold or exchanged in the twelve months following consummation of the Offer may be limited. In this regard, the General Partner is required, pursuant to the terms of the Partnership Agreement, to impose the Transfer Restriction on any sales and exchanges of Units that would result in a Section 708 Termination. In determining the applicability of the Transfer Restriction, the General Partner is required to take into account both the 450 Units transferred pursuant to the Offer and any other sales or exchanges of Units that occur prior to or following the consummation of the Offer. There can be no assurance, however, that the Transfer Restriction would be successful in preventing a transfer that would cause a Section 708 Termination. The Purchaser has been advised by the General Partner that the General Partner intends to assert liability against, and may seek to enjoin, any Unitholder that attempts to sell or exchange Units in contravention of the provisions of the Partnership Agreement. The General Partner will notify all Limited Partners promptly after imposition of the Transfer Restriction, as well as, when such Transfer Restriction is lifted.

  EACH UNITHOLDER MUST MAKE HIS OR HER OWN DECISION REGARDING THE OFFER BASED ON HIS OR HER PARTICULAR CIRCUMSTANCES. UNITHOLDERS SHOULD CONSULT WITH THEIR RESPECTIVE ADVISORS ABOUT THE FINANCIAL, TAX, LEGAL AND OTHER IMPLICATIONS TO THEM OF ACCEPTING THE OFFER.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFER

  Marriott Hotel Properties Limited Partnership, a Delaware limited partnership (the "Partnership") was formed in 1984 to acquire, construct, own and operate the 1,503-room Marriott Orlando World Center Hotel (the "Orlando Hotel"). The Partnership currently owns the Orlando Hotel and the 190 acres of land on which it is located and a 50.5% partnership interest in Lauderdale Beach Association (the "Harbor Beach Partnership"), a Florida general partnership that owns the 624-room Marriott Harbor Beach Resort (the "Harbor Beach Hotel") in Ft. Lauderdale, Florida. The Partnership has no present plans that would result in the acquisition of any other properties.

  The Orlando Hotel and the Harbor Beach Hotel (together, the "Hotels"), are operated as part of the Marriott Hotels, Resorts and Suites full-service hotel system. The Orlando Hotel is managed by Marriott International, Inc. (together with its subsidiaries, "MII") under a long-term management agreement (the "Management Agreement") and the Harbor Beach Hotel is leased to Marriott Hotel Services, Inc. (the "Operating Tenant"), a wholly owned subsidiary of MII, under a long-term lease (the "Operating Lease"). The Hotels have the right to use the Marriott name pursuant to the Management Agreement and Operating Lease, respectively. If the Management Agreement and/or the Operating Lease are terminated, the Partnership will lose such right for all purposes other than the name of the Partnership. See "--Interests of Certain Persons."

  Host Marriott Corporation, a Delaware corporation ("Host Marriott" or "Parent"), which is the direct parent of Hotel Properties Management, Inc., a Delaware corporation (the "General Partner") and MHP Acquisition Corp., a Delaware corporation (the "Purchaser"), is one of the larger owners of lodging properties in the world, owning 77 lodging properties that are operated under Marriott brand names and are generally (but not exclusively) managed by MII. Host Marriott is the largest owner of hotels operated under the Marriott name and also holds minority interests in various partnerships that own approximately 254 additional properties operated by MII.

  Host Marriott seeks to grow primarily through the acquisition of full service hotels in the U.S. and abroad and believes that the market currently offers opportunities to acquire such assets on favorable terms. During the 36-week fiscal period ended September 6, 1996, Host Marriott purchased or acquired controlling interests in 21 full service hotels totaling approximately 9,991 rooms in separate transactions. On June 14, 1996, Host Marriott acquired by means of a tender offer over 50% of the units of limited partnership interest in an affiliated partnership, which owns three full service hotels and a 50% interest in another full service hotel, together totaling approximately 3,400 rooms, giving Host Marriott the ability to consolidate for accounting purposes the financial results of the affiliated partnership in Host Marriott's financial statements. During 1995, Host Marriott acquired 9 full service hotels totaling approximately 3,900 rooms in separate transactions for approximately $390 million. In 1994, Host Marriott acquired 15 full service hotels totaling approximately 6,100 rooms in separate transactions for approximately $440 million. Host Marriott also provided 100% financing in 1994, totaling approximately $35.7 million, to an affiliated partnership, in which Parent owns the sole general partner interest, for the acquisition of two full service hotels (totaling 684 rooms). Additionally, Host Marriott acquired a controlling interest in one 662-room full service hotel through an equity investment of $16 million and debt financing of $36 million (the debt was subsequently sold in 1995).

  In 1996, in connection with its strategy of growing through the acquisition of full service hotels, Parent decided to explore and assess opportunities relating to the full service hotels owned by the Partnership. Host Marriott concluded that an acquisition strategy could provide a mutually beneficial opportunity for Host Marriott and the holders ("Unitholders") of units of limited partnership interest in the Partnership (the "Units"). From Parent's perspective, it would provide an opportunity to acquire control of quality full service lodging properties, while providing the Unitholders with the opportunity to dispose of an otherwise illiquid investment at a price that Host Marriott believes is fair.

  On May 1, 1996, Host Marriott retained American Appraisal Associates, Inc. ("American Appraisal"), subject to agreeing on the terms of an engagement letter, for the purpose of rendering an opinion as to whether the terms and conditions (including the cash consideration to be received) of the contemplated Offer to Purchase and Letter of Transmittal (together with any supplement thereto, the "Letter of Transmittal" and which together with the Offer to Purchase, constitutes the "Offer") are fair, from a financial point of view, to the Unitholders (other than Parent, the Purchaser and the General Partner). On June 24, 1996, Host Marriott accepted a signed engagement letter from American Appraisal.

  On August 1, 1996, the proposed transaction was presented to the Board of Directors of Parent, which unanimously authorized making an offer.

POSITION OF THE GENERAL PARTNER; FAIRNESS OF THE OFFER

  Since the General Partner is a wholly owned direct subsidiary of Parent and an affiliate of the Purchaser, the General Partner has substantial conflicts of interest with respect to the Offer. See "Interests of Certain Persons" below. Accordingly, the General Partner makes no recommendation to any Unitholder whether to tender or to refrain from tendering his or her Units. EACH UNITHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER OR NOT TO TENDER BASED UPON A NUMBER OF FACTORS, INCLUDING THE UNITHOLDER'S FINANCIAL POSITION, NEED OR DESIRE FOR LIQUIDITY, OTHER FINANCIAL OPPORTUNITIES, WILLINGNESS AND ABILITY TO BEAR THE ECONOMIC RISKS OF THE INVESTMENT AND TAX POSITION. The General Partner believes, however, that the Offer provides all Unitholders who desire liquidity the opportunity to receive cash for their Units without paying fees or commissions often paid in connection with secondary sale transactions. There can be no assurance, however, that a secondary sale transaction would not result in a higher price per Unit than the price offered by the Purchaser.

DETERMINATION OF OFFER PRICE

  The price of $80,000 per Unit (the "Offer Price") (as well as the other terms and conditions of the Offer) was established by Host Marriott, which is the parent of the General Partner, and is not the result of arm's length negotiations between Host Marriott or the Purchaser and the Partnership. No unaffiliated representative has been retained to act solely on behalf of the Unitholders to negotiate or evaluate the Offer. If an unaffiliated person had been engaged, the terms and conditions of the Offer might have been different, and possibly more favorable, to Unitholders who elect to tender their Units. American Appraisal did not participate in establishing any terms of the Offer. American Appraisal was retained solely to render its opinion as to whether the terms and conditions of the Offer, including the consideration to be received in the Offer, are fair, from a financial point of view, to Unitholders (other than Host Marriott, the Purchaser and the General Partner). The General Partner, which is controlled by Parent, makes no recommendation with respect to the Offer because of conflicts of interest resulting from its affiliations with Parent and the Purchaser. See "Position of the General Partner; Fairness of the Offer" above.

  Host Marriott established the Offer Price based upon its belief that such price would be both fair to the Unitholders who desire liquidity and acceptable to Host Marriott in view of its desire to make a profit over time in connection with the transaction. The Offer Price was established at an amount that would provide an internal rate of return on a pre-tax basis, taking into account the financial condition, hotel market considerations and risks of the Partnership, that is comparable to other hotel transactions completed by Host Marriott. Based on other acquisitions completed by Host Marriott in the last two years, these rates of return typically have ranged from 12% to 15%. The internal rate of return represents the discount rate that must be applied to a cash flow stream over a period of time from an investment in order for the present value of that discounted cash flow stream to equal the amount of the original investment. In addition, Host Marriott considered the present value of the original installment contributions made by the Unitholders in the Partnership, as well as the recent trading price of the Units in secondary transactions and the level of distributions received by the Unitholders to date. See "The Tender Offer--Section 5--Price Range of Units; Distributions" below. Host Marriott conducted no additional analyses in determining the Offer Price.

POSITION OF PARENT AND THE PURCHASER REGARDING FAIRNESS OF THE OFFER

  Parent and the Purchaser believe that the consideration to be received by Unitholders pursuant to the Offer is fair to the Unitholders. In reaching this determination, Parent and the Purchaser considered the following factors:

    (a) The relative illiquidity of the Units, for which there is no existing market, and the corresponding inability of Unitholders to dispose of their Units except in privately negotiated sale transactions;

    (b) The ability of Unitholders to obtain liquidity for their Units at the present time as a way to realize the value of their holdings;

    (c) The fact that the $80,000 per Unit Offer Price represents a 224% premium over the $24,664 per Unit average price for the 23.5 Units transferred on the records for the Partnership in 1996 and a 368% premium over the $17,086 per Unit average price for 4.5 Units transferred on the records of the Partnership during 1995. The prices for Units quoted herein reflect only the sales or exchanges recorded on the transfer records of the Partnership and information provided by the General Partner.

    (d) The fact that the $80,000 per Unit Offer Price represents a 220% premium over the $25,000 per Unit that a Unitholder not affiliated with the Purchaser has offered to several Unitholders during 1996 for Units. The prices for Units quoted herein represent information known to the General Partner as of September 7, 1996 and do not represent reported bid quotations. The Purchaser and General Partner disclaim any knowledge of whether such person continues to make such offer;

    (e) The different risk profiles of Parent and individual Unitholders. Parent has considered, in view of its large portfolio of 77 full service lodging properties and interests in partnerships owning approximately 254 additional lodging properties, the likelihood that the risk of increased operating pressure on the Hotels is one that it may be better able and more willing to bear than individual Unitholders, who do not have a diversified portfolio of lodging properties. In this regard, Parent also has considered the likelihood that, while individual Unitholders might be willing to accept potential growth in profits generated by the Hotels in an improving market, it may be better able and more willing to bear the cyclical downturns of the U.S. lodging industry.

    (f) The fact that the Offer is structured as a cash tender offer for 450 of the 1,000 outstanding Units, which will permit Unitholders to participate if they so desire, but which will not force out Unitholders who wish to retain their investment;

    (g) The written opinion of American Appraisal described below in "Opinion of American Appraisal" to the effect that the terms and conditions of the Offer (including the $80,000 per Unit cash consideration to be received by Unitholders in the Offer) are fair, from a financial point of view, to such Unitholders (other than Parent, the Purchaser and the General Partner), as well as the judgment of Parent that the review performed by American Appraisal in arriving at its opinion was reasonable and analytically sound (in this respect, Parent took such analyses into account in its overall evaluation of the Offer but did not review the methodologies and the appropriateness of the assumptions used by American Appraisal);

    (h) A review of the possible alternatives to the Offer, including (i) the possibility of purchasing the Hotels and/or the interest of the other partner in the Harbor Beach Partnership, based upon the likely liquidation value, as quantified by American Appraisal's market value analysis, of the Partnership's assets as described in the opinion of American Appraisal, including the potential realizable value to the Unitholders from an orderly sale of these assets, and (ii) the possibility of private sales of Units by Unitholders, based upon the limited trading history of the Units and relatively low prices received for such sales in secondary market transactions. The possibility of purchasing the Hotels and/or the interests of the other partner in the Harbor Beach Partnership was not pursued due to the expense and possible adverse tax consequences to both the General Partner and Limited Partners of such a transaction;

    (i) The Management Agreement pursuant to which the Orlando Hotel is managed by MII and the Operating Lease pursuant to which the Harbor Beach Hotel is leased to the Operating Tenant, including the extent to which these long-term contracts would limit the universe of potential buyers of the Hotels and adversely affect the selling price; and

    (j) Following consummation of the Offer, the fact that it is the Purchaser's current intention to acquire additional Units beginning after the end of the twelve month period. Any such acquisition may be made through private purchases, a future tender offer, or by any other means deemed advisable by the Purchaser. The Purchaser currently anticipates that in acquiring additional Units (other than pursuant to a future tender offer), it will give priority to the acquisition of fractional interests of Units resulting from proration of Units tendered in the Offer and that such acquisitions may be at a price equivalent to the Offer Price on a per Unit basis. However, the Purchaser is not obligated to make any such acquisitions, and any acquisitions of additional Units, if made, may be at a price higher or lower than the Offer Price. The Purchaser currently intends to wait until at least twelve months after consummation of the Offer to acquire any additional Units so as to not cause a Section 708 Termination. Business conditions existing after the end of the twelve month period following consummation of the Offer may make it impractical or inadvisable for the Purchaser to acquire any additional Units at that time. Host Marriott does not believe that consummation of the Offer will result in the termination of the Partnership's reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  In view of the wide variety of factors considered in connection with the evaluation of the Offer, Parent and the Purchaser did not find it practical to, nor did they, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching their opinion. Parent and the Purchaser considered each of the factors listed above in light of their knowledge of the business and operations of the Partnership and their business judgment. In reviewing the above factors, Parent and the Purchaser believe that the factors described in paragraphs (a)-(d) and (f)-(j) were favorable to the determination regarding the fairness of the Offer, and that the factors set forth in paragraph (e) were neither favorable nor unfavorable. No other factors were considered by Parent and the Purchaser, and Parent and the Purchaser did not consider any of the factors to be unfavorable to the determination that the consideration to be received by Unitholders pursuant to the Offer is fair to the Unitholders.

  Parent recognized that, while consummation of the Offer will result in all Unitholders being entitled to receive $80,000 in cash for each of their Units, subject to proration, it will eliminate the opportunity for such Unitholders to participate in the benefit of increases, if any, in the value of the Partnership's businesses and properties following the Offer. Accordingly, the Parent gave consideration to the likelihood of increases in the value of the Partnership's businesses and properties in light of its concentration in the Florida market and its sensitivity to the cyclical nature of the U.S. lodging industry, as well as its historical results of operations, but concluded that such factors did not justify foregoing the receipt by the tendering Unitholders of an immediate cash payment substantially in excess of the value of Units based upon recent trading in the secondary market.

  It is expected that whether or not Units are purchased pursuant to the Offer, the Partnership, under the direction of the General Partner, will continue as an ongoing business. However, if the Offer is consummated, the General Partner, pursuant to terms of the Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement"), will be required to impose the Transfer Restriction on any sales and exchanges of Units that would result in a Section 708 Termination for a twelve month period following consummation of the Offer.

  While Parent and the Purchaser believe there may be opportunities in the Partnership's business and potential growth in future earnings and profit, there can be no assurance that such opportunities or potential will be realized.

OPINION OF AMERICAN APPRAISAL

  Parent engaged American Appraisal on June 24, 1996 to render its opinion as to the fairness, from a financial point of view, of the terms and conditions of the Offer, including the consideration to be received by the Unitholders other than Parent, the Purchaser and the General Partner. American Appraisal is one of the nation's largest independent valuation consulting firms with revenues in excess of $50 million and is regularly engaged in the evaluation of commercial real estate and businesses and their securities in connection with tender offers, mergers and acquisitions, leveraged buyouts and business reorganizations. American Appraisal was selected based on its experience and reputation.

  Over the past two years, Host Marriott has hired American Appraisal to appraise other hotel properties and to render a fairness opinion at a total cost of $515,000 (which is less than 1% of American Appraisal's revenues for the same period). Affiliates of Host Marriott also have paid American Appraisal approximately $150,000 during the last two years for solvency services. There have been no other material relationships between American Appraisal and its affiliates, and Host Marriott and its affiliates.

  On November 19, 1996, American Appraisal rendered its opinion to Host Marriott and Purchaser that the terms and conditions of the Offer, including the consideration to be received in the Offer, are fair, from a financial point of view, to Unitholders (other than Host Marriott, the Purchaser, and the General Partner). The full text of American Appraisal's written opinion, which sets forth the assumptions made, procedures followed and matters considered, is attached to this Offer to Purchase as Schedule III, and is incorporated herein by reference.

  Unitholders are urged to read the opinion of American Appraisal in its entirety.

  For purposes of its opinion, American Appraisal relied without independent verification upon the accuracy and completeness of certain relevant publicly available information and information provided by Parent, the Partnership and MII concerning the Partnership. It assumed that all information furnished to it by Parent, the Partnership and MII represented complete and accurate descriptions of the current and prospective status of the Partnership and the Harbor Beach Partnership from an operational and financial point of view.

  American Appraisal was not requested to and did not make any recommendation to Parent or the Purchaser as to the form or amount of consideration to be offered to the Unitholders in the Offer. Parent determined the form and amount of consideration to be offered to Unitholders subsequent to retaining American Appraisal. In arriving at its opinion, American Appraisal made its determination as to the fairness, from a financial point of view, of the consideration to be given to the Unitholders on the basis of the financial and comparative analyses described below. American Appraisal's opinion is not intended to be and does not constitute a recommendation to any Unitholder as to whether to accept the consideration to be received by such Unitholder in connection with the Offer.

  In the course of its investigation, which included visits to the executive offices of Parent and to each of the Hotels, American Appraisal conducted interviews with each of Host Marriott's and the General Partner's management and legal counsel and also conducted interviews with representatives of MII and the Operating Tenant and with members of on-site management of each of the Hotels who were familiar with the business and operations of the Partnerships and the Hotels. American Appraisal reviewed such documents, considered such questions, and made such studies and analyses as it deemed appropriate. Documents and materials that it reviewed included, but were not limited to,
(i) the Annual Report on Form 10-K for the Partnership for the fiscal year ended December 31, 1995 to be filed with the Securities and Exchange Commission ("SEC"); (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 22, 1996, June 14, 1996, and September 6, 1996, to be filed with the SEC; (iii) SEC Schedule 14D-1, dated November 19, 1996 and SEC
Schedule 14A, dated November 19, 1996, relating to the terms, conditions, and background of the Offer; (iv) the Confidential Private Placement Memorandum, (the "PPM"), dated November 1, 1985, relating to the original offering to private investors of Units and an Agency Agreement dated as of November 1, 1985, by and among Smith Barney, Harris Upham & Co. Incorporated, Bear, Stearns & Co. Inc., the Partnership and the General Partner; (v) the Partnership Agreement; (vi) the Amended and Restated Partnership Agreement of the Harbor Beach Partnership dated as of July 1, 1986 (the "Harbor Beach Partnership Agreement"); (vii) the financial statements of the Partnership, audited by Arthur Andersen LLP, for the four years ending December 31, 1995;
(viii) unaudited financial statements of the Partnership for the period ended March 22, 1996, June 14, 1996, and September 6, 1996, and a pro forma schedule of asset and liability balances as of October 31, 1996; (ix) the financial statements of the Harbor Beach Partnership, audited by Coopers & Lybrand L.L.P., for the three years ended December 31, 1995 and audited by Arthur Andersen LLP for the one year ended December 31, 1992; (x) unaudited consolidated ledger documents of the Harbor Beach Partnership for the period ended March 22, 1996, June 14, 1996, and September 6, 1996, and a pro forma schedule of asset and liability balances as of October 31,

1996; (xi) the Management Agreement; (xii) the Harbor Beach Partnership Assignment of Lease dated as of January 1, 1985 and Fourth Amendment to Lease dated as of April 28, 1993; and (xiii) secondary market prices of, and trading activity in, the Units. In addition, American Appraisal performed separate business valuations of each of the Hotels.

  In rendering its opinion, American Appraisal considered those factors that it considered were relevant to assessing the fairness of the Offer, including, but not limited to, its assessment of the following material factors:

  . The historical and prospective operating results of the Hotels and the Partnerships, particularly as to hotel sales and operating cash flow, incentive management fees, lease payments, debt service and cash flow distributions to Unitholders;

  . The historical and prospective financial condition of the Hotels and the Partnerships, including an analysis of their liquidity and near term refinancing requirements;

  . The management of the Orlando Hotel by MII and the terms and conditions of the management agreement between MII and the Partnership;

  . The management of the Harbor Beach Hotel pursuant to the Operating Lease with the Operating Tenant;

  . The expected market outlook and terms for the refinancing of each of the Hotels' mortgage debt scheduled in 2000;

  . The appraisal opinion of the current market value for each of the Hotel properties owned by the Partnership and the Harbor Beach Partnership, which analysis considered those factors affecting market value that American Appraisal considered relevant, including, but not limited to, American Appraisal's assessment of the following factors for each Hotel:
     (i) economic trends and outlook in the full service hotel industry in the United States and in the geographic areas served by the Hotels; (ii) review of the historical operating results and a projection of future operating results developed by American Appraisal as discussed below and based on historical data which was provided by Parent, the Partnerships and the Hotels and other relevant public sources; (iii) a comparison of prices paid and imputed capitalization rates thereof, of recent sales of hotel properties nationwide, including an analysis of full service hotels recently purchased by Host Marriott; and (iv) an analysis of debt free capitalization and discount rates based on market returns currently required by investors in full service hotels:

  . Data received from Parent which included: Hotel operating statements for accounting periods during the period from December 31, 1992 through December 31, 1995 (audited), for accounting periods ended March 22, 1996, June 14, 1996, and September 6, 1996 (unaudited) and pro forma as of October 31, 1996, a schedule of the Partnership's secondary sales, (see "The Tender Offer--Section 5--Price Range of Units; Distributions") and a summary of hotel acquisitions of Host Marriott;

  . Data received from, and prepared by, on-site management of each individual Hotel, which included updated operating cash flow estimates for 1996, Hotel capital expenditure budgets and 1996 Hotel operating projections;

  . The terms and provisions, ownership, marketability and prior transactions of the Units;

  . Discussions of all of the foregoing information, where appropriate, with management of Parent, the Partnership and MII, and their respective employees, agents, outside accountants and counsel; and

  . American Appraisal conducted such other studies, analyses, and investigations as American Appraisal deemed relevant or necessary for purposes of its opinion, including discussions with firms dealing in limited partnership secondary market transactions and a review of studies relating to the influence that lack of marketability has on unit values of private and publicly held real estate limited partnerships.

  The foregoing factors, among others, provided a framework for American Appraisal to perform certain financial and valuation techniques required for the assessment of the Offer's fairness, from a financial point of view, to the limited partners. No factors or considerations came to the attention of American Appraisal which did not support its assessments set forth below of the Offer's fairness, from a financial point of view, to the limited partners.

 1. Net Asset (Break Up) Analysis

  Based upon the appraisals of the Hotels performed by American Appraisal, American Appraisal calculated the net asset value per Unit which might be obtained if the Partnerships were liquidated, assuming the Hotels would be sold as going concerns, subject to the existing management and lease agreements, over a reasonable period of time (estimated at 12 months) and the net proceeds would be distributed in accordance with the Partnership Agreement and the Harbor Beach Partnership Agreement. In calculating the net value to the Unitholders under this scenario, from the value of the Hotels, (i) the selling and other transaction costs, deferred incentive management fees and the paydown of debt were subtracted, (ii) the cash and equivalents and other net working capital accounts were added, and (iii) the property improvement fund was added as it is assumed that the balance in this account would be distributed upon liquidation to the partners and not transferred to the buyer.

  This valuation analysis represents a range of capitalization rates for the total value of the Hotels, including the property improvement fund, of 11.3% to 12.8% with the base case representing a capitalization rate of 12.2%.

  The value per unit from this analysis ranged from $69,400 to $102,800, with the base case equal to $80,600.

  American Appraisal noted that while the net asset value analysis provided an indication of what the Unitholders could expect from a current arm's-length sale of the Hotels, we have been advised by Parent that a sale of the Hotels and liquidation of the Partnerships is not contemplated by the General Partner and have further been advised that it is not known to be contemplated by any Limited Partners.

 2. Comparable Transaction Analysis

  American Appraisal investigated the financial terms of recent acquisitions and tender offers for hotel property real estate limited partnerships and corporations to establish reasonable correlation of marketplace offering prices to that of the Offer. One such offer proved to be comparable to the Offer; La Quinta Motor Inns Limited Partnership ("LQLP"). The price per unit offered and accepted by a majority represented a 33% premium over the preannounced market price of the limited partnership units.

  Another transaction reviewed and considered comparable to the Offer is Sahara Casino Partners L.P. ("SCPLP"). The price per unit offered and accepted by a majority represented a 24% premium over the preannounced market price of the limited partnership units.

  Correlation and adjustment of the premium and capitalization rate from the LQLP and SCPLP tender offers to recent market price(s) of the Units and to the latest twelve months ended June 14, 1996, net operating cash flow (defined as earnings before depreciation, interest, taxes and amortization, less furniture, fixtures and equipment reserve and any incentive management fee or lease payments) of the Hotels indicates a value for the Units of $55,000 and $84,000, respectively, with a base case equal to $73,000.

 3. Unitholder Cash Distribution Analysis

  American Appraisal estimated the value of the Units based on the present value of the expected future cash distributions from the Partnerships' operations and from an assumed sale of the Hotels in the eleventh forecast year, subject to the existing management and lease agreements. A capitalization rate of 11.5% was selected for estimating the future sales proceeds of the Hotels. In calculating the net proceeds available to the Unitholders, consideration was given to the payment of selling and other transaction costs, deferred incentive management fees and existing debt as well as the benefits from any estimated cash reserves. Operating results for the Hotels and cash distributions of the Partnerships were projected by American Appraisal as discussed herein. Existing indebtedness for both Hotels is assumed to be refinanced in 2000. The terms of the refinancings included 8.25%,

20 year amortizing mortgage facilities. The projected cash distributions were discounted to present value at rates of return that reflect current returns from investment in real estate related limited partnerships, including limited partnerships owning hotel properties. Such returns, which were based on the hotel valuation experience of American Appraisal and on current written hotel valuation and investment publications, ranged from 20.5% to 21.5% in American Appraisal's sensitivity analysis. This analysis assumed that the Hotels would be sold, and the net proceeds from such sale would be distributed to the Unitholders in accordance with the Partnership Agreement. The value for the Units from this analysis ranged from $71,000 to $78,000 per Unit, with a base case of $74,000, before considering discounts for lack of liquidity and lack of control.

  American Appraisal also estimated a range of value using a cash flow analysis which assumed no sale of the hotels. Existing indebtedness is assumed to be refinanced in 2000, using the same assumptions as the sale scenario previously discussed. The projected cash distributions were again discounted to present value at rates of return deemed appropriate. The value for the Units from this analysis ranged from $69,000 to $77,000 per Unit, with a base case of $73,000, before considering discounts for lack of liquidity and lack of control.

 4. Unit Market Price and Trading History

  American Appraisal noted that the original offering of Units pursuant to the PPM indicated the offering price for the Units was payable in six installments as follows: November 1985 ($10,000), May 15, 1986 ($12,000), May 15, 1987
($20,500), May 15, 1988 ($19,500), May 15, 1989 ($19,000), and May 15, 1990
($19,000). The aggregate price of $100,000 was payable over a period of approximately 4 years and 5 months. The present value of this installment price at November 27, 1985, the date the initial payment was paid, assuming a return of 15% to 26% is approximately $62,000 to $74,000 per unit, respectively. The midpoint of this analysis indicates a present value of the original offering price of approximately $67,000 per unit.

  American Appraisal noted that the Offer represented a premium of approximately 368% and 224% over the average price paid in secondary market transactions which occurred in 1995 and 1996 at $17,086 and $24,664, respectively.

  American Appraisal also noted that the transfer restrictions to which the Units are subject and the lack of an established market for the Units combine to offer little liquidity to the holders of the Units.

  The Offer Price of $80,000 per Unit (i) represents a premium of 19.4% over the original investment (present valued) for each Unit of $67,000 and (ii) represents a discount of 20% to the original installment investment for each Unit of $100,000. The difference in the premiums (discounts) indicated by (i) and (ii) is a result of installment method's implied financing costs.

 5. Public Limited Partnership Analysis

  In researching for comparable limited partnerships, American Appraisal determined that a limited number of real estate-based partnerships have limited partnership units that are traded with regularity on an exchange or through the NASDAQ over-the-counter market, and only a limited number of such public partnerships invest in operating full or limited service hotels. Furthermore, only one of these hotel partnerships, Red Lion Inns Limited Partnership ("Red Lion"), was considered comparable to the Partnerships with respect to the full service classification of its owned hotels, the similarity of its management agreements with MII, the historic and prospective operating results of the hotels, the near term refinancing requirements and the level and consistency of historic and prospective distribution payouts to the limited partners.

  Analysis of Red Lions' current public price coupled with its current and prospective distribution payout, indicated an average annualized current distribution yield of 9.1% for this period. This yield was reflective of Red Lion's investment quality and the considerably greater liquidity of its publicly traded limited partnership units and was therefore not representative of the higher distribution yield required for the Units for several reasons including (i) the Partnership's lack of property diversification as evidenced with its portfolio of two full service hotels, (ii) the Partnership's greater financial leverage, (iii) the Partnership's lower revenue and distribution growth potential, (iv) the Partnership's refinancing risk of its mortgage debt maturing in 2000, (v) the lack of an organized secondary market for the Units and (vi) the sale restrictions on the Units. Correlation of Red Lion's distribution yield, adjusted for the investment risks of the Units resulted in a concluded distribution yield ranging from 12.1% to 14.1% for the Units. This adjustment, which is supported by the rates of returns required by professional investors in the less liquid secondary market for limited partnership units, provided a basis to capitalize the Partnership's current and expected near term distributions per Unit into indications of value ranging from $65,000 to $72,000 per Unit with a base case of $68,000. Supporting the conclusions of this analysis was the indication that the professional investors in the less liquid secondary market for limited partnership units purchased real estate-based limited partnership units at prices ranging from 25% to 50% below the net asset values per Units, such as evidenced in an August 1995 presentation to the Valuation Study Group on the secondary market for limited partnership interests.

 Financial Projections of American Appraisal

  The Partnership does not, as a matter of course, prepare multi-year forecasts or projections as to the sales, earnings, or other income statement data and no such projections were available for American Appraisal. As a result of due diligence, which included review of historical financial statements and operating budgets and discussions with Hotel management, American Appraisal developed projections for each Hotel and the Partnership.

  THE FOLLOWING PRESENTS AN OVERVIEW OF CERTAIN OF THE PROJECTIONS DEVELOPED BY AMERICAN APPRAISAL IN CONNECTION WITH AMERICAN APPRAISAL'S UNITHOLDER CASH DISTRIBUTION ANALYSIS.

                 MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP
                          (ORLANDO AND HARBOR BEACH)
                                (in thousands)

                                                             PERIOD ENDING JUNE 1,
                           --------------------------------------------------------------------------------------------------
                             1997      1998      1999      2000      2001      2002      2003      2004      2005      2006
                            BUDGET   FORECAST  FORECAST  FORECAST  FORECAST  FORECAST  FORECAST  FORECAST  FORECAST  FORECAST
                           --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
 Total Sales.............  $117,758  $120,918  $124,143  $127,431  $130,785  $138,016  $141,457  $147,115  $153,000  $159,120
                           --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
 Net Operating Profit....    34,318    35,111    35,913    36,640    37,367    39,003    40,709    42,489    44,346    46,282
  First Mortgage Debt
   Service--Principal....    (7,500)   (7,000)   (5,500)   (6,000)   (2,699)   (2,922)   (3,163)   (3,423)   (3,706)   (4,012)
  Interest...............   (12,636)  (12,000)  (11,465)  (11,146)  (10,476)  (10,253)  (10,012)   (9,751)   (9,469)   (9,163)
  Incentive Fees Paid--
   1st 10%...............    (3,432)   (3,511)   (3,591)   (3,664)   (3,737)   (3,900)   (4,071)   (4,249)   (4,435)   (4,628)
  Host Marriott
   Repayments--
   Ballroom loan.........    (1,584)   (3,086)   (2,987)        0         0         0         0         0         0         0
  Refinancing Costs......      (100)     (100)     (100)     (100)   (2,540)        0         0         0         0         0
  Owner-funded Capex.....    (3,316)   (1,814)   (1,862)   (1,911)   (1,962)   (2,040)   (2,122)   (2,207)   (2,295)   (2,387)
  Partnership First
   Preferred Return (up
   to $5M)...............         0         0       (51)   (2,989)     (499)   (2,960)   (2,878)   (2,793)   (2,705)   (2,613)
  Incentive Fees Paid--
   2nd 10%...............    (3,432)   (3,511)   (3,591)   (3,664)   (3,737)   (3,900)   (4,071)   (4,249)   (4,435)   (4,628)
  IMF Deferred from Prior
   Years.................    (1,159)   (2,044)     (316)        0         0         0         0         0         0         0
  Partnership Second
   Preferred Return (up
   to $2M)...............    (1,159)   (2,000)   (2,000)   (2,000)   (2,000)   (2,000)   (2,000)   (2,000)   (2,000)   (2,000)
  Additional Incentive
   Management Fees.......       (95)     (627)   (1,119)   (1,294)   (1,468)   (1,861)   (2,270)   (2,697)   (3,143)   (3,608)
  Interest Income,
   Administration and
   Other, Net............        93        93        93        93        93        93        93        93        93        93
                           --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
 Cash Available for
  Distribution...........        (2)     (489)    3,423     3,966     8,344     9,260    10,216    11,213    12,252    13,336
 Add: Partnership First
  Preferred Return.......         0         0        51     2,989       499     2,960     2,878     2,793     2,705     2,613
 Partnership Second
  Preferred Return.......     1,159     2,000     2,000     2,000     2,000     2,000     2,000     2,000     2,000     2,000
 Cash Available from
  Lauderdale Beach
  Assoc..................     1,715     1,434     1,436     1,520     1,010     2,495     2,672     2,856     3,048     3,249
                           --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
 Total Cash Available for
  Distribution...........  $  2,871  $  2,945  $  6,910  $ 10,474  $ 11,852  $ 16,714  $ 17,765  $ 18,863  $ 20,005  $ 21,198
                           --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
 Per Limited Partner
  (1000 Units)...........  $   2.84  $   2.92  $   6.84  $  10.37  $  11.73  $  16.55  $  17.59  $  18.67  $  19.81  $  20.99

  NONE OF PARENT, THE GENERAL PARTNER OR THE PURCHASER PARTICIPATED IN THE PREPARATION OF THIS PROJECTED DATA. NONE OF THE PURCHASER, PARENT OR THE GENERAL PARTNER HAS REVIEWED THESE PROJECTIONS FOR REASONABLENESS OR ACCURACY. The foregoing projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts and are included in this Offer to Purchase only for informational purposes. The Partnership's independent auditors have not examined, compiled or applied any procedures with respect to this data and express no opinion or any kind of assurance thereon. While presented with numerical specificity, this projected data is based upon a variety of assumptions relating to the business of the Partnership which may not be realized and is subject to significant uncertainties and contingencies, many of which are beyond the control of the Partnership and, therefore, this projected data is inherently imprecise, and there can be no assurance that projected financial results or any valuation assumed therein will be realized. It is expected that there will be differences between actual and estimated or projected results and actual results may vary materially from those shown. Notwithstanding the foregoing, during the preparation of such projections, American Appraisal did discuss with MII and the Operating Tenant, as the managers of the Hotels, the basis for the assumptions made in the preparation of such projections, and as a result of such discussions, certain revisions and modifications were made to the projections to more accurately reflect the anticipated operations of the Hotels.

 General

  In connection with American Appraisal's opinion, American Appraisal requested existing detailed financial projections for the Partnership and the Hotels but was informed that no such projections have been prepared. As American Appraisal relied upon its own projections, it believes the absence of detailed projections prepared by the Partnership did not impair or alter its fairness determination.

  No instructions were provided or limitations were placed on American Appraisal by Parent, Purchaser, the Partnership or any of their affiliates as to the scope and analysis of the fairness opinion. American Appraisal did not consider, nor was it requested to consider, the tax implications to a Unitholder or the economic implications to a non-tendering Unitholder and therefore expressed no opinion with respect thereto.

  Based on American Appraisal's study, which relied upon financial, real estate and other factors as they existed as of the end of the Partnership's third fiscal quarter on September 6, 1996, but which gave consideration to material events through the date of American Appraisal's opinion (November 19, 1996), and, subject to the assumptions and limitations stated above, American Appraisal concluded that, as of the date of American Appraisal's opinion, the terms and conditions of the Offer (including the consideration to be received in the Offer) are fair, from a financial point of view, to the limited partners of the Partnership (other than Parent, the Purchaser, and the General Partner).

  THE SUMMARY SET FORTH ABOVE DESCRIBES THE MATERIAL POINTS OF MORE DETAILED ANALYSES PERFORMED BY AMERICAN APPRAISAL IN ARRIVING AT ITS FAIRNESS OPINION. AMERICAN APPRAISAL BELIEVES THAT ITS ANALYSES MUST BE CONSIDERED AS A WHOLE AND THAT SELECTING PORTIONS OF ITS ANALYSES AND OF THE FACTORS CONSIDERED BY IT, WITHOUT CONSIDERING ALL FACTORS AND ANALYSES, COULD CREATE AN INCOMPLETE VIEW OF THE PROCESSES UNDERLYING ITS OPINION. THE PREPARATION OF A FAIRNESS OPINION IS A COMPLEX PROCESS INVOLVING SUBJECTIVE JUDGMENTS AND IS NOT NECESSARILY SUSCEPTIBLE TO PARTIAL ANALYSIS OR SUMMARY DESCRIPTION.

  A copy of summaries of the analyses prepared by American Appraisal in connection with its fairness opinion will be made available for inspection and copying at the principal executive offices of the General Partner during regular business hours by any interested Unitholder or his representative who has been so designated in writing.

  The Purchaser agreed to pay American Appraisal $180,000 for rendering its opinion, of which $150,000 has been paid to date. The balance of the total fee is payable upon completion or withdrawal of the Offer, and is not contingent on consummation of the Offer. The Purchaser has also agreed to reimburse American Appraisal for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of its counsel, estimated to be $12,000, and to indemnify against certain liabilities, including certain liabilities arising under the federal securities laws.

PURPOSE OF THE OFFER

  The Purchaser was formed to acquire the Units for the reasons described in "Special Factors--Background of the Offer." The acquisition of the Units has been structured as a cash tender offer in order to provide a prompt and orderly transfer of Units from public Unitholders to the Purchaser and to provide tendering Unitholders with cash for their Units while allowing Unitholders who do not desire to sell their Units the opportunity to remain as Unitholders.

  Neither the Partnership Agreement nor Delaware law provides any right to Unitholders to have their respective Units appraised or redeemed in connection with, or as a result of, the Offer. Each Unitholder has the opportunity to make an individual decision as to whether or not to tender in the Offer. Under the Partnership Agreement, each Unitholder is entitled, upon prior written notice to the General Partner, at reasonable times and at such Unitholder's own expense, (i) to obtain a list of the holders of record of limited partnership interests (the "Limited Partners") in the Partnership, and (ii) to inspect the books and records of the Partnership.

  In lieu of appraisal rights, Unitholders may have other rights and remedies available to them in connection with the Offer. Under Delaware law, the General Partner has a fiduciary duty to exercise good faith, fairness and loyalty in all of its dealings with respect to Partnership affairs. Under the terms of the Partnership Agreement, the General Partner (and any Affiliate who is performing services for the Partnership on behalf of the General Partner) has no liability for (and is indemnified from) damages or otherwise to Limited Partners or the Partnership for any liabilities, losses, judgments and expenses that may be imposed on or incurred by the General Partner or the Partnership arising from any action or inaction on the part of the General Partner or the Partnership if (i) the action or inaction of the General Partner giving rise thereto was determined by the General Partner, in good faith, to be in the best interests of the Partnership and such action or inaction was within the scope of the authority granted to the General Partner by the Partnership Agreement, by law, or by the Limited Partners in accordance with the Partnership Agreement; and (ii) the General Partner and its Affiliates were not guilty of negligence, fraud, misconduct or breach of fiduciary duty to the Partnership or any Limited Partners. Limited Partners, therefore, may have certain legal remedies available under Delaware state law, such as a civil cause of action against the General Partner for fraud, misconduct, breach of contract or willful breach of fiduciary duty.

  The Purchaser believes that the primary benefit of the Offer to Unitholders, other than the General Partner, is that they will be provided an opportunity for liquidity in their investment in their Units. The Purchaser and Parent are making the Offer with a view to making a profit.

PLANS FOR THE PARTNERSHIP; CERTAIN EFFECTS OF THE OFFER

  Parent and the Purchaser currently intend that, upon consummation of the Offer, the Partnership will continue its businesses and operations substantially as, and in such places as, they are currently being conducted. The Purchaser has no present plans regardless of the outcome of the Offer that would result in an extraordinary transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Partnership or its subsidiaries, or any material changes in the Partnership capitalization, distribution policy, structure or business. It is the Purchaser's current intention to acquire additional Units beginning after the end of the twelve month period following consummation of the Offer. Any such acquisition may be made through private purchases, a future tender offer, or by any other means deemed advisable by the Purchaser. The Purchaser currently anticipates that in acquiring additional Units (other than pursuant to a future tender offer), it will give priority to the acquisition of fractional interests of Units resulting from proration of Units tendered in the Offer and that such acquisitions may be at a price equivalent to the Offer Price on a per Unit basis. However, the Purchaser is not obligated to make any such acquisitions and any acquisitions of additional Units, if made, may be at a price higher or lower than the Offer Price. The Purchaser currently intends to wait until at least twelve months after consummation of the Offer to acquire any additional Units so as to not cause a Section 708 Termination. Business conditions existing after the end of the twelve month period following consummation of the Offer may make it impractical or inadvisable for the Purchaser to acquire any additional Units at that time. Host Marriott does not believe that consummation of the Offer will result in the termination of the Partnership's reporting obligations under the Exchange Act.

  Interest of Parent in Net Book Value and Net Income of Partnership. As a result of the consummation of the Offer, tendering Unitholders will not have the opportunity to participate in the future distributions, earnings, profits and growth of the Partnership, if any, with regard to Units which are tendered and accepted for payment. As a result of the Offer, the interest of Parent in the net book value and net income of the Partnership and the Harbor Beach Partnership will increase to the extent of the number of Units acquired in the Offer. Parent and its subsidiaries will be entitled to all the benefits resulting from that increase, including any future increase in the value of the Hotels. Similarly, Parent will bear the risk of any decrease in the value of the Hotels after the Offer to the extent of the number of Units acquired in the Offer. The following table illustrates the extent of the increase in Parent's interest in the net book value and net income of the Partnership that would occur in the event 450 Units are acquired.

                                                                      450 UNITS
                                                          CURRENT (1) ACQUIRED
                                                          ----------- ---------
                                                               (DOLLARS IN
                                                               THOUSANDS)
     Net book value at September 6, 1996................     $ 74      $3,264
                                                             1.05%      46.05%
     Net income for the thirty-six weeks ended September
      6, 1996...........................................     $129      $5,676
                                                             1.05%      46.05%

--------
(1) Reflects only the General Partner's ownership of 10.5 Units as of November 14, 1996. In addition, the General Partner owns a 1% general partnership interest in the Partnership.

    In addition, in evaluating the Offer, Unitholders should consider the following effects of the Offer on non-tendering Unitholders:

    . Influence over the Partnership. While the General Partner currently controls virtually all aspects of the Partnership's operations and the General Partner's approval is required for all Partnership actions (including, without limitation, a sale of all or substantially all of the Partnership's assets), after the Offer, the General Partner and the Purchaser will be in a position to influence substantially all significant matters except those in which they have an actual economic interest other than as a Unitholder.

    . Partnership Status. Parent believes the purchase of Units by the Purchaser, as proposed, should not adversely affect the classification of the Partnership as a partnership for federal income tax purposes. The Partnership will obtain an opinion from Hogan & Hartson L.L.P. that the purchase of Units in connection with the Offer will not result in the Partnership being treated as an association taxable as a corporation.

    . Partnership Business. The Offer will not materially affect the operation of the properties owned by the Partnership, since the properties will continue to be managed by MII and the Operating Tenant and the Partnership will continue to be managed by the General Partner.

    . Federal Tax Consequences. Non-tendering Unitholders will not be subject to any federal tax consequences as a result of consummation of the Offer unless the Offer, together with other transfers of Units occurring in any twelve consecutive month period prior to and following the consummation of the Offer, were to result in a Section 708 Termination. See "Certain Federal Income Tax Considerations--Non-Tendering Unitholders."

    . Effect on Trading Market. There is no established public trading market for the Units. Purchases of Units pursuant to the Offer, if any, will reduce the number of Unitholders and could restrict further the non-tendering Unitholders' ability to find purchasers for their Units. It is the Purchaser's current intention to acquire additional Units beginning after the end of the twelve month period following consummation of the Offer, although, the Purchaser is not obligated to make any such acquisitions and any acquisitions of additional Units, if made, may be at a price higher or lower than the Offer Price. Additional acquisitions by the Purchaser could affect the non-tendering Unitholders' ability to find purchasers for their respective Units and could affect the price at which secondary market transactions occur.

    . Transfer Restriction. In the event the Offer is consummated and all 450 Units are purchased, the number of Units that may be sold or exchanged in the twelve months following consummation of the Offer may be limited in order to avoid a Section 708 Termination of the Partnership. In this regard the General Partner is required, pursuant to the terms of the Partnership Agreement, to impose the Transfer Restriction on any sale or exchange of Units that would result in 50% or more of the Units being transferred during any twelve-month period that includes the date of consummation of the Offering. The Purchaser has been advised that the General Partner intends to assert liability against, and may seek to enjoin, any Unitholder who attempts to transfer Units in contravention of the Transfer Restriction. The potential imposition of the Transfer Restriction may restrict further the non-tendering Unitholders' ability to find purchasers for their Units. There can be no assurance, however, that the Transfer Restriction will be effective to prevent a Section 708 Termination. The General Partner will notify the Limited Partners promptly after imposition of the Transfer Restriction, as well as, when such Transfer Restriction is lifted.

  . Effect on Public Availability of Information. The Units currently are registered under the Exchange Act, and the Partnership currently is subject to the periodic reporting requirements of that Act. Registration of the Units under the Exchange Act may be terminated upon application to the SEC if the number of record holders of the Units is less than 300 persons. Because of the pendency of an application for relief from all of the periodic reporting and going private requirements of Section 13 of the Exchange Act and the proxy statement, information statement and tender offer requirements of Section 14 of the Exchange Act filed by the Partnership under Section 12(h) of the Exchange Act that suspended the application of those provisions until the application was voluntarily withdrawn on November 18, 1996, the Partnership was not required to, and did not, make any filings under such provisions from October 23, 1989 until that date. Host Marriott does not believe that consummation of the Offer will result in termination of these reporting obligations. For a more detailed description of certain related matters, see "The Tender Offer--Section 6--Effect of the Offer on the Market for Units; Registration under the Exchange Act."

INTERESTS OF CERTAIN PERSONS

  In considering the Offer, Unitholders should be aware that the General Partner is a wholly owned direct subsidiary of Parent and an affiliate of the Purchaser. Accordingly, the General Partner has substantial conflicts of interest with respect to the Offer.

  In their evaluation of the Offer, Unitholders should carefully consider the following:

  . No Arm's Length Negotiation. The terms and conditions of the Offer (including the Offer Price) have been established by Parent, which is an affiliate of the General Partner, and are not the result of arm's length negotiations between Parent and the Partnership. The General Partner has not retained any unaffiliated person to represent the Unitholders. If an unaffiliated person had been engaged, the terms and conditions of the Offer might have been different, and possibly more favorable, to Unitholders who elect to tender their Units.

  . Control of the Purchaser and the General Partner. The Purchaser and the General Partner are each a wholly owned direct subsidiary of Parent. Consequently, the Parent has at all times had the ability to control each of the Purchaser and the General Partner and has been (and continues to be) able to elect all the directors of the Purchaser and the General Partner. In addition, all the officers and directors of the Purchaser and the General Partner are also officers and/or employees of Parent. No officer or director of the Purchaser, the General Partner or Parent will receive any material benefits as a result of the consummation of the Offer. Mr. Stephen McKenna, an officer of Parent, is the holder of a half-Unit and will be entitled to participate in the Offer on the same basis as all other Unitholders.

  . Control by Parent of Most Partnership Decisions. The General Partner currently controls virtually all aspects of the Partnership's operations and the General Partner's approval is required for all Partnership actions (including, without limitation, a sale of all or substantially all of the Partnership's assets). As a result of the Offer and the approval of the proposed amendments to the Partnership Agreement, Parent will be in a position after the Offer to influence substantially all significant matters affecting the Partnership (except for Interested Transactions (as defined herein)) that require the consent of Limited Partners holding a majority of the Units. This will permit Parent to control most decisions and decide such matters as the timing of the liquidation of the Partnership, a sale of more than 25% of the Partnership's assets (to an entity other than Parent, Purchaser, the General Partner or any of their respective Affiliates), a merger or other extraordinary transaction. This also could (i) prevent non-tendering Unitholders from taking action they desired but that Parent opposed and (ii) enable

Parent to take action desired by Parent but opposed by non-tendering Unitholders. Consequently, through the General Partner's extensive authority to manage the Partnership and the ownership by the General Partner and the Purchaser of 46.05% of the outstanding Units, Parent will be able to influence decisions or take actions concerning the Partnership that may not fully reflect the interests of all of the Limited Partners. For a discussion of the Partnership's policies with respect to conflicts of interest, see "Conflicts of Interest" and "Policies with Respect to Conflicts of Interest."

  . Control by the General Partner and Parent of Sales of Certain Assets. As a result of one of the amendments to the Partnership Agreement upon which consummation of the Offer is conditioned, the General Partner will be authorized to sell certain assets of the Partnership, including the Orlando Hotel and the Partnership's 50.5% partnership interest in the Harbor Beach Partnership to an independent third party without obtaining the consent of the Limited Partners.

  . Possible Increase in Value. Parent believes that the Partnership's properties have increased in value over the last several years and, although there can be no assurance, may continue to appreciate in value.

  . Alternatives to Tendering Units. As alternatives to tendering their Units, Unitholders could retain their Units or seek a private sale of their Units now or later, subject to the effect of the possible imposition of the Transfer Restriction.

  . Agreements with MII. The Partnership is a party to a long-term management agreement with MII for the Orlando Hotel, and the Harbor Beach Partnership is a party to a long-term operating lease with the Operating Tenant for the Harbor Beach Hotel. The Hotels are operated as part of the Marriott Hotels, Resorts and Suites full-service hotel system.

LIMITED PARTNERS' CONSENT

  A condition to the Purchaser's obligation to accept Units for payment pursuant to the Offer is the receipt from the Limited Partners holding a majority of the outstanding Units of valid and effective consents (on terms acceptable to the Purchaser) to certain amendments to the Partnership Agreement necessary and sufficient in the judgment of the Purchaser to permit the consummation of the Offer (the "Limited Partners' Consent Condition"). The Purchaser has made approval of the amendments to the Partnership Agreement a condition to the Offer because it believes that the amendments will facilitate the closing of the Offer, make its investment in the Partnership more valuable and allow it to participate in Partnership decisions to the same extent as non-affiliated Limited Partners. The Partnership is soliciting these consents in consent solicitation materials, which are being separately provided to Limited Partners. Limited Partners should review the consent solicitation materials for full information about such amendments. The General Partner is not entitled to vote its Units on the proposed amendments. None of the executive officers or directors of the General Partner owns or has the right to vote any Units. In the event the consents of Limited Partners holding at least a majority of all outstanding Units are not received on all of the amendments defined as "Required Amendments" in the consent solicitation materials, the Offer will not be consummated, unless the Purchaser decides to waive this condition. In addition some or all of the amendments for which consent was sought may not be implemented even if such amendments receive approval by the requisite percentage of Limited Partners.

  Pursuant to the consent solicitation materials, the General Partner, at the request of Parent and the Purchaser, is requesting Limited Partners to consider and vote upon proposed amendments ("Amendments") to the Partnership Agreement that would (i)(a) revise the provisions limiting the voting rights of the General Partner and its affiliates (referred to herein as "Affiliates" as defined in the Partnership Agreement) to permit the General Partner and its Affiliates (including the Purchaser) to have full voting rights with respect to all Units currently held by the General Partner or acquired by its Affiliates except on matters where the General Partner or its Affiliates have an actual economic interest other than as a Unitholder (an "Interested Transaction") and (b) establish special voting standards with respect to Interested Transactions to permit action to be taken only if (x) a majority of Units held by Limited Partners other than the General Partner and its Affiliates are present in person or by proxy or consent for the vote on an Interested Transaction and (y) the Interested Transaction is approved by Limited Partners holding a majority of the outstanding Units, with all Units held by the General Partner and its affiliates being voted in the same manner as a majority of the Units actually voted by Limited Partners other than the General Partner and its Affiliates;
(ii) amend the definition of "Affiliate" to make clear that a publicly-traded entity (such as MII) will not be deemed an Affiliate of the General Partner or any of its Affiliates unless a person or group of persons directly or indirectly owns twenty percent (20%) or more of the outstanding common stock of the General Partner or its Affiliates and such other entity; (iii) revise the provisions relating to the authority of the General Partner to permit the General Partner, without obtaining the consent of the Limited Partners, to (a) sell to an independent third party the assets of the Partnership, including the Orlando Hotel and the Partnership's 50.5% partnership interest in the Harbor Beach Partnership and (b) vote its interest in the Harbor Beach Partnership in favor of the sale or other disposition of the Harbor Beach Hotel to an independent third party; (iv)(a) revise the provision that permits Unit transfers only on the first day of a fiscal quarter, so that the transfer of Units to the Purchaser pursuant to the Offer could occur on the designated closing date, rather than on the first day of a fiscal quarter and (b) revise the provision that prohibits Unit transfers that would result in the assignor or assignee owning a fraction of a Unit other than a half-Unit to permit fractions of Units to be purchased by the Purchaser pursuant to the Offer, and the subsequent assignment of such fractional interests, provided that such fractional interests are assigned in their entirety; (v) revise the provisions relating to the allocation of profits and losses and cash distributions so that tendering Unitholders whose tenders are accepted will receive allocations of profit and loss with respect to their Units up to, but not beyond, the last day of the accounting period ending on or before the date on which payment for Units pursuant to the Offer occurs, which will prevent Unitholders from receiving an allocation of profits (or losses) for the period between the last day of such accounting period and the date on which payment for Units pursuant to the Offer occurs; (vi) amend certain terms and sections of the Partnership Agreement in order to reflect various U.S. Treasury Department Regulations that have been issued subsequent to the formation of the Partnership; (vii) amend certain terms and sections of the Partnership Agreement in order to (a) reflect the fact that after the division of Marriott Corporation's operations into two separate public companies, Parent (formerly, Marriott Corporation) no longer owns the management business conducted by MII, (b) delete certain obsolete references to entities and agreements that are no longer in existence and (c) update the Partnership Agreement to reflect the passage of time since the formation of the Partnership Agreement; and (viii) permit the General Partner, without the consent of the Limited Partners, to make any amendment to the Partnership Agreement as is necessary to clarify the provisions thereof so long as such amendment does not affect the rights of Unitholders under the Partnership Agreement in any material respect.

EFFECTS OF PROPOSED AMENDMENTS ON NON-TENDERING UNITHOLDERS

  The proposed voting amendments would affect the voting of the Purchaser with respect to transactions not involving the General Partner or its Affiliates and transactions in which any such party would have a direct or indirect actual economic interest (other than as a Unitholder or general partner).

 Amendments Relating to Voting Provisions

  TRANSACTIONS NOT INVOLVING THE GENERAL PARTNER OR ITS AFFILIATES. The effect of the voting amendments with respect to transactions not involving the General Partner and its Affiliates would be to permit Parent, through the General Partner and the Purchaser, to influence substantially all matters affecting the Partnership (other than for Interested Transactions), that require the consent of Limited Partners holding a majority of the Units. These matters currently include the following:

    (i) having either the Partnership or the Harbor Beach Partnership (jointly, the "Partnerships") acquire interests in partnerships or hotel properties other than the Harbor Beach Partnership and the Orlando Hotel (except for additional interests in (i) the Harbor Beach Partnership, (ii) the other Harbor Beach General Partner, or (iii) partners of the other Harbor Beach General Partner);

    (ii) selling or otherwise disposing of or consenting to the sale or disposition of any assets of any of the Partnerships which had an original cost in excess of 25% of the original cost basis of all assets of such

  Partnership or voting the Partnership's general partnership interest in the Harbor Beach Partnership in favor of the sale or other disposition of any assets of the Harbor Beach Partnership which had an original cost in excess of 25% of the original cost of all assets of the Harbor Beach Partnership to a party other than the General Partner or an Affiliate thereof;

    (iii) voting the Partnership's interest in the Harbor Beach Partnership in favor of any amendment to any agreement, contract or arrangement with any general partner of the Harbor Beach Partnership or any of its Affiliates which reduces the responsibilities or duties of such general partner or which increases the compensation payable to such general partner or any of its Affiliates, or which adversely affects the rights of the Partnership as general partner of the Harbor Beach Partnership;

    (iv) incurring material debt of the Partnership in excess of the limitations set forth in the Partnership Agreement, or voting the Partnership's interests in the Harbor Beach Partnership in favor of the incurrence by the Harbor Beach Partnership of such debt;

    (v) agreeing to the addition of transient guest rooms at any hotel unless
  (a) the hotel has had an average occupancy rate of at least 70% for a consecutive period of at least 12 months and (b) the Partnership has obtained debt financing to finance the costs of the addition on a nonrecourse basis as to all the partners of such partnership and the Partnership (including the General Partner);

    (vi) incurring any debt of a Partnership which does not provide by its terms that it shall be nonrecourse as to all of the partners of the Partnerships;

    (vii) taking any action or failing to take any action which would result in the Partnership withdrawing as a partner of the Harbor Beach
  Partnership;

    (viii) transferring, selling, assigning, pledging, or otherwise disposing of all or any portion of the Partnership's interest in the Harbor Beach Partnership;

    (ix) making any election to continue beyond its term, discontinue or dissolve any of the Partnerships; and

    (x) admitting any other Person as a general partner of the Partnership.

  Although the General Partner currently has no plans to undertake such activities, it may do so in the future if a majority of Units are voted by the Purchaser or any successor thereof (which together with the General Partner could own as much as 46.05% of the outstanding units if the offer is consummated) and other Limited Partners in favor of such actions.

  INTERESTED TRANSACTIONS. The effect of the voting amendments with respect to Interested Transactions would be to require such transactions to be determined by a majority of the disinterested Limited Partners who vote, because the Units held by the Purchaser and the General Partner and its Affiliates would be voted on such transactions in accordance with the desires of the majority of such disinterested Limited Partners. The amendments to the quorum requirements, however, ensure that in order for an Interested Transaction to be acted upon by Limited Partners, a majority of the disinterested Limited Partners must be present or represented at the meeting or in the written consent pursuant to which the action is to be taken. Examples of Interested Transactions would include:

    (i) selling or otherwise disposing of or consenting to the sale or disposition of any of the Hotels to the General Partner or an Affiliate, or selling the Partnership's interest in the Harbor Beach Partnership or consenting to a sale of the Harbor Beach Hotel to the General Partner or an Affiliate;

    (ii) effecting any amendment to any agreement, contract or arrangement with the General Partner or any Affiliate thereof that would reduce the responsibility or duties or would increase the compensation payable to the General Partner or any of its Affiliates or that would otherwise adversely affect the rights of the disinterested Limited Partners;

    (iii) allowing the General Partner to withdraw voluntarily as a general partner;

    (iv) causing the Partnership to borrow any funds from the General Partner or an Affiliate except as set forth in the Partnership Agreement; or

    (v) causing the Partnership to acquire any property from the General Partner and any Affiliate of the General Partner in exchange for interests in the Partnership.

  This list of Interested Transactions, however, is not exclusive. Any matter that is required to be presented to the Limited Partners for a vote, depending upon the particular circumstances involved, could constitute an Interested Transaction. The General Partner has no current intention to undertake any of the transactions in examples (i) through (v) above; however, the Partnership currently is evaluating the costs and benefits of a possible expansion of the facilities of the Orlando Hotel. This process is in the preliminary stages and no decision has been made to proceed with any such expansion, however, in the event the Partnership decides to expand the Orlando Hotel one potential source of financing would be a loan from the General Partner or one of its Affiliates.

 Amendment to Definition of Affiliate.

  The proposed Amendment to the definition of Affiliate would exclude MII (or another public entity) from such definition for so long as the Marriott family or some other person or group of persons does not own 20% or more of the outstanding common stock of both the General Partner (directly or through Parent) and MII (or such other public entity). Approval of this amendment would eliminate transactions between the Partnership and MII from the definition of an Interested Transaction. The Partnership Agreement currently permits Limited Partners to terminate any agreement (including the Management Agreement with MII and the Operating Lease with the Operating Tenant), pursuant to which operating management of any of the Partnership's hotels is vested in the General Partner or an Affiliate, that the Partnership has the right to terminate as a result of the failure of the operation of such hotel to achieve specifically defined objectives. Termination by the Limited Partners under such circumstances can occur without the consent of the General Partner upon the affirmative vote of Limited Partners holding a majority of the outstanding Units. Because the revised definition of Affiliate would exclude MII unless or until the Marriott family or some other person or persons owns 20% or more of the outstanding common stock of both the General Partner (directly or through Parent) and MII, the Orlando Management Agreement and the Harbor Beach Operating Lease would be deemed to be vested in a third party, rather than an Affiliate. However, the Partnership Agreement is proposed to be amended to maintain the Limited Partners' right under the Partnership Agreement to terminate a management agreement or operating lease with MII for cause.

  The Partnership Agreement currently prohibits the General Partner, without the consent of Limited Partners holding a majority of the outstanding Units, from causing the Partnership to amend any agreement, contract or arrangement with the General Partner or any Affiliate in a manner that reduces the responsibilities or duties of the General Partner, increases the compensation payable to the General Partner or its Affiliates, or adversely affects the rights of the limited partners. As discussed above, the proposed Amendment to the definition of Affiliate would exclude MII unless or until the Marriott family or some other person or group of persons owns 20% or more of the outstanding common stock of both the General Partner (directly or through Parent) and MII. Therefore, the Orlando Management Agreement and the Harbor Beach Operating Lease would be deemed to be vested in a third party, rather than an Affiliate, until such time in the future (if ever) that MII becomes an Affiliate under the new definition. Consequently, until such time, the General Partner could cause the Partnership to amend these agreements so as to increase the compensation payable thereunder to MII or otherwise change the terms of such agreements. The General Partner currently has no plans to amend these agreements.

  As discussed below under "Conflicts of Interest" and "Policies with Respect to Conflicts of Interest," the Partnership Agreement sets forth certain conflict of interest policies which require that agreements, contracts or arrangements between the Partnership and the General Partner or its Affiliates be on commercially reasonable terms and subject to certain other specific criteria. Because the proposed amendment to the definition of Affiliate would exclude MII, it would not be subject to the conflict of interest policies until such time in the future (if ever) that MII becomes an Affiliate under the new definition. Nevertheless, the General Partner will not enter into any agreement, contract or arrangement with MII on terms that are unfair to the Partnership or commercially unreasonable.

 Amendments Relating to Authority of the General Partner to Sell Assets

  These proposed Amendments would eliminate Limited Partner consent requirements relating to actions by the General Partner to (i) sell or otherwise dispose of or consent to the sale or disposition of any assets of the Partnership which had an original cost in excess of 25% of the original cost basis of all assets ("25% Assets") of the Partnership, (ii) vote the Partnership's general partnership interest in the Harbor Beach Partnership (the "Harbor Beach Interest") in favor of the sale of any 25% Assets of the Harbor Beach Partnership, or (iii) transfer, sell, assign, pledge or otherwise dispose of all or any portion of the Harbor Beach Interest to independent third parties (collectively, the "25% Asset Sale Transactions") and vest the sole authority with respect to such transactions in the General Partner. In the event the Offer is consummated and the General Partner and its Affiliates are granted the right to vote their Units pursuant to the proposed Amendments described above in "--Amendments Relating to Voting Provisions," the Purchaser, the General Partner and their Affiliates would own 46.05% of the Units, thereby exerting a substantial influence on votes by the Limited Partners to approve 25% Asset Sale Transactions with third parties. In votes on these transactions with third parties, the General Partner's and its Affiliates' interests would be aligned with those of the other Limited Partners, since the General Partner and its Affiliates would benefit or be harmed by these transactions in much the same way as all Limited Partners would be (except as to tax consequences). Moreover, these Amendments would not alter the Limited Partner consent requirements relating to 25% Asset Sale Transactions with affiliated parties. These transactions would be Interested Transactions under the Partnership Agreement and could only be approved with the consent of disinterested Limited Partners owning a majority of the outstanding Units. (For a discussion of the effects caused by the changes in the voting provisions, see "--Amendments Relating to Voting Provisions.") The General Partner has no current intention of selling any asset of the Partnership, including the Orlando Hotel and the Harbor Beach Interest, or voting the Harbor Beach Interest in favor of the sale of any asset of the Harbor Beach Partnership, including the Harbor Beach Hotel. These Amendments are being sought, in part, to permit the consolidation for accounting purposes of the Partnership's Hotels in Parent's financial statements.

 Revision of Transfer Restrictions.

  The effect of the proposed Amendment to the quarterly transfer restrictions would be to permit the closing of the Offer and any subsequent transfer by the Purchaser to another entity to occur on a date that is convenient for the parties concerned, rather than on the first day of a fiscal quarter. Because such transfers would occur in isolated transactions, the General Partner does not believe that as a result of such transfers, the Partnership would be treated as an association taxable as a corporation under Section 7704 of the Code. The effect of the proposed Amendment to the restrictions on transfers resulting in fractional interests (other than half-Units) would be to permit the Purchaser to prorate its purchases of Units pursuant to the Offer in exactly the same manner for each Unitholder in the event that the Offer is oversubscribed and would permit Unitholders whose tenders of Units were prorated in the Offer to transfer such Units in subsequent transactions. Therefore, the Purchaser would be able to purchase an identical percentage of Units tendered from each Unitholder who tenders pursuant to the Offer.

 Amendments to Provisions Allocating Profits and Losses and Cash
Distributions.

  Because transfers of Units to the Purchaser pursuant to the Offer are unlikely to occur on the first day of a fiscal quarter, the Partnership Agreement currently would require the receipt of an opinion of counsel as to the proper date on which to allocate profits and losses with respect to such Units. The General Partner has not received, and does not plan to request, such an opinion. Absent such an opinion, the Partnership Agreement does not provide for the allocation of profits (and losses). The Amendment to this section of the Partnership Agreement would require the Partnership to allocate profits (and losses) on Units transferred to the Purchaser as of the last day of the accounting period ending on or before the date on which payment for Units pursuant to the Offer occurs, which will prevent Unitholders from receiving an allocation of profits (or losses) for the period between the last day of such accounting period and the date on which payment for Units pursuant to the Offer occurs. Because the Partnership currently is generating net taxable income, this amendment would result in less taxable income being allocated to tendering Unitholders than could be the case currently under the Partnership Agreement. Further, because the Partnership currently distributes cash available for distribution only twice during the year--on or about April 15 and October 31--the Amendment to the cash distribution provisions would cause all cash distributions with respect to Units that are transferred pursuant to the Offer to be made to the Purchaser if such distributions are made after the applicable closing date. Thus, each Unitholder of record as of September 6, 1996, whose Units are tendered and accepted in the Offer received his or her final cash distribution as to such Units on November 1, 1996. In this regard, the Purchaser has been advised that the Partnership does not expect to generate cash available for distribution during the period from November 1, 1996 through the date of consummation of the Offer. These amendments will not have any effect on non-tendering Unitholders. See "The Tender Offer--Section 5--Price Range of Units; Distributions."

 Amendments to Update Tax Provisions

  The proposed Amendments to update certain tax provisions would conform the Partnership Agreement to the changes that have occurred in the Code and the applicable Treasury Regulations since the time the Partnership Agreement was adopted. The Partnership Agreement currently contains tax provisions that were applicable prior to the adoption of the Tax Reform Act of 1986 and various Treasury Regulations governing the allocation of partnership income and loss. The proposed Amendments would update these provisions to conform with the currently applicable Code and regulation provisions.

 Clarifying Amendments

  The proposed Amendments to update the Partnership Agreement would amend certain terms and sections of the Partnership Agreement in order to (i) reflect the fact that after the division of Marriott Corporation's operations into two separate public companies, Parent, as the successor to Marriott Corporation, no longer owns the management business conducted by MII, (ii) delete certain obsolete references to entities and agreements that are no longer in existence and (iii) update the Partnership Agreement to reflect the passage of time since the formation of the Partnership Agreement.

 Amendment to Amendment Provisions

  The proposed Amendment to the amendment provisions of the Partnership Agreement would permit the General Partner, without the consent of the Limited Partners, to make any amendment to the Partnership Agreement as is necessary to clarify the provisions thereof so long as such amendment does not affect the rights of Unitholders under the Partnership Agreement in any material respect. Unless otherwise specified therein, the Partnership Agreement currently requires the vote of Limited Partners holding a majority of the Units in order to amend the Partnership Agreement for any purpose. This proposed Amendment would allow the General Partner to take actions to clarify any provision of the Partnership Agreement without incurring the expense and uncertainty of a vote of the Limited Partners, so long as such amendment does not affect the rights of Unitholders under the Partnership Agreement in any material respect. For example, if the Partnership Agreement, as currently in effect, contained this proposed Amendment, the Amendments described above under the headings "Amendments to Update Tax Provisions" and "Clarifying Amendments" would not require the consent of the Limited Partners.

CONFLICTS OF INTEREST

  Because Parent and its affiliates own hotels other than those owned by the Partnership, potential conflicts of interest exist. With respect to these potential conflicts of interest, Parent and its affiliates retain a free right to compete with the Hotels, including the right to develop competing hotels now and in the future, in addition to those existing hotels that may compete directly or indirectly. As the owner of 460.5 of the outstanding Units upon consummation of the Offer, Parent, through the Purchaser and the General Partner, could influence substantially decisions or take actions concerning the Partnership that do not fully reflect the interests of all Limited Partners of the Partnership.

  Under Delaware law, the General Partner has unlimited liability for obligations of the Partnership, unless those obligations are, by contract, without recourse to the partners thereof. Since the General Partner is entitled to manage and control the business and operations of the Partnership, this control could lead to a conflict of interest.

  Under Delaware law, the General Partner has a fiduciary duty to exercise good faith, fairness and loyalty in all of its dealings with respect to Partnership affairs. Neither the Offer nor the Limited Partners Consent Condition modifies these duties. Under the terms of the Partnership Agreement, the General Partner (and any Affiliate who is performing services for the Partnership on behalf of the General Partner) has no liability for (and is indemnified from) damages or otherwise to Limited Partners or the Partnership for any liabilities, losses, judgments and expenses that may be imposed on or incurred by the General Partner or the Partnership arising from any action or inaction on the part of the General Partner or the Partnership if (i) the action or inaction of the General Partner giving rise thereto was determined by the General Partner, in good faith, to be in the best interests of the Partnership and such action or inaction was within the scope of the authority granted to the General Partner by the Partnership Agreement, by law, or by the Limited Partners in accordance with the Partnership Agreement; and (ii) the General Partner and its Affiliates were not guilty of negligence, fraud, misconduct or breach of fiduciary duty to the Partnership or any Limited Partners. Limited Partners, therefore, may have certain legal remedies available under Delaware state law, such as a civil cause of action against the General Partner for negligence, fraud, misconduct, breach of contract or willful breach of fiduciary duty.

POLICIES WITH RESPECT TO CONFLICTS OF INTEREST

  As discussed above under "Effects of the Proposed Amendments," the proposed Amendments to the Partnership Agreement require decisions regarding Interested Transactions to be determined by a majority of the disinterested Limited Partners who vote on the matter. In addition, the Partnership Agreement requires agreements, contracts or arrangements between the Partnership and the General Partner or its affiliates, other than arrangements for rendering legal, tax, accounting, financial, engineering and procurement services to the Partnership by the General Partner or its affiliates and except for arrangements between the Partnership and an affiliate of MII which owns a time share project near the Orlando Hotel, to be on commercially reasonable terms and subject to the following conditions:

    (i) the General Partner or any affiliate must be actively engaged in the business of rendering such services or selling or leasing such goods independently of its dealings with the Partnership and as an ongoing business or must enter into and engage in such business with Marriott system hotels or hotel owners generally and not exclusively with the Partnerships;

    (ii) any such agreement, contract or arrangement must be fair to the Partnership, and reflect commercially reasonable terms and shall be embodied in a written contract that precisely describes the subject matter thereof and all compensation to be paid therefor;

    (iii) no rebates or give-ups may be received by the General Partner or any affiliate, nor may the General Partner or any affiliate participate in any reciprocal business arrangements that would have the effect of circumventing any of the provisions of the Partnership Agreement or the Harbor Beach Partnership Agreement;

    (iv) no such agreement, contract or arrangement as to which the Limited Partners had previously given approval may be amended in such manner as to increase the fees or other compensation payable to the General Partner or any affiliate or to decrease the responsibilities or duties of the General Partner or any affiliate in the absence of the consent of the Limited Partners holding a majority of the Units; and

    (v) any such agreement, contract or arrangement that relates to or secures any funds advanced or loaned to the Partnership by the General Partner or any affiliate must reflect commercially reasonable terms.

  The proposed Amendments to the Partnership Agreement will not change the foregoing policies with respect to conflicts of interest, except that such policies would not apply to MII under the proposed Amendment to the definition of "Affiliate" under the Partnership Agreement until such time in the future (if ever) that MII becomes an Affiliate under the new definition. Nevertheless, the General Partner will not enter into any new or amend any existing, agreement, contract or arrangement with MII on terms that are unfair to the Partnership or commercially unreasonable. Furthermore, the General Partner currently has no plans to amend the Management Agreement or the Operating Lease.

                               THE TENDER OFFER

  Section 1. Terms of the Offer, Expiration Date and Proration. Upon the terms, and subject to the conditions of, the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and purchase 450 Units validly tendered on or prior to the Expiration Date (as hereinafter defined) and not validly withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" means 6:00 p.m., New York City time, on Friday, December 20, 1996, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

  If more than 450 Units are validly tendered, and not properly withdrawn on or prior to the Expiration Date in accordance with Section 4, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment 450 Units on a pro rata basis based upon the number of Units properly tendered by the Expiration Date and not withdrawn. Following consummation of the Offer, it is the Purchaser's current intention to acquire additional Units beginning after the end of a twelve month period. Any such acquisition may be made through private purchases, a future tender offer, or by any other means deemed advisable by the Purchaser. The Purchaser currently anticipates that in acquiring additional Units (other than pursuant to a future tender offer), it will give priority to the acquisition of fractional interests of Units resulting from proration of Units tendered in the Offer and that such acquisitions may be at a price equivalent to the Offer Price on a per Unit basis. However, the Purchaser is not obligated to make any such acquisitions and any acquisitions of additional Units, if made, may be at a price higher or lower than the Offer Price. The Purchaser currently intends to wait until at least twelve months after consummation of the Offer to acquire any additional Units so as to not cause a Section 708 Termination. Business conditions existing after the end of the twelve month period following consummation of the Offer may make it impractical or inadvisable for the Purchaser to acquire any additional Units at that time.

  Due to the difficulty of determining the precise number of Units properly tendered and not withdrawn, if proration is required, the Purchaser does not expect to determine the final results of proration or pay for any Units until at least seven (7) business days after the Expiration Date. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

  The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period during which the Offer is open (or later to the extent permitted by applicable law) by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. There can be no assurance that the Purchaser will exercise its right to extend the Offer. During any such extension, all Units previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering Unitholder to withdraw such Units. See Section 4. If the Purchaser decides to increase or decrease the number of Units being sought or to increase or decrease the consideration offered in the Offer to Unitholders and, at the time the notice of such increase or decrease is first published, sent or given to Unitholders, the Offer is scheduled to expire at any time earlier than the expiration of the period ending on the 10th business day from, and including, the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such period of 10 business days.

  Subject to applicable rules and regulations of the SEC, the Purchaser reserves the right, in its sole discretion, at any time or from time to time, to (i) terminate the Offer and not accept for payment any Units, to delay payment for any Units, regardless of whether such Units were theretofore accepted for payment, and not to pay for any Units not theretofore accepted for payment or paid for, if any of the conditions referred to in Section 8 have not been satisfied, or upon the occurrence of any of the conditions specified in Section 8, (ii) waive any condition to its obligation to acquire Units pursuant to the Offer, and (iii) otherwise amend the Offer in any respect, by giving oral or written notice of such extension, delay in payment, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Purchaser acknowledges (i) that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Units tendered promptly after the termination or withdrawal of the Offer and (ii) that the Purchaser may not delay acceptance for payment of, or payment for, any Units upon the occurrence of any of the conditions specified in Section 8 without extending the period of time during which the Offer is open.

  Any extension, delay in payment, termination, waiver, or amendment will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Units), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service or by letter sent to the Unitholders.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OR WAIVER OF EACH OF THE CONDITIONS SET FORTH ABOVE IN THE INTRODUCTION TO THIS OFFER TO PURCHASE, AS WELL AS CONDITIONS DESCRIBED IN SECTION 8. If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer (including a waiver of the condition that there be validly tendered and not withdrawn prior to the Expiration Date at least 450 Units (the "Minimum Tender Condition") or the Limited Partners' Consent Condition), the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. Those rules prescribe that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought or in any dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the terms or information changed. The SEC has announced in a published release that in its view an offer must remain open for a minimum period of time following a material change in the terms of an offer (including, in the SEC's view, the waiver of a minimum share condition such as the Minimum Tender Condition) or in information concerning an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow for adequate dissemination and investor response.

  If, by the Expiration Date, the Minimum Tender Condition or the Limited Partners' Consent Condition has not been satisfied, the Purchaser may, in its sole discretion, elect to (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Units until the expiration of the Offer, as extended, subject to the terms of the Offer, (ii) waive such condition, and subject to complying with applicable rules and regulations of the SEC, accept for payment all Units so tendered, or (iii) terminate the Offer and not accept for payment any Units and return all tendered Units to tendering Unitholders.

  The Partnership has provided the Purchaser, the Depositary and the Information Agent with a list of Unitholders and security position listings for the purpose of disseminating the Offer to Unitholders. This Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Units and will be furnished for subsequent transmittal to beneficial owners of Units to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Unitholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Units.

  Section 2. Acceptance for Payment and Payment for Units. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will (subject to proration) purchase by accepting for payment, and will pay for, Units validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as legally permissible after the later to occur of
(i) the Expiration Date and (ii) the satisfaction or waiver of the conditions related to the regulatory approvals referred to in sub-clause (f) of Section 8.

  In all cases, payment for Units accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and (ii) any other documents required by the Letter of Transmittal. For a description of the procedures for tendering Units pursuant to the Offer, see Section 3.

  In addition, the Purchaser expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Units in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rules 14e-1(c) under the Exchange Act, which requires that a person who makes a tender offer pay the consideration offered or return tendered securities promptly after the termination or withdrawal of a tender offer.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Units validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Units for payment pursuant to the Offer. Under no circumstances will interest on the purchase price be paid by the Purchaser, regardless of any delay in making such payment.

  If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment, or pay for, Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Units until expiration or termination of the Offer, and such Units may not be withdrawn except to the extent that the tendering Unitholder is entitled to, and duly exercises, withdrawal rights as described in Section 4. The Purchaser understands that it is the position of the staff of the SEC that the Exchange Act and the rules and regulations promulgated thereunder require that all conditions of an offer, other than the receipt of governmental approvals, must be satisfied or waived prior to the expiration of such offer.

  If any tendered Units are not purchased pursuant to the Offer for any reason (other than proration) the Letter of Transmittal will be returned, without expense to the tendering Unitholder, as soon as practicable following expiration, termination or withdrawal of the Offer.

  If, prior to the Expiration Date, the Purchaser increases the consideration offered per Unit, the Purchaser will pay such increased consideration to all holders of those Units purchased pursuant to the Offer, whether or not such Units have been tendered prior to such increase in the consideration.

  The Purchaser reserves the right to transfer or assign, in whole or in part, at any time or from time to time, to one or more of Host Marriott's subsidiaries the right to purchase Units tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer nor will any such transfer or assignment in any way prejudice the rights of tendering Unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

  Section 3. Procedures for Accepting the Offer and Tendering Units. In order for a Unitholder to validly tender Units pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date.

  Signature Guarantees. No signature guarantee is required for tenders of Units (i) by a registered holder of Units who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. All other tenders of Units require that signatures on Letters of Transmittal and, if required, Letter of Transmittal Supplements, must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch, agency or correspondent in the United States (collectively, an "Eligible Institution"). See Instruction 10 of the Letter of Transmittal.

  If the Units are registered in the name of a person other than the signer of the Letter of Transmittal, then the Letter of Transmittal must be accompanied by duly executed powers signed exactly as the name or names of the registered holder or holders appear in the records of the Partnership, with the signatures on the powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 4 and 10 of the Letter of Transmittal.

  THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF EACH TENDERING UNITHOLDER. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Notwithstanding any other provision hereof, payment for Units accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal.

  Back-up Federal Tax Withholding. Under federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain Unitholders pursuant to the Offer. To prevent such back-up federal income tax withholding on payments made to tendering Unitholders with respect to the purchase price of Units purchased pursuant to the Offer, each tendering Unitholder must provide the Depositary with his or her correct taxpayer identification number or certify that he or she is not subject to back-up Federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

  Appointment as Proxy. By executing the Letter of Transmittal, a tendering Unitholder irrevocably appoints designees of the Purchaser, and each of them, as such Unitholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unitholder's rights with respect to the Units tendered by such Unitholder and accepted for payment by the Purchaser and with respect to any and all other Units or other securities or rights issued or issuable in respect of such Units on or after the date of this Offer to Purchase. All such proxies shall be considered coupled with an interest in the tendered Units. This appointment is effective when, and only to the extent that, the Purchaser accepts such Units for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such Unitholder with respect to such Units or other securities or rights will, without further action, be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective) by such Unitholder. The designees of the Purchaser will, with respect to such Units and other securities or rights, be empowered to exercise all voting and other rights of such Unitholder as the designees, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Limited Partners, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of Units pursuant to the Offer, the Purchaser must be able to exercise full voting and other rights with respect to such Units and other securities or rights including voting at any meeting of Limited Partners then scheduled or acting by written consent. In addition, by executing a Letter of Transmittal as set forth above, a tendering Unitholder agrees promptly to remit and transfer to the Depositary for the account of the Purchaser any and all cash dividends, distributions, rights, other Units and other securities issued or issuable in respect thereof on or after the date of this Offer to the Purchaser, accompanied by appropriate documentation of transfer; and pending such remittance or appropriate assurance thereof, the Purchaser shall be entitled to all rights and privileges as owner of any such other Units or other securities or property and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as such value may be determined by the Purchaser in its sole discretion.

  Determination of Validity. All questions as to the validity, form, eligibility (including the timeliness of receipt) and acceptance for payment of any tendered Units pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any and all tenders of any particular Units determined by it not to be proper form, or the acceptance of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Units whether or not similar defects or irregularities are waived in the case of other Units. The Purchaser's interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding. No tender of Units will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, Host Marriott, any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  It is a violation of Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder for a person to tender Units for his or her account unless the person so tendering (i) owns such Units or (ii) owns other securities convertible into or exchangeable for such Units or owns an option, warrant or right to purchase such Units and intends to acquire such Units for tender by conversion, exchange or exercise of such option, warrant or right. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

  A tender of Units made pursuant to any one of the procedures set forth above will constitute the tendering Unitholder's acceptance of the terms and conditions of the Offer, including the tendering Unitholder's representation that (i) such Unitholder owns the Units being tendered within the meaning of Rule 14e-4 and (ii) the tender of such Units complies with Rule 14e-4.

  Section 4. Withdrawal Rights. Except as otherwise provided in this Section 4, tenders of Units made pursuant to the Offer are irrevocable. Units tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, also may be withdrawn at any time after January 17, 1997. If, for any reason whatsoever, acceptance for payment of any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment or pay for Units for any reason, then, without prejudice to the Purchaser's rights under the Offer, but subject to compliance with Rule 14e-1(c) under the Exchange Act, tendered Units may be retained by the Depositary on behalf of the Purchaser and such Units may not be withdrawn except to the extent tendering Unitholders are entitled to and duly exercise withdrawal rights as described in this Section 4.

  In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses or numbers set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, the number of Units to be withdrawn, and the name of the registered holder of the Units to be withdrawn, if different from that of the tendering Unitholder.

  Withdrawals of Units may not be rescinded and any Units properly withdrawn, thereafter, will be deemed not validly tendered for purposes of the Offer. However, withdrawn Units may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

  All questions as to the form and validity (including the timeliness of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. Neither the Purchaser, Host Marriott, any of their affiliates or assigns, if any, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give any such notification.

  Section 5. Price Range of Units; Distributions.

  Trading. The Units are not listed on any national securities exchange or quoted in the over the counter market, and there is no established public trading market for the Units. There have been 40 secondary sales of the Units since 1990. The General Partner monitors transfers of the Units (i) because transfers of Units are subject to various conditions under the Partnership Agreement and admission of the transferee as a substitute limited partner requires the consent of the General Partner, in its sole and absolute discretion, under the Partnership Agreement and (ii) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the General Partner does not have information regarding the prices at which all secondary sales transactions in the Units have been effectuated. As ofNovember 14, 1996, there were 1,165 holders of record of the 1,000 Units.

  The Purchaser has been advised by the General Partner that a Unitholder has made offers to certain other Unitholders to acquire Units during the past year. Such offer is believed to have been at a price of $25,000 per Unit. The price for Units cited herein represents information known to the General Partner as of September 7, 1996 and does not represent reported bid quotations. The Purchaser and General Partner disclaim any knowledge of whether such person continues to make such offer.

  The following table sets forth information based solely on the transfer records of the Partnership and information provided by the General Partner with regard to the number of Units transferred during each year since 1990 in sales transactions (i.e., excluding transactions between related parties or family members of the same beneficial owner) and the price paid in each such transaction:

EFFECTIVE DATE                                    NUMBER OF UNITS      PRICE
--------------                                   -----------------  ------------
1996:
  09/07/96......................................      .5 unit       $12,500
  06/15/96......................................     21 units       $25,000 each
  06/15/96......................................      1 unit        $21,600
  03/23/96......................................      1 unit        $20,500
1995:
  09/09/95......................................      .5 unit       $7,000
  06/17/95......................................      1 unit        $25,606
  03/25/95......................................      .5 unit       $7,780
  01/01/95......................................      .5 unit       $8,500
  01/01/95......................................      2 units       $14,000 each
1992:
  09/12/92......................................      1 unit        $40,000
  01/01/92......................................      1 unit        $32,500
1991:
  03/23/91......................................      1 unit        $60,000
  01/01/91......................................      1 unit        $44,000
1990:
  09/08/90......................................      .5 unit       $37,000
  06/16/90......................................      .5 unit       $38,000
  03/23/90......................................      .5 unit       $36,000
                                                 -----------------
                                                 33.5 Units (Total)

  Distributions. The following table sets forth the cash distributions per Unit, the cumulative cash distributions per Unit, the weighted average annual percentage return per Unit, the purchase price per Unit and the average sales price per Unit based on the transfer records of the Partnership with respect to each year following the sale of the Units in 1985.

                                            CUMULATIVE       WEIGHTED
                               CASH            CASH       AVERAGE ANNUAL   PURCHASE    AVERAGE
                         DISTRIBUTIONS PER DISTRIBUTIONS    PERCENTAGE     PRICE PER SALES PRICE
YEAR                          UNIT *        PER UNIT *   RETURN PER UNIT #   UNIT     PER UNIT
----                     ----------------- ------------- ----------------- --------- -----------
1996....................      $ 4,970         $43,318           5.36%           --     $24,644
1995....................        2,084          38,348           2.25%           --      17,086
1994....................          --           36,264           0.00%           --        =
1993....................          --           36,264           0.00%           --        =
1992....................          --           36,264           0.00%           --      36,250
1991....................        5,748          36,264           6.20%           --      52,000
1990....................       10,544          30,516          12.18%      $ 19,000     74,000
1989....................        8,939          19,972          13.43%        19,000       =
1988....................        7,230          11,033          15.26%        19,500       =
1987....................        3,803           3,803          13.82%        20,500       =
1986....................          --              --             --          12,000       =
1985....................          --              --             --          10,000       =
                              -------         -------          -----       --------    -------
  Total.................      $43,318                                      $100,000    $40,416
                              =======                                      ========    =======

--------
* Excludes distributions of refinancing proceeds of $2,475/unit in 1986 and $4,830/unit in 1987, which were a return of capital.
#Includes refinancing proceeds as a return of capital.
=Not available

  The following table sets forth the cash distributions made by the Partnership to the General Partner and the Unitholders with respect to each year following the sale of the Units in 1985, excluding distributions of refinancing proceeds of $2,475 per Unit in 1986 and $4,830 per Unit in 1987, which were treated as a return of capital. Distributions with respect to each year are made in October of such year and in April of the following year. There can be no assurance that any future distribution will be made or, if made, will be at the level of previous distributions.

                                    GENERAL PARTNER'S   UNITHOLDERS'
                        TOTAL CASH     PORTION OF        PORTION OF     AMOUNT
YEAR                   DISTRIBUTION   DISTRIBUTION    DISTRIBUTION (1) PER UNIT
----                   ------------ ----------------- ---------------- --------
1996..................  $5,020,202       $50,202         $4,970,000     $4,970
1995..................   2,105,050        21,050          2,084,000      2,084
1994..................         --            --                 --         --
1993..................         --            --                 --         --
1992..................         --            --                 --         --
1991..................   5,806,060        58,060          5,748,000      5,748
1990..................  10,650,504       106,504         10,544,000     10,544
1989..................   9,029,292        90,292          8,939,000      8,939
1988..................   7,303,030        73,030          7,230,000      7,230
1987..................   3,841,414        38,414          3,803,000      3,803

--------
(1) The General Partner owned 10.5 Units as of November 14, 1996, which represents 1.05% of the total outstanding Units.

  Unitholders who tender their Units in accordance with the terms of the Offer transfer all right, title and interest in and to all Units that are tendered (subject to proration) and all distributions in respect of such Units on or after the date of this Offer. Accordingly, as a result of consummation of the Offer, the Purchaser would be entitled to receive any future distributions from the Partnership's operations, to the extent of the number of Units acquired in the Offer.

  Section 6. Effect of the Offer on Market for Units; Registration under the Exchange Act. The purchase of Units pursuant to the Offer will reduce the number of Units that might otherwise be available for transfer, and could adversely affect the liquidity and market value of the remaining Units.

  Following consummation of the Offer, the number of Units that may be sold or exchanged in the twelve months following consummation of the Offer will be limited. In this regard, the General Partner is required, pursuant to the terms of the Partnership Agreement, to impose the Transfer Restriction on any sales and exchanges of Units that would result in a Section 708 Termination. In determining the applicability of the Transfer Restriction, the General Partner is required to take into account both the 450 Units transferred pursuant to the Offer and any other sales or exchanges of Units that occur prior to or following the consummation of the Offer. There can be no assurance, however, that the Transfer Restriction would be successful in preventing a transfer that would cause a Section 708 Termination. The Purchaser has been advised by the General Partner that the General Partner intends to assert liability against, and may seek to enjoin, any Unitholder that attempts to sell or exchange Units in contravention of the provisions of the Partnership Agreement.

  The Units are not currently listed on any national securities exchange, and there are no plans to list the Units on any exchange or to qualify them for quotation on the National Association of Securities Dealers Automated Quotation National Market System or any other interdealer quotation system.

  The Units currently are registered under the Exchange Act, and the Partnership currently is subject to the periodic reporting requirements of that Act. Registration of the Units under the Exchange Act may be terminated upon application to the SEC if the number of record holders of the Units is less than 300 persons. Termination of registration also would relieve beneficial owners of more than five percent of the Units from the obligation to file ownership reports under Section 13(d) of the Exchange Act, and also relieve persons deemed to be the equivalent of officers, directors or ten percent owners of the Partnership from the need to comply with the reporting requirements and trading restrictions of Section 16 of the Exchange Act. The Partnership is not aware of any person who currently is subject to Section 13(d), nor does the Partnership know of any person subject to Section 16 who owns any Units and therefore would be required to file reports and otherwise comply with the trading limitations of that provision. Because of the pendency of an application for relief from all of the periodic reporting and going private requirements of Section 13 of the Exchange Act and the proxy statement, information statement and tender offer requirements of Section 14 of the Exchange Act filed by the Partnership under Section 12(h) of the Exchange Act that suspended the application of those provisions until the application was voluntarily withdrawn on November 18, 1996, the Partnership was not required to, and did not, make any filings under such provisions from October 23, 1989 until that date. Host Marriott does not believe that consummation of the Offer will result in termination of these reporting obligations.

  In the event the Offer is oversubscribed, it is the Purchaser's current intention to acquire additional Units beginning after the end of the twelve month period following consummation of the Offer. Any such acquisition may be made through private purchases, a future tender offer, or by any other means deemed advisable by the Purchaser. The Purchaser currently anticipates that in acquiring additional Units (other than pursuant to a future tender offer), it will give priority to the acquisition of fractional interests of Units resulting from proration of Units tendered in the Offer and that such acquisitions may be at a price equivalent to the Offer Price on a per Unit basis. However, the Purchaser is not obligated to make any such acquisitions and any acquisitions of additional Units, if made, may be at a price higher or lower than the Offer Price. The Purchaser currently intends to wait until at least twelve months after consummation of the Offer to acquire any additional Units so as to not cause a Section 708 Termination. Business conditions existing after the end of the twelve month period following consummation of the Offer may make it impractical or inadvisable for the Purchaser to acquire any additional Units at that time.

  Section 7. Source and Amount of Funds. The Purchaser estimates that the maximum amount required by Purchaser to purchase the Units pursuant to the Offer and to pay related fees and expenses is approximately $37 million. The Purchaser will obtain all the funds necessary to finance the Offer and pay related fees and expenses through the capital investment of Parent. Such capital investment will come from Parent's working capital.

  Section 8. Conditions of the Offer. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment, purchase or pay for, subject to Rule 14e-1(c) under the Exchange Act, any Units tendered (whether or not any such Units have theretofore been accepted for payment or paid for pursuant to the Offer), and may terminate or amend the Offer and may postpone the purchase of, and payment for, any Units not then paid for, if (i) at least 450 Units shall not have been validly tendered (and not properly withdrawn) pursuant to the Offer, (ii) prior to the time of acceptance, consents to certain of the proposed amendments to the Partnership Agreement have not been received, in form acceptable to Purchaser, from Limited Partners holding a majority of the outstanding Units, (iii) all governmental licenses, permits, authorizations, consents and approvals relating to the purchase of Units pursuant to the Offer shall not have been obtained on terms satisfactory to the Purchaser and Parent or any of such approvals and consents shall have been withdrawn, or (iv) at any time on or after November 19, 1996 and prior to the time of acceptance for payment of any such Units, any one or more of the following events shall occur and remain in effect:

    (a) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any United States stock exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement or escalation of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States, (iv) a material adverse change in the United States or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) any limitation (whether or not mandatory) imposed by any governmental authority on, or any other event which might affect, the extension of credit or further extension of credit by United States lending institutions, (vi) any significant adverse change in United States securities or financial markets, or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

    (b) there shall have been threatened, instituted or pending any action, suit, proceeding, investigation, application, claim or counterclaim by or before any court or governmental regulatory or administrative entity, or any court or other governmental entity shall have proposed, sought, promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer any statute, rule, regulation, judgment, order or injunction, which, directly or indirectly, seeks to or would (i) challenge, prohibit, delay or otherwise adversely affect the Offer, including but not limited to the Purchaser's acquisition of Units in connection therewith, or obtain any damages as a result thereof, (ii) make illegal the acceptance for payment, purchase or payment for any Units or the consummation of the Offer, (iii) prohibit, or impose any limitations on, the Purchaser's or its Affiliates' ownership or operation of all or a portion of its or the Partnership's business or assets, or impose any limitation on the ability of the Purchaser or its Affiliates to conduct such business or own such assets,
  (iv) impose limitations on the ability of the Purchaser or any Affiliate of the Purchaser effectively to exercise full rights of ownership of the Units, including, without limitation, the right to vote the Units owned by it on all matters properly presented to the holders of Units, or (v) materially adversely affect the condition (financial or otherwise), results of operations, properties, assets, liabilities or businesses of the Partnership; or

    (c) it shall be publicly disclosed, or the Purchaser shall have learned and provided reasonable evidence to the Partnership of the fact that any corporation, partnership, person, individual, trust, unincorporated association, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Purchaser or Parent, (individually or collectively, a "Person") shall have (i) acquired (by tender offer or otherwise), directly or indirectly, beneficial ownership of at least 10% of the then outstanding Units or (ii) entered into a definitive agreement or an agreement in principle with the Partnership with respect to a consolidation or other business combination transaction with, or an acquisition or a material portion of the assets of, the Partnership; or

    (d) any bankruptcy, reorganization arrangement or insolvency proceedings or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors involving the Partnership, or the application by the Partnership for or consent to appointment of a custodian, trustee or receiver for itself; or

    (e) any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, capitalization, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Partnership, or in general economic or financial market conditions in the United States or abroad, which are or may be materially adverse to the Partnership or its Unitholders, or the Purchaser shall have become aware of any facts which are or may be materially adverse with respect to the value of the Partnership or the value of the Units to the Purchaser and Parent or any of their affiliates; or

    (f) any approval, permit, authorization, consent or other action of any domestic (federal or state), foreign or supranational governmental, administrative or regulatory agency, authority or tribunal shall not have been obtained on terms satisfactory to Parent or the Purchaser in their sole discretion; or

    (g) the Partnership shall have authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any liquidation or business combination, any liquidation or disposition of a material amount of assets or securities, or any comparable event, not in the ordinary course of business consistent with past practices; or

    (h) Parent, the Purchaser and the Partnership shall have agreed that the Purchaser shall terminate the Offer or postpone the payment for Units thereunder.

  The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent and the Purchaser regardless of the circumstances giving rise to any such condition and may be waived by Parent and the Purchaser, in whole or in part, at any time and from time to time, in the discretion of Parent and the Purchaser. The failure by Parent and the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time until such time as Units are accepted by the Purchaser.

  Section 9. Certain Legal Matters.

  General. The Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Partnership that might be adversely affected by the Purchaser's acquisition of Units as contemplated herein.

  Antitrust. The Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") frequently scrutinize the legality under the antitrust laws of certain acquisitions, mergers, and other commercial transactions. At any time before or after the Purchaser's purchase of Units, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest regarding such purchase, including seeking to enjoin the purchase of Units pursuant to the Offer, the divestiture of Units purchased thereunder or the divestiture of substantial assets of the Partnership. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances.

  Based upon an examination of available information relating to the businesses in which the Partnership is engaged, the Purchaser and Parent believe that the acquisition of Units pursuant to the Offer would not violate the antitrust laws. The Purchaser and Parent believe that retention of all of the operations of the Partnership should be permitted under the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such challenge is made, what the result will be.

  The Purchaser is not aware of any filings, approvals or other action by any federal or state governmental administrative or regulatory authority that would be required for the acquisition of Units by the Purchaser as contemplated herein. Should any such other approval or action be required, it is currently contemplated that such approval or other action would be sought. There can be no assurance that any such additional approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business in the event that such other approvals were not obtained or such other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Units is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 9. See Section 8--"Conditions of the Offer."

  Section 10. Fees and Expenses. Parent has retained Trust Company of America to act as the Information Agent in connection with the Offer. The Information Agent will be paid a fee of $1,800 plus $2.50 per call. The Information Agent may contact holders of Units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer material to beneficial owners. The Information Agent will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under federal securities laws.

  Parent has retained GEMISYS, Inc. to act as the Depositary in connection with the Offer. The Depositary will be paid a fee of $6,700. The Depositary will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under federal securities law.

  Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Units pursuant to the Offer (other than the fees to the Information Agent). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

  Section 11. Miscellaneous. The Offer is being made to all holders of Units. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Units pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Units in such state.

  Pursuant to Rules 14d-3 and 14d-9, respectively, of the General Rules and Regulations under the Exchange Act, Parent and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule 14D-1, and the Partnership has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits in each case, furnishing certain additional information with respect to the Offer. Such Statements and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth with respect to information concerning the Partnership below (except that they will not be available at the regional offices of the SEC).

                                THE PARTNERSHIP

BUSINESS

  The Partnership is a Delaware limited partnership formed on August 22, 1984, with its principal executive offices located at 10400 Fernwood Road, Bethesda, Maryland 20817 and its telephone number is (301) 380-2070. The Partnership owns the Orlando Hotel and the 190 acres of land on which it is located and a 50.5% partnership interest in the Harbor Beach Partnership, which owns the Harbor Beach Hotel. The Partnership is engaged solely in the business of owning, operating and leasing hotels and therefore is engaged in one industry segment.

  The Hotels are operated as part of the Marriott Hotels, Resorts and Suites full-service hotel system. The Orlando Hotel is managed by MII under the Management Agreement, and the Harbor Beach Hotel is leased to the Operating Tenant, which is a wholly-owned subsidiary of MII, under the Operating Lease. The Hotels have the right to use the Marriott name pursuant to the management and lease agreements and, if these agreements are terminated, the Partnership and the Harbor Beach Partnership will lose that right for all purposes (except as part of the Partnership's name).

  The Hotels are among the premier resorts in the Marriott system and cater primarily to meetings/conventions and leisure travelers. Because the Hotels are located in Florida, operating results are higher during the period from November through April each year. The Partnership and the Harbor Beach Partnership have no plans to acquire any new properties or sell any of the existing properties. The Partnership currently is evaluating the costs and benefits of a possible expansion of the facilities of the Orlando Hotel. This process is in the preliminary stages and no decision has been made to proceed with any such expansion.

  Neither the Partnerships nor the Hotels are presently subject to any material litigation nor, to the General Partner's knowledge, is any material litigation threatened against the Partnerships or the Hotels, other than routine litigation and administrative proceedings arising in the ordinary course of business, some of which are expected to be covered by liability insurance and which collectively are not expected to have a material adverse effect on the business, financial condition or results of operations of the Partnerships.

  The Partnership has no directors or officers. The business and policymaking functions of the Partnership are carried out through the directors and executive officers of the General Partner. The name, business address, principal occupation, five-year employment history, and citizenship of the directors and executive officers of the General Partner are set forth in
Schedule II to this Offer to Purchase.

SUMMARY FINANCIAL INFORMATION

  Set forth below is a summary of certain selected financial information with respect to the Partnership. The Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and Quarterly Report on Form 10-Q for the thirty-six weeks ended September 6, 1996, filed with the SEC on November 19, 1996, are incorporated herein by reference and may be inspected or obtained in the manner set forth in "Available Information." The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein or incorporated therein. Attached hereto as Schedule IV are the Partnership's financial statements that were printed in the Partnership's Form 10-K and Form 10-Q and should be read in conjunction with a review of the summary financial information.

                 MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP

                            SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                               THIRTY-SIX
                                 FISCAL YEAR ENDED DECEMBER 31,                WEEKS ENDED
                          ------------------------------------------------  ------------------
                                                                            SEPT. 6   SEPT. 8
                            1995      1994      1993      1992      1991      1996      1995
                          --------  --------  --------  --------  --------  --------  --------
                                                                               (UNAUDITED)
Revenues................  $ 67,677  $ 59,759  $ 62,204  $ 63,912  $ 62,104  $ 52,013  $ 50,993
                          --------  --------  --------  --------  --------  --------  --------
Net income (loss) before
 extraordinary item and
 minority interest......  $ 14,868  $  7,834  $(24,572) $ (1,707) $ (5,193) $ 14,892  $ 14,055
Extraordinary item......       --        --     40,356       --        --        --        --
Net income (loss) before
 minority interest......  $ 14,868  $  7,834  $ 15,784  $ (1,707) $ (5,193) $ 14,892  $ 14,055
Minority interest
 income.................    (1,718)     (523)   (1,036)     (185)     (779)   (2,441)   (2,130)
                          --------  --------  --------  --------  --------  --------  --------
Net income (loss).......  $ 13,150  $  7,311  $ 14,748  $ (1,892) $ (5,972) $ 12,451  $ 11,925
                          ========  ========  ========  ========  ========  ========  ========
Net income (loss) before
 extraordinary item and
 minority interest per
 limited partner unit...  $ 14,719  $  7,756  $(24,326) $ (1,690) $ (5,141) $ 14,743  $ 13,914
Extraordinary item per
 limited partner unit...       --        --     39,952       --        --        --        --
Minority interest per
 limited partner unit...    (1,701)     (518)   (1,026)     (183)     (771)   (2,415)   (2,108)
                          --------  --------  --------  --------  --------  --------  --------
Net income (loss) per
 limited partner unit...  $ 13,018  $  7,238  $ 14,600  $ (1,873) $ (5,912) $ 12,328  $ 11,806
                          --------  --------  --------  --------  --------  --------  --------
Total Assets............  $251,217  $254,058  $257,620  $332,961  $330,043  $255,833  $258,060
                          --------  --------  --------  --------  --------  --------  --------
Total Obligations.......  $253,483  $267,369  $278,242  $368,331  $363,521  $248,563  $261,046
                          --------  --------  --------  --------  --------  --------  --------
Cash Distributions per
 limited partner unit
 (1,000 Units)..........  $  2,084  $    --   $    --   $    --   $  5,748  $  2,886  $  1,584
                          ========  ========  ========  ========  ========  ========  ========

                           THE PURCHASER AND PARENT

THE PURCHASER

  The Purchaser, a Delaware corporation and a wholly owned direct subsidiary of Parent, was incorporated on November 14, 1996, for the purpose of acquiring the Units, and has engaged in no activities to date, other than those incidental to its organization and making the Offer. The principal office of the Purchaser is located at 10400 Fernwood Road, Bethesda, Maryland 20817. Because the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information with respect to the Purchaser is available.

PARENT

  Parent, a Delaware corporation, is one of the larger owners of lodging properties in the world. Substantially all of Parent's 77 owned lodging properties are operated under Marriott brand names and managed by MII, formerly a wholly owned subsidiary of Parent, and its subsidiaries. Parent's primary focus is on the acquisition of full service lodging properties (primarily Marriott Hotels, Resorts and Suites). Parent also holds minority interests in various partnerships that own approximately 254 additional hotel properties operated by MII. The principal office of Parent is 10400 Fernwood Road, Bethesda, Maryland 20817.

  The name, business address, present principal occupation, five-year employment history and citizenship of each of the directors and executive officers of Parent and the Purchaser are set forth in Schedule I hereto.

  Set forth below is a summary of selected consolidated financial information with respect to Parent and its subsidiaries for the thirty-six weeks ended September 6, 1996 and September 8, 1995, respectively, and fiscal years 1995, 1994 and 1993, excerpted from financial statements presented in Parent's Quarterly Report on Form 10-Q for the thirty-six weeks ended September 6, 1996, and Annual Report on Form 10-K for the fiscal year ended December 31, 1995, respectively, as filed with the SEC. On December 29, 1995, Host Marriott distributed to its shareholders through a special tax-free dividend its food, beverage, and merchandise concessions business at airports, on toll roads, and at stadiums, arenas and other attractions (the "Operating Group"). The consolidated financial statements have been restated to reflect the Operating Group as discontinued operations. More comprehensive financial information is included in such report filed by Parent, and the following summary is qualified in its entirety by reference to such report and the financial information and related notes contained therein or incorporated therein, which may be inspected and copies obtained at the offices of the SEC as set forth in "Available Information." In addition, such material should also be available for inspection at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005.

                           HOST MARRIOTT CORPORATION

                     SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                 FISCAL YEAR           THIRTY-SIX WEEKS ENDED
                            ------------------------ ---------------------------
                            1995   1994   1993(1)(2) SEPT. 6, 1996 SEPT. 8, 1995
                            -----  -----  ---------- ------------- -------------
                                                             (UNAUDITED)
INCOME STATEMENT DATA:
Revenues..................  $ 484  $ 380    $ 659        $ 464         $ 319
Operating profit before
 corporate expenses and
 interest.................    114    152       92          149           118
Interest Expense..........    178    165      162          152           122
(Loss) Income before
 extraordinary item and
 cumulative effect of
 accounting changes (3)...   (123)   (19)      52           (7)          (32)
Net (Loss) Income (5).....   (143)   (25)      50           (7)          (49)
Earnings per common share:
 (4)
(Loss) Income before
 extraordinary item and
 cumulative effect of
 accounting changes (3)...   (.39)  (.09)     .39         (.04)         (.08)
Net (Loss) Income.........   (.90)  (.17)     .35         (.04)         (.31)
BALANCE SHEET DATA:
Total Assets..............  3,557  3,366    3,362        4,459         3,401
Total Liabilities.........  2,882  2,656    2,857        3,379         2,731
Cash dividends declared
 per common share.........      0      0      .14            0             0

--------
(1) Operating results for 1993 include the operations of MII only through the distribution date of October 8, 1993. These operations had a net pre-tax effect on income of $211 million and are recorded as "Profit from operations distributed to MII" on Parent's consolidated statement of operations for 1993 and are, therefore, not included in sales, operating profit before corporate expenses and interest, interest expense and interest income for the same period. The net pre-tax effect of these operations is, however, included in income before income taxes, extraordinary item and cumulative effect of changes in accounting principles and in net income for 1993.
(2) Operating results in 1993 included pre-tax costs related to the distribution totaling $13 million and a $7 million pre-tax restructuring charge for the Operating Group.
(3) Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," was adopted in the first fiscal quarter of 1993. In the second fiscal quarter of 1993, Parent changed its accounting method for assets held for sale. Also, Parent recognized a $5 million loss (net-of-tax) on the completion of the Exchange Offer.
(4) Earnings per common share is computed on a fully diluted basis by dividing net income available for common stock by the weighted average number of outstanding common and common equivalent shares, plus other potentially dilutive securities.
(5) On December 29, 1995, Host Marriott distributed the Operating Group to its shareholders through a special tax-free dividend. The consolidated financial statements have been restated to reflect the Operating Group as discontinued operations.

  Except as set forth in this Offer to Purchase and in Schedule I (with regard to one Unit held of record by Mr. Steven McKenna), neither the Purchaser, Parent nor any person controlling the Purchaser, nor, to the best knowledge of the Purchaser, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Units or has effected any transactions in the Units during the past 60 days. Except as described in this Offer to Purchase, neither the Purchaser, Parent nor any of their affiliates nor, to the knowledge of Purchaser, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with another person with respect to any securities of the Partnership, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies. Except as described in this Offer to Purchase, neither the Purchaser, Parent nor any of" their affiliates nor, to the knowledge of the Purchaser, any of the persons listed on Schedule I hereto, has since January 1, 1993 engaged in any business relationship or transaction with the Partnership or any of its executive officers, directors or affiliates that would require disclosure herein under the rules and regulations of the SEC applicable to the Offer. Except as described in this Offer to Purchase, there have been no contacts, negotiations or transactions since January 1, 1993 between the Purchaser, Parent, and their respective affiliates or any of the persons listed on Schedule I hereto, on the one hand, and the Partnership or its affiliates on the other hand, concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, election of directors or sale or other transfer of a material amount of assets of the Partnership.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

  The following discussion summarizes (i) certain federal income tax considerations that may be relevant to a Unitholder who tenders his or her Units pursuant to the Offer, (ii) certain federal income tax considerations that may be relevant to a Unitholder who does not tender his or her Units pursuant to the Offer (a "Non-Tendering Unitholder"), and (iii) certain federal income tax considerations that may be relevant to all Unitholders. The summary is based upon the Code, Treasury Regulations thereunder, rulings and other pronouncements and decisions now in effect, all of which are subject to change. Hogan & Hartson L.L.P., which has acted as tax counsel to the Partnership in connection with the Offer, has reviewed the following discussion and is of the opinion that it fairly summarizes the federal income tax considerations that are likely to be material to a Unitholder.

  The following description is not intended to be exhaustive of all possible tax considerations. For example, this summary does not give a detailed discussion of any state, local, or foreign tax considerations. Nor does it discuss all aspects of federal income taxation that may be relevant to specific Unitholders in light of their particular circumstances. Except where indicated, the discussion below describes general federal income tax considerations applicable to individuals who are citizens or residents of the United States. Accordingly, the following discussion has limited application to domestic corporations and persons subject to specialized federal income tax treatment, such as foreign persons, tax-exempt entities, regulated investment companies and insurance companies.

  UNITHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES TO THEM OF A SALE OF THEIR UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL IN LIGHT OF THEIR SPECIFIC TAX SITUATION.

UNITHOLDERS WHO TENDER UNITS

  Tax Treatment of Sale of Units by Unitholder. The sale of Units pursuant to the Offer will be treated for federal income tax purposes as a taxable sale of such Units. The gain or loss recognized by a Unitholder upon a sale of Units pursuant to the Offer will be based on the difference between the amount considered realized by the Unitholder for tax purposes and the Unitholder's adjusted tax basis in such Units. See "Basis of Units" below. The amount realized in connection with the sale of the Units will equal the sum of the cash received plus the portion of the Partnership's nonrecourse liabilities allocable to the Units sold. The General Partner estimates that, as of December 31, 1996, the dollar amount of the Partnership's nonrecourse liabilities allocable to each Unit is approximately $184,300. To the extent that the amount realized exceeds the Unitholder's adjusted basis for the Units sold, such Unitholder will recognize gain. The General Partner estimates that, as of December 31, 1996, a Unitholder who purchased a Unit on the closing date of the initial private placement of Units, November 27, 1985 (the "Unit Offering Closing Date"), and has held that Unit continuously since that time would recognize gain in the amount of approximately $143,300 per Unit if such Unitholder were to sell the entire Unit at the Offer Price at the time the Offer is consummated.

  Except as described below, any gain recognized upon a sale of Units will be treated as gain attributable to the sale or disposition of a capital asset. A Unitholder would recognize ordinary income, however, to the extent that the amount realized upon the sale of a Unit that is considered attributable to the Unitholder's share of the "unrealized receivables" of the Partnership (as defined in Section 751 of the Code) exceeds the basis attributable to those assets. "Unrealized receivables" include, to the extent not previously includable in Partnership income, any rights to payment for services rendered or to be rendered and also any amounts that would be subject to recapture as ordinary income (for example, depreciation recapture with respect to personal property) if the Partnership had sold its assets at their fair market value at the time of the sale of a Unit. The General Partner estimates that, as of December 31, 1996 and assuming that a Unitholder purchased his or her Unit on the Unit Offering Closing Date and has held that Unit continuously since that time, the amount of ordinary income with respect to a Unit sold at the Offer Price would be approximately $5,100. This amount depends, in part, upon the General Partner's estimate of the relative values of the real property and personal property components currently owned by the Partnership. There can be no assurance, however, that the IRS would not claim that more value is allocable to the personal property components, which could result in a Unitholder who sells his or her Units pursuant to the Offer recognizing more ordinary income than estimated by the General Partner (and, thus, less capital gain). The General Partner estimates that, as of December 31, 1996, a Unitholder who purchased a Unit on the Unit Offering Closing Date, who has held the Unit since that time and whose Unit is and has been the Unitholder's only investment in a passive activity would have a passive activity loss carryforward of $39,500.

  A Unitholder who tenders Units pursuant to the Offer also will recognize ordinary income in an amount equal to the Partnership accreted income allocable to such Units through the last day of the accounting period ending on or before the date tenders of Units are accepted for payment. Although such a Unitholder will not receive a distribution with respect to this accreted income, the last cash distribution made to tendering Unitholders which occurred on November 1, 1996, consisted of the cash available for distribution to Unitholders, on a per Unit basis, under the terms of the Partnership Agreement for the period of June 1995 through October 1996 from operations of the Orlando Hotel and for the period of April 1996 through October 1996 for the Harbor Beach Hotel, based on available cash flow from the operations of the Partnerships.

  Basis of Units. In general, a Unitholder had an initial tax basis in his or her Units ("Initial Basis") equal to cash investment in the Partnership (plus his or her proportionate share of the Partnership's nonrecourse liabilities at the time he or she acquired his or her Units). A Unitholder's Initial Basis generally has been increased by (a) such Unitholder's share of Partnership taxable income and (b) any increases in his or her share of liabilities of the Partnership. Generally, such Unitholder's Initial Basis has been decreased (but not below zero) by (i) his or her share of Partnership cash distributions, (ii) any decreases in his or her share of liabilities of the Partnership, (iii) his or her share of losses of the Partnership, and (iv) his or her share of nondeductible expenditures of the Partnership that are not chargeable to capital. (Because "syndication costs" are chargeable to capital and not deductible for tax purposes, a Unitholder's basis in his or her Units would include his or her share of the syndication costs incurred by the Partnership at formation.) The General Partner estimates that, as of December 31, 1996 and assuming that a Unitholder purchased his or her Unit on the Unit Offering Closing Date and has held that Unit continuously since that time, the Unitholder would have an adjusted basis in that Unit of approximately $115,900.

  Passive Activity Income. Any gain recognized by the Unitholders in connection with the sale of their Units pursuant to the Offer will constitute "passive activity income" for purposes of the "passive activity loss" limitation rules. Accordingly, such income generally may be offset by losses from all sources, including suspended "passive activity losses" with respect to the Partnership and "passive" or active losses from other activities. Each Unitholder should consult with his or her own tax advisor concerning whether, and the extent to which, the Unitholder has available suspended "passive activity" losses from either the Partnership or other investments that may be used to offset gain from a sale of Units pursuant to the Offer.

                                   *   *   *

  The foregoing summary sets forth the estimate by the General Partner of the adjusted tax basis per Unit, the taxable gain per Unit and ordinary income per Unit that would be recognized by a Unitholder who purchased the

Units on the Unit Offering Closing Date, has held that Unit continuously since that time, and sells the Unit at the Offer Price at the time the Offer is consummated. The estimated amounts could be quite different, however, for a Unitholder who acquired some or all of his or her Units after the Unit Offering Closing Date. The amount of gain (and ordinary income) recognized by such Unitholders will depend upon when they acquired their Units and the price paid for the Units (as adjusted for subsequent allocations of Partnership income and loss and subsequent Partnership distributions). BECAUSE THE INCOME TAX CONSEQUENCES OF A SALE OF UNITS PURSUANT TO THE OFFER WILL NOT NECESSARILY BE THE SAME FOR ALL UNITHOLDERS, UNITHOLDERS CONSIDERING TENDERING THEIR UNITS SHOULD CONSULT THEIR TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS.

NON-TENDERING UNITHOLDERS

  No Gain or Loss. The consummation of the Offer will not result in taxable gain or loss for Non-Tendering Unitholders.

ALL UNITHOLDERS

  The following discussion may be relevant to Non-Tendering Unitholders and to Unitholders that tender Units pursuant to the Offer, to the extent such tendering Unitholders remain Unitholders subsequent to consummation of the Offer. A Unitholder that tenders Units pursuant to the Offer would remain a Unitholder subsequent to consummation of the Offer, for example, if proration occurs or if such Unitholder does not tender all of its Units.

  Partnership Termination. The acceptance for payment of 450 Units (approximately 45% of the total interest in the Partnership's capital and profit) upon the consummation of the Offer alone will not result in a Section 708 Termination of the Partnership. A Section 708 Termination is caused by a "sale or exchange" of 50% or more of the total interest in a partnership's capital and profit within a twelve-month period. To ensure that consummation of the Offer, together with other transfers of Units does not result in a
Section 708 Termination, the General Partner is required, pursuant to the terms of the Partnership Agreement, to impose the Transfer Restriction on any sales and exchanges of Units during the twelve-month period following consummation of the Offer that would result in a Section 708 Termination. There is a risk, however, that other transfers of Units, made in contravention of the Partnership Agreement and the Transfer Restriction, together with acceptance for payment of 450 Units upon the consummation of the Offer, could result in a Section 708 Termination. The Purchaser has been advised by the General Partner that the General Partner intends to assert liability against, and may seek to enjoin, any Unitholder that attempts to sell or exchange Units in contravention of the Transfer Restriction. See "Risk Factors--Transfer Restriction."

  In the event that the transfer of Units in contravention of the Partnership Agreement and the Transfer Restriction results in a Section 708 Termination, the average depreciation deductions available to non-tendering Unitholders would decrease for a period of time following the consummation of the Offer (thereby increasing the taxable income allocable to their Units each such year). However, for non-tendering Unitholders who acquired their Units on the Unit Offering Closing Date and who have held their Units continuously since that time, total depreciation deductions over the useful lives of the assets of the Partnership would not change; only the timing of such deductions would change.

  Partnership Status. Parent believes the purchase of Units by the Purchaser, as proposed, should not adversely affect the status of whether the Partnership is classified as a partnership for federal income tax purposes. The Partnership will obtain an opinion from Hogan & Hartson L.L.P. that the purchase of Units in connection with the Offer will not result in the Partnership being treated as an association taxable as a corporation.

                             AVAILABLE INFORMATION

  The Partnership and Parent are each subject to the information and reporting requirements of the Exchange Act and as a result are required to file reports and other information with the SEC relating to their respective business, financial condition and other matters. Certain information, as of particular dates, concerning the Partnership's and Parent's respective directors and officers, the principal holders of their respective securities, any material interests of these persons in transactions with the Partnership or Parent and other matters is required to be disclosed in proxy statements distributed to the Partnership's Unitholders and Parent's security holders, respectively, and filed with the SEC. Such reports, proxy statements and other information may be inspected at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection at the regional offices of the SEC in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and in Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies may be obtained by mail, at prescribed rates, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a "web site' that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of such site is "http://www.sec.gov."

                               *   *   *   *   *

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED.

                                          MHP Acquisition Corp.

November 19, 1996

                                                                     SCHEDULE I

        DIRECTORS AND EXECUTIVE OFFICERS OF HOST MARRIOTT AND PURCHASER

  The following table sets forth the name, business address and principal occupation or employment at the present time and during the last five years, and the name, principal business and address of any corporation or other organization in which such employment is or was conducted, of each director and executive officer of Host Marriott and the Purchaser. Each such person is a citizen of the United States and the business address of each such person is 10400 Fernwood Road, Bethesda, Maryland 20817. Except as otherwise noted, each occupation set forth opposite a person's name refers to employment with Host Marriott and the Purchaser and each such person has held such occupation for at least the past five years.

I. HOST MARRIOTT

                                        PRESENT PRINCIPAL OCCUPATION OR
                                      EMPLOYMENT AND MATERIAL OCCUPATIONS,
                          TERM       OFFICES OR EMPLOYMENT HELD DURING THE
NAME                     EXPIRES                PAST FIVE YEARS
----                     -------     -------------------------------------
DIRECTORS:
Richard E. Marriott*      1998   Richard E. Marriott, 57, is a director of
  Chairman of the Board          Marriott International, Inc., Host Marriott
  Director since 1979            Services Corporation, Potomac Electric Power
                                 Company, and is Chairman of the Board of
                                 First Media Corporation. He also serves as a
                                 director of certain subsidiaries of Host
                                 Marriott and is a past President of the
                                 National Restaurant Association. For
                                 additional information on Mr. Marriott, see
                                 "Officers" below.
J.W. Marriott, Jr.*       1999   J.W. Marriott, Jr. 64, is Chairman of the
  Director since 1964            Board and President of Marriott
                                 International, Inc. and a director of Host
                                 Marriott Services Corporation, General Motors
                                 Corporation, Outboard Marine Corporation and
                                 the U.S.-Russia Business Roundtable. He
                                 serves on the Boards of Trustees of the Mayo
                                 Foundation and the National Geographic
                                 Society, and the Advisory Board of the Boy
                                 Scouts of America. He is on the President's
                                 Committee of the American Red Cross and the
                                 Executive Committee of the World Travel and
                                 Tourism Council.
R. Theodore Ammon         1998   Mr. Ammon, 47, is a private investor and
  Director since 1992            Chairman and Chief Executive Officer of Big
                                 Flower Press Holdings, Inc. and Chairman of
                                 Treasure Chest Advertising Company, Inc. He
                                 was formerly a general partner of Kohlberg
                                 Kravis Roberts & Company (a New York and San
                                 Francisco-based investment firm). He also
                                 serves on the Boards of Directors of
                                 Foodbrands America, Inc., Culligan Water
                                 Technologies, Inc., Samsonite Corporation and
                                 the New York YMCA, and on the Board of
                                 Trustees of Bucknell University.

--------
* J.W. Marriott, Jr. and Richard E. Marriott are brothers.

                                       PRESENT PRINCIPAL OCCUPATION OR
                                     EMPLOYMENT AND MATERIAL OCCUPATIONS,
                         TERM       OFFICES OR EMPLOYMENT HELD DURING THE
NAME                    EXPIRES                PAST FIVE YEARS
----                    -------     -------------------------------------
Terence C. Golden        1997   Mr. Golden, 52, serves as a director of Prime
 President and Chief            Retail, Inc., Cousins Property, Inc., D.R.
 Executive Officer              Horton, Inc. and the District of Columbia
 Director since 1995            Early Childhood Collaborative. He is also a
                                member of the Executive Committee of the
                                Federal City Council. For additional
                                information on Mr. Golden, see "Officers"
                                below.
Ann Dore McLaughlin      1997   Ms. McLaughlin, 54, is a member of the
 Director since 1993            Executive Committee of the Federal City
                                Council and Vice Chairman of the Aspen
                                Institute. She was formerly President and
                                Chief Executive Officer of New American
                                Schools Development Corporation. Ms.
                                McLaughlin has served with distinction in
                                several U.S. Administrations in such
                                positions as Secretary of Labor and Under
                                Secretary of the Department of the Interior.
                                Ms. McLaughlin also serves as a director of
                                AMR Corporation, Federal National Mortgage
                                Association, General Motors Corporation,
                                Kellogg Company, Nordstrom, Potomac Electric
                                Power Company, Union Camp Corporation and
                                Vulcan Materials Company. Additionally, Ms.
                                McLaughlin serves as a member of the
                                governing boards of a number of civic, non
                                profit organizations, including the Public
                                Agenda Foundation and the Conservation Fund.
                                Ms. McLaughlin is on the Board of Overseers
                                for the Wharton School of the University of
                                Pennsylvania and is a Trustee of the Center
                                for Strategic and International Studies.
Harry L. Vincent, Jr.    1999   Mr. Vincent, 77, is a retired Vice Chairman
 Director since 1969            of Booz-Allen & Hamilton, Inc. He also served
                                as a director of Signet Banking Corporation
                                from 1973 until 1989.
Robert M. Baylis         1997   Mr. Baylis, 58, is a director of The
 Director since July            International Forum, an executive education
 1996                           program of the Wharton School at the
                                University of Pennsylvania. He was formerly
                                Vice Chairman of CS First Boston. Mr. Baylis
                                also serves as a director of New York Life
                                Insurance Company, Gryphon Holdings, Inc. and
                                Home State Holdings, Inc.
OFFICERS:
Richard E. Marriott             Richard E. Marriott joined Host Marriott in
 Chairman of the Board          1965 and has served in various executive
                                capacities. In 1979, Mr. Marriott was elected
                                to the Board of Directors. In 1984, he was
                                elected Executive Vice President and in 1986
                                he was elected Vice Chairman of the Board of
                                Directors. In 1993, Mr. Marriott was elected
                                Chairman of the Board. Mr. Marriott also has
                                been responsible for management of Host
                                Marriott's government affairs functions.

                                      PRESENT PRINCIPAL OCCUPATION OR
                                    EMPLOYMENT AND MATERIAL OCCUPATIONS,
                                   OFFICES OR EMPLOYMENT HELD DURING THE
NAME                                          PAST FIVE YEARS
----                               -------------------------------------
Terence C. Golden              Mr. Golden, 52, joined Host Marriott in
 President and Chief           September 1995. From 1991 until 1995, Mr.
 Executive Officer             Golden was chairman of Bailey Realty
 Director since 1995           Corporation and prior to that served as Chief
                               Financial Officer of The Oliver Carr Company.
                               Prior to joining The Oliver Carr Company, Mr.
                               Golden served as Administrator of the General
                               Services Administration, as Assistant
                               Secretary of the Treasury and was co-founder
                               and national managing partner of Trammell
                               Crow Residential Companies.
Robert E. Parsons, Jr.         Robert E. Parsons, Jr., 41, joined Host
 Executive Vice President      Marriott's Corporate Financial Planning Staff
 and                           in 1981, was made Director--Project Finance
 Chief Financial Officer       in 1984, Vice President--Project Finance in
                               1986 and Assistant Treasurer in 1988. In
                               1993, he was elected Senior Vice President
                               and Treasurer of Host Marriott, and in 1995
                               he was elected Executive Vice President and
                               Chief Financial Officer of Host Marriott.
Stephen J. McKenna             Stephen J. McKenna, 56, joined Host Marriott
 Executive Vice President      in 1973 as an attorney. He was appointed
 and                           Assistant General Counsel in 1976, and was
 General Counsel               promoted to Vice President and Assistant
                               General Counsel in 1986. He became Vice
                               President and Associate General Counsel in
                               1990 and became Senior Vice President and
                               General Counsel in 1993 and Executive Vice
                               President in 1995. Prior to joining Host
                               Marriott, Mr. McKenna was employed as an
                               attorney in the airline and aircraft
                               manufacturing industries. Mr. McKenna is the
                               record holder of one-half Unit of the
                               Partnership.
Christopher J. Nassetta        Christopher J. Nassetta, 34, joined Host
 Executive Vice President      Marriott in October 1995 as Executive Vice
                               President. Prior to joining Host Marriott,
                               Mr. Nassetta served as President of Bailey
                               Realty Corporation from 1991 to 1995 and as
                               Chief Development Officer and in various
                               positions with The Oliver Carr Company from
                               1984 through 1991.
Donald D. Olinger              Donald D. Olinger, 38, joined Host Marriott
 Vice President and            in 1993 as Director--Corporate Accounting. In
 Corporate Controller          October 1993 he was promoted to Senior
                               Director and Assistant Controller of Host
                               Marriott and was promoted to Vice President--
                               Corporate Accounting in 1995. Mr. Olinger was
                               elected Vice President and Corporate
                               Controller in 1996. Prior to joining Host
                               Marriott, Mr. Olinger was with the public
                               accounting firm of Deloitte & Touche.

II. MHP ACQUISITION CORP.

                                        PRESENT PRINCIPAL OCCUPATION OR
                                      EMPLOYMENT AND MATERIAL OCCUPATIONS,
                                     OFFICES OR EMPLOYMENT HELD DURING THE
NAME                                            PAST FIVE YEARS
----                                 -------------------------------------
Christopher J. Nassetta          Christopher J. Nassetta, 34, joined Host
 President, Chief Operating      Marriott in October 1995 as Executive Vice
 Officer                         President. Prior to joining Host Marriott,
 and Director                    Mr. Nassetta served as President of Bailey
                                 Realty Corporation from 1991 to 1995 and as
                                 Chief Development Officer and in various
                                 positions with The Oliver Carr Company from
                                 1984 through 1991.
Bruce D. Wardinski               Bruce D. Wardinski, 36, joined Host Marriott
 Vice President and              in 1987 as a Senior Financial Analyst of
 Treasurer                       Financial Planning & Analysis and was named
                                 Manager in June 1988. He was appointed
                                 Director, Financial Planning & Analysis in
                                 1989, Director of Project Finance in January
                                 1990, Senior Director of Project Finance in
                                 June 1993, Vice President, Project Finance in
                                 June 1994 and Senior Vice President of
                                 International Development in October 1995. In
                                 June 1996, Mr. Wardinski was named Senior
                                 Vice President and Treasurer of Host
                                 Marriott, and was elected Vice President and
                                 Treasurer of the Purchaser. Prior to joining
                                 Host Marriott, Mr. Wardinski was with the
                                 public accounting firm Price Waterhouse.
Tracy M.J. Colden                Tracy M.J. Colden, 35, joined Host Marriott
 Secretary                       in January 1996 as a Senior Attorney. Prior
                                 to joining Host Marriott, Ms. Colden was an
                                 associate at the law firm of Hogan & Hartson
                                 L.L.P.

  The Purchaser is a newly formed wholly owned subsidiary of Host Marriott and has engaged in no activities to date, other than those incidental to its organization and making the Offer. No officer or director of the Purchaser devotes a significant percentage of time to the Purchaser. To the extent that any officer or director does devote time to the Purchaser, the Purchaser is entitled to reimbursement for the cost of providing such services. Any such costs may include a charge for overhead, but without a profit to the Purchaser. For the period from the formation of the Purchaser (November 14, 1996) to the date of this Offer to Purchase, no amounts for administrative expenses have been reimbursed to the Purchaser.

                                                                    SCHEDULE II

     DIRECTORS AND EXECUTIVE OFFICERS OF HOTEL PROPERTIES MANAGEMENT, INC.

  The following table sets forth the name, business address and principal occupation or employment at the present time and during the last five years, and the name, principal business and address of any corporation or other organization in which such employment is or was conducted, of each director and executive officer of Hotel Properties Management, Inc. Except as otherwise noted, each such person is a citizen of the United States and the business address of each such person is 10400 Fernwood Road, Bethesda, Maryland 20817. Except as otherwise noted, each occupation set forth opposite a person's name refers to employment with Hotel Properties Management, Inc., and each such person has held such occupation for at least the past five years.

                                      PRESENT PRINCIPAL OCCUPATION OR
                                   EMPLOYMENT AND MATERIAL OCCUPATIONS,
                                        OFFICES OR EMPLOYMENT HELD
NAME AND BUSINESS ADDRESS               DURING THE PAST FIVE YEARS
-------------------------          ------------------------------------
Bruce F. Stemerman         Mr. Stemerman, 41, was elected President of the
                           General Partner in November 1995 and Treasurer of
                           the General Partner in July 1996. He has been
                           Director and Chief Accounting Officer of the General
                           Partner since October 1993, and was Vice President--
                           Finance from October 1993 to November 1995. Mr.
                           Stemerman joined Host Marriott in 1989 as Director--
                           Partnership Services. He was promoted to Vice
                           President--Lodging Partnerships in 1994 and to
                           Senior Vice President--Asset Management in 1996.
                           Prior to joining Host Marriott, Mr. Stemerman spent
                           ten years with Price Waterhouse.
Robert E. Parsons, Jr.     Mr. Parsons, 41, has been a Vice President of the
                           General Partner since November 1995 and Director of
                           the General Partner since September 1988. From 1988
                           to October 1995, Mr. Parsons was President of the
                           General Partner. Mr. Parsons joined Host Marriott's
                           Corporate Planning Financial Staff in 1981, was made
                           Director--Project Finance of Host Marriott's
                           Treasury Department in 1984, Vice President--Project
                           Finance of Host Marriott's Treasury Department in
                           1986 and Assistant Treasurer of Host Marriott in
                           1988. In 1993, he was elected Senior Vice President
                           and Treasurer of Host Marriott, and in 1995 he was
                           elected Executive Vice President and Chief Financial
                           Officer of Host Marriott.
William E. Einstein        Mr. Einstein, 44, has been a Vice President of the
                           General Partner since August 1991 and was made a
                           Director in October 1993. Mr. Einstein joined Host
                           Marriott in 1982 as Manager--Income Taxes. He was
                           made Director--Income Taxes in 1985 and Vice
                           President--Income Taxes in 1990. Mr. Einstein became
                           Vice President--Partnership Services in 1991, and
                           was promoted to Vice President--Taxes for Host
                           Marriott in October 1993.

                                      PRESENT PRINCIPAL OCCUPATION OR
                                   EMPLOYMENT AND MATERIAL OCCUPATIONS,
                                        OFFICES OR EMPLOYMENT HELD
NAME AND BUSINESS ADDRESS               DURING THE PAST FIVE YEARS
-------------------------          ------------------------------------
Christopher G. Townsend    Mr. Townsend, 49, has been Vice President, Director
                           and Secretary of the General Partner since September
                           1988. Mr. Townsend joined Host Marriott's Law
                           Department in 1982 as a Senior Attorney. In 1984,
                           Mr. Townsend was made Assistant Secretary of Host
                           Marriott and in 1986 was made Assistant General
                           Counsel. In 1993, he was made Senior Vice President,
                           Corporate Secretary and Deputy General Counsel of
                           Host Marriott.

  The Partnership has no directors or officers nor does it have any employees. Under the Partnership Agreement, however, the General Partner has the exclusive right to conduct the business and affairs of the Partnership subject only to the Management Agreement. The General Partner is required to devote to the Partnership such time as may be necessary for the proper performance of its duties, but the officers and the directors of the General Partner are not required to devote their full time to the performance of such duties. No officer or director of the General Partner devotes a significant percentage of time to Partnership matters. To the extent that any officer or director does devote time to the Partnership, the General Partner is entitled to reimbursement for the cost of providing such services. Any such costs may include a charge for overhead, but without a profit to the General Partner. For the fiscal years ending December 31, 1995, 1994 and 1993, administrative expenses reimbursed to the General Partner totaled $129,000, $200,000 and $198,000, respectively.

                                                                   SCHEDULE III

                         OPINION OF AMERICAN APPRAISAL

                                                              November 19, 1996

Host Marriott Corporation
10400 Fernwood Road
Bethesda, MD 20817

MHP Acquisition Corp.
10400 Fernwood Road
Bethesda, MD 20817

To the General Partner and Limited Partners of
Marriott Hotel Properties Limited Partnership

MHP Acquisition Corp., a Delaware corporation (the "Purchaser"), proposes to purchase 450 of the outstanding units of limited partnership interest ("Units") of Marriott Hotel Properties Limited Partnership, a Delaware limited partnership ("MHP"), at a price of $80,000 per Unit, net to the seller in cash without interest thereon (the "Offer Price") pursuant to the terms and conditions of an Offer to Purchase and Letter of Transmittal furnished to Unitholders (the "Offer"). The Purchaser has been organized by and is a wholly owned direct subsidiary of Host Marriott Corporation, a Delaware corporation (the "Parent" or "Host Marriott"). The General Partner of MHP, Hotel Properties Management, Inc. (the "General Partner"), a Delaware corporation, is a wholly owned direct subsidiary of Parent and an affiliate of the Purchaser.

American Appraisal Associates, Inc. ("American Appraisal") was retained by Host Marriott to express and provide a written opinion as to whether the terms and conditions of the Offer (including the consideration to be received in the Offer) are fair, from a financial point of view, to the Holder of Units ("Unitholders") of MHP (other than the Parent, Purchaser and General Partner). Our Opinion is as of the date set forth above.

MHP was organized in 1984 to engage in the business of acquiring, developing, owning and operating a hotel and acquiring, owning and selling or otherwise disposing of partnership interests in certain hotel partnerships. MHP currently owns and operates the 1,503-room Marriott Orlando World Center Hotel and underlying land, in Orlando, Florida (the "Orlando Hotel"); and also owns a 50.5% general partnership interest in the Lauderdale Beach Association ("LBA") (together with MHP, the "Partnerships"), a Florida general partnership formed in 1982, which owns the 624-room Marriott Harbor Beach Resort situated on approximately 16.5 acres of leased land in Ft. Lauderdale, Florida (the "Harbor Beach Hotel") (together with the Orlando Hotel, the "Hotels"). The Marriott Warner Center Hotel (the "Warner Center Hotel"), in which MHP formerly owned an indirect interest, but which was foreclosed upon in 1993, has been excluded from the analysis for purposes of this opinion.

American Appraisal, as the world's largest independent valuation consulting firm, is regularly and continually engaged in the valuation of commercial real estate and businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, divestitures, employee stock ownership plans, leveraged buyouts, private placements, limited partnerships, estate and corporate matters, and other financial advisory matters, and other valuation purposes. In connection with this opinion, American Appraisal performed a separate business valuation of each of the Orlando Hotel and Harbor Beach Hotel.

In the course of our analysis in preparing this opinion, we have relied without independent verification, upon the accuracy and completeness of certain relevant publicly available information and information provided by Host Marriott and MHP concerning the Partnerships. We assumed that all information furnished to us by Host Marriott and the Partnerships and their representatives, except as otherwise set forth herein, on which we relied, represented complete and accurate description of the current and prospective status of the Partnerships from an operational and financial point of view. As part of our investigation, we developed projections for the Hotels and the Partnerships.

In the course of our investigation, which included visits to the executive offices of Host Marriott and to each of the Hotels owned by the Partnerships, we conducted interviews with each of Host Marriott's and MHP management, their outside accounting firms, and legal counsel, and also conducted interviews with representatives of Marriott International, Inc. ("MII"), the manager of the Orlando Hotel, and with members of on-site management of each of the Hotels who were familiar with the business and operations of the Partnerships and of the Hotels. For the Harbor Beach Hotel, we also conducted interviews with representatives of Marriott Hotel Services, Inc. ("MHSI") a wholly-owned subsidiary of MII, which is the operating tenant of the Harbor Beach Hotel.

We reviewed such documents, considered such questions, and made such studies and analyses as we deemed appropriate. Documents and materials of the Partnerships that we reviewed included, but were not limited to, the following:

 .  Annual Report on Form 10-K of MHP for the fiscal year ended December 31,
   1995, as filed with the Securities and Exchange Commission ("SEC");

 .  Quarterly Reports on Form 10-Q for the fiscal quarters ended March 22,
   1996, June 14, 1996, and September 6, 1996, as filed with the SEC;

 .  SEC Schedule 14D-1, dated November 19, 1996 and SEC Schedule 14A, dated
   November 19, 1996, relating to the terms, conditions, and background of the Offer;

 .  Confidential Private Placement Memorandum, (the "PPM"), dated November 1,
   1985, relating to the original offering to private investors of limited partnership interests in MHP and an Agency Agreement dated as of November 1, 1985, by and among Smith Barney, Harris Upham & Co. Incorporated, Bear, Stearns & Co. Inc., MHP and the General Partner;

 .  Amended and Restated Agreement of Limited Partnership of MHP dated as of
   November 27, 1985 (the "MHP Partnership Agreement");

 .  Amended and Restated Partnership Agreement of LBA dated as of July 1, 1986
   (the "LBA Partnership Agreement");

 . Financial statements of the MHP, audited by Arthur Andersen L.L.P., for the four years ended December 31, 1995, unaudited financial statements for the period ended March 22, 1996, June 14, 1996, and September 6, 1996, and proforma schedule of asset and liability balances as of October 31, 1996;

 . Financial statements of LBA, audited by Coopers & Lybrand L.L.P., for the three years ended December 31, 1995, and audited by Arthur Anderson L.L.P. for the year ended December 31, 1992, unaudited consolidated ledger documents for the period ended March 22, 1996, June 14, 1996 and September 6, 1996, and proforma schedule of asset and liability balances as of October 31, 1996;

 .  Orlando World Center Hotel Management, as Amended and Restated, dated
   October 25, 1985;

 .  LBA Assignment of Lease dated as of January 1, 1985 and Fourth Amendment to
   Lease dated as of April 28, 1993;

 .  Secondary market prices of, and trading activity in, the Units;

In rendering its opinion, we considered those factors we considered relevant to assessing the fairness of the Offer, including, but not limited to the following:

 . The historical and prospective operating results of the Hotels and the Partnerships, particularly as to hotel sales and operating cash flow, incentive management fees, lease payments, debt service and cash flow distributions to Unitholders;

 . The historical and prospecting financial condition of the Hotels and the Partnerships, including an analysis of their liquidity and near term refinancing requirements;

 . The historical and prospective operating results of the Hotels are summarized as follows:

  . The average daily room rates ("ADR") and occupancy rates for the Orlando Hotel and the Harbor Beach Hotel for the year ended December 31, 1994 were $127.00, 75.9%; and $153.08, 71.4%, respectively.

  . The average daily room rates ("ADR") and occupancy rates for the Orlando Hotel and the Harbor Beach Hotel for the year ended December 31, 1995 were $132.18, 78.6%; and $156.55, 79.7%, respectively.

  . Projected year one (ending June 1, 1997) ADR's normalized anticipated ADR annual changes and stabilized occupancy rates for the Orlando Hotel and the Harbor Beach Hotel are $137.47, 4.0%, 75.0%; and $163.59, 4.0%,
     76.0%, respectively;

  . For the projected operating years ended June 1997-2006, the impact of inflation on projected operating costs and expenses is expected to be 3.5% for all of the Hotels;

 . The historical and prospective operating results of the Partnerships are summarized as follows:

  . Revenues and net operating income ("NOI"), as defined in the valuation report which was supplementally furnished to the SEC by Parent and Purchaser, for MHP for the year ended December 31, 1994 were $103.5 million and $24.3 million, respectively;

  . Latest year ended December 31, 1995 revenues and net operating income ("NOI") for MHP were $114.4 million and $28.2 million, respectively;

  . Latest 12 months ended September 6, 1996 revenues and NOI for MHP were $114.9 million and $28.3 million;

  . Projected year one (ending June 1, 1997) revenues and NOI for MHP are $117.8 million and $28.3 million (excluding estimated payment of deferred incentive management fees (IMF) and additional IMF), respectively;

  . Projected growth in revenues and NOI for the ten year period ended June 1, 2006 for MHP is expected to be 3.4% and 3.2%, compounded, respectively;

  . Rental income and NOI for LBA for the year ended December 31, 1994 were $17.3 million and $10.8 million, respectively.

  . Latest year ended December 31, 1995 rental income and NOI for LBA were $19.8 million and $12.2 million, respectively;

  . Latest 12 months ended September 6, 1996, rental income and NOI for LBA were $20.4 million and $12.7 million, respectively;

  . Projected year one (ending June 1, 1997) rental income and NOI for LBA are $21.4 million and $13.5 million, respectively.

  . Projected growth in rental income and NOI for the ten year period ended June 1, 2006 for LBA is expected to be 2.2% and 1.6%, respectively;

  . Prior cash flow distributions per Unit by MHP to Unitholders for the 5 years ended December 31, 1995 were $5,748, $0, $0, $0, and $2,084, respectively; partial year distributions (through November 1, 1996) in 1996 were $4,970 per Unit;

  . Projected cash flow distributions per Unit by MHP to Unitholders for the periods ended June 1, 1997-2001 are $2,843, $2,915, $6,841, $10,370, and
     $11,733;

 . The management of the Orlando Hotel by MII and the terms and conditions of the management between MII and MHP;

 . The management of the Harbor Beach Hotel pursuant to an operating lease with MHSI;

 . The expected market outlook and terms for the refinancing of each of the Hotels' mortgage debt scheduled in 2000;

 . Our appraisal opinion of the current market value for each of the Hotel properties owned by MHP and LBA, such analysis considering those relevant factors affecting market value, including, but not limited to, for each
   Hotel:

     Economic trends and outlook in the full service hotel industry in the United States and in the geographic areas served by the Hotels;

     Review of the historical operating results and a projection of future operating results developed by American Appraisal as discussed below and based on historical data which was provided by Host Marriott, the Partnerships and the hotels and other relevant public sources;

     Comparison of prices paid and imputed capitalization rates thereof, of recent sales of hotel properties nationwide, including an analysis of full service hotels recently purchased by Host Marriott;

     Analysis of debt free capitalization and discount rates based on market returns currently required by investors in full service hotels;

 . Reviewed internal Host Marriott, MHP and MII financial analyses and other internally generated data for MHP; data received from Host Marriott included: Hotel Operating Statements 12/31/92-12/31/95 and unaudited 3/22/96, 6/14/96, and 9/6/96 and proforma 10/31/96, MHP Schedule of
   Secondary Sales, Host Marriott Summary of Hotel Acquisitions; data received from the Hotels included: Updated Operating Cash Flow Estimates for 1996, Hotel Capital Expenditure Budgets and 1996 Hotel Operating Projections.

 . The terms and provisions, ownership, marketability and prior transactions of the Units;

 . Discussed all of the foregoing information, where appropriate, with management of Host Marriott, MHP and MII, and their respective employees, agents, outside accountants and counsel;

 . Conducted such other studies, analyses and investigations as we deemed relevant or necessary for purposes of this opinion, including discussions with firms dealing in limited partnership secondary market transactions and review of studies relating to the influence that lack of marketability has on unit values of private and publicly held real estate limited partnerships;

The foregoing factors, among others, provided a framework for American Appraisal to perform certain financial and valuation techniques required for the assessment of the Offer's fairness, from a financial point of view, to the Unitholders, such analyses including, among other things, the following:

 .  NET ASSET (BREAK UP) ANALYSIS

   Based upon the appraisals of the Hotels performed by American Appraisal, American Appraisal calculated the net asset value per Unit which might be obtained if the Partnerships were liquidated, assuming the Hotels would be sold as going concerns, subject to the existing management and lease agreements, over a reasonable period of time (estimated at 12 months) and the net proceeds were distributed in accordance with the MHP and LBA Partnership Agreements. In calculating the net value to the Unitholders under this scenario, from the value of the Hotels, (i) the selling and other transaction costs, deferred incentive management fees and the paydown of debt were subtracted, (ii) the cash and equivalents and other net working capital accounts were added, and (iii) the property improvement fund was added as it is assumed that the balance in this account would be distributed upon liquidation to the partners and not transferred to the buyer.

   This valuation analysis represents a range of capitalization rates for the total value of the Hotels, including the property improvement fund, of 11.3% to 12.8%, with the base case representing a capitalization rate of 12.2%.

   The value per unit from this analysis ranged from $69,400 to $102,800, with the base case equal to $80,600.

   American Appraisal noted that while the net asset value analysis provided an indication of what the Unitholders could expect from a current arm's-length sale of the Hotels, we have been advised by the Parent that a sale of the Hotels and liquidation of the Partnerships is not contemplated by the General Partner and have further been advised that it is not known to be contemplated by any Limited Partners.

 . COMPARABLE TRANSACTION ANALYSIS

  American Appraisal investigated the financial terms of recent acquisitions and tender offers for hotel property real estate limited partnerships and corporations to establish reasonable correlation of marketplace offering prices to that of the Offer. One such offer proved to be comparable to the Offer; La Quinta Motor Inns Limited Partnership ("LQLP"). The price per unit offered and accepted by a majority represented a 33% premium over the preannounced market price of the limited partnership units.

  Another transaction reviewed and considered comparable to the Offer is Sahara Casino Partners L.P. ("SCPLP"). The price per unit offered and accepted by a majority represented a 24% premium over the preannounced market price of the limited partnership units.

  Correlation and adjustment of the premium and capitalization rate from the LQLP and SCPLP tender offers to recent market price(s) of the Units and to the latest twelve months ended September 6, 1996, net operating cash flow (defined as earnings before depreciation, interest, taxes and amortization, less furniture, fixtures and equipment reserve and any incentive management fee or lease payments) of the Hotels indicates a value for the Units of $55,000 and $84,000, respectively, with a base case of $73,000.

 . UNITHOLDER CASH DISTRIBUTION ANALYSIS

  American Appraisal estimated the value of the Units based on the present value of the expected future cash distributions from the Partnerships' operations and from an assumed sale of the Hotels in the eleventh forecast year, subject to the existing management and lease agreements. A capitalization rate of 11.5% was selected for estimating the future sales proceeds of the Hotels. In calculating the net proceeds available to the Unitholders, consideration was given to the payment of selling and other transaction costs, deferred incentive management fees and existing debt as well as the benefits from any estimated cash reserves. Operating results for the Hotels and cash distributions of the Partnerships were projected by American Appraisal as discussed herein. Existing indebtedness for both Hotels is assumed to be refinanced in 2000. The terms of the refinancings included 8.25%, 20 year amortizing mortgage facilities. The projected cash distributions were discounted to present value at rates of return that reflect current returns from investment in real estate related limited partnerships, including limited partnerships owning hotel properties. Such returns, which were based on the hotel valuation experience of American Appraisal and on current written hotel valuation and investment publications, ranged from 20.5% to 21.5% in our sensitivity analysis. This analysis assumed that the Hotels would be sold, and the net proceeds from such sale would be distributed to the Unitholders in accordance with the Partnership Agreement. The value for the Units from this analysis ranged from $71,000 to $78,000 per Unit, with a base case of $74,000, before considering discounts for lack of liquidity and lack of control.

  American Appraisal also estimated a range of value using a cash flow analysis which assumed no sale of the Hotels. Existing indebtedness is assumed to be refinanced in 2000, using the same assumptions as the sale scenario previously discussed. The projected cash distributions were again discounted to present value at rates of return deemed appropriate. The value for the Units from this analysis ranged from $69,000 to $77,000 per Unit, with a base case of $73,000, before considering discounts for lack of liquidity and lack of control.

 . UNIT MARKET PRICE AND TRADING HISTORY

  The original MHP transaction terms according to the PPM indicated the offering price for the Units was payable in six installments as follows:
  December 31, 1985 ($10,000), May 15, 1986 ($12,000), May 15, 1987
  ($20,500), May 15, 1988 ($19,500), May 15, 1989 ($19,000), and May 15, 1990
  ($19,000). The aggregate price of $100,000 was payable over a period of approximately 4 years and 5 months. The present value of this installment price at November 27, 1985, the date initial payment was paid, assuming a return of 15% to 26% is approximately $62,000 to $74,000 per unit, respectively. The midpoint of this analysis indicates a present value of the original offering price of approximately $67,000 per unit.

   American Appraisal noted that the Offer represented a premium of approximately 368% and 224% over the average price paid in secondary market transactions which occurred in 1995 and 1996 at $17,086 and $24,664, respectively.

   American Appraisal also notes that the transfer restrictions to which the Units are subject and the lack of an established market for the Unites combine to offer little liquidity to the holders of the Units.

   The Offer Price of $80,000 per Unit (i) represents a premium of 19.4% over the original investment (present valued) for each Unit of $67,000 and (ii) represents a discount of 20% to the original installment investment for each unit of $100,000. The difference in the premiums (discounts) indicated by (i) and (ii) is a result of installment method's implied financing costs.

 .  Public Limited Partnership Analysis

   In researching for comparable limited partnerships, American Appraisal determined that a limited number of real estate-based partnerships have limited partnership units that are traded with regularity on an exchange or through the NASDAQ over-the-counter market, and only a limited number of such public partnerships invest in operating full or limited service hotels. Furthermore, only one of these hotel partnerships, Red Lions Inns Limited Partnership ("Red Lion"), was considered comparable to the Partnerships with respect to the full service classification of its owned hotels, the similarity of their management agreements with MII, the historic and prospective operating results of the hotels, the near term refinancing requirements and the level and consistency of historic and prospective distribution payouts to the limited partners.

   Analysis of Red Lions' current public price coupled with its current and prospective distribution payout, indicated an average annualized current distribution yield of 9.1%. This yield was reflective of Red Lion's investment quality and the considerably greater liquidity of its publicly traded limited partnership units and was therefore not representative of the higher distribution yield required for the Units for several reasons including (i) MHP's lack of property diversification as evidenced with its portfolio of two full service hotels, (ii) MHP's greater financial leverage, (iii) MHP's lower revenue and distribution growth potential, (iv) MHP's refinancing risk of its mortgage debt maturing in 2000, (v) the lack of an organized secondary market for the Units and (vi) the sale restrictions on the Units. Correlation of Red Lion's distribution yield, adjusted for the investment risks of the Units resulted in a concluded distribution yield ranging from 12.1% to 14.1% for the Units. This adjustment, which is supported by the rates of returns required by professional investors in the less liquid secondary market for limited partnership units, provided a basis to capitalize MHP's expected near term distributions per Unit into indications of value ranging from $65,000 to $72,000 per Unit with a base case of $68,000. Supporting the conclusions of this analysis was the indication that the professional investors in the less liquid secondary market for limited partnership units purchased real estate-based limited partnership units at prices ranging from 25% to 50% below the net asset values per Units, such as evidenced in an August 1995 presentation to the Valuation Study Group on the secondary market for limited partnership interests.

In connection with our opinion, Host Marriott and/or MHP imposed the following limits on our analysis:

    1. American Appraisal has requested existing detailed financial projections for MHP, LBA and each of the Hotels, but has been informed that no such projections have been prepared.

We have not considered nor have we been requested to consider the tax implications to a Unitholder or economic implications to a non-tendering Unitholder and therefore express to opinion with respect thereto.

Based on our study, which relied upon financial, real estate and other factors as they existed as of the end of the Partnerships' third quarter on September 6, 1996 but which gave consideration to material events through the date of our opinion, and subject to the assumptions and limitations stated herein, it is our opinion, as of the date of our opinion, that the terms and conditions of the Offer (including the consideration to be received in the Offer are fair, from a financial point of view, to the Unitholders of the Marriott Hotel Properties Limited Partnership (other than the Parent, Purchaser and General Partner)).

Our engagement is subject to the terms and conditions of our engagement letter dated May 1, 1996.

                                          Sincerely yours,

                                          American Appraisal Associates, Inc.

                                          /s/ Lee P. Hackett
                                          --------------------------------------
                                          Lee P. Hackett
                                          Executive Vice President

  030273

                                                                     SCHEDULE IV

                    FINANCIAL INFORMATION OF THE PARTNERSHIP

                         INDEX TO FINANCIAL INFORMATION
                          OF MARRIOTT HOTEL PROPERTIES
                              LIMITED PARTNERSHIP

                                                                          PAGE
                                                                         ------
 A.  Condensed Consolidated Financial Statements for the Period Ended
      September 6, 1996 and September 8, 1995 (unaudited)
     1. Condensed Consolidated Statement of Operations..................  IV-1
     2. Condensed Consolidated Balance Sheet............................  IV-2
     3. Condensed Consolidated Statements of Cash Flows.................  IV-3
     4. Notes to Condensed Consolidated Financial Statements............  IV-4
     Audited Financial Statements for the Years Ended December 31, 1995,

 B.  1994 and 1993
     1. Report of Independent Public Accountants........................  IV-6
     2. Consolidated Statement of Operations............................  IV-7
     3. Consolidated Balance Sheets--December 31, 1995 and 1994.........  IV-8
     4. Consolidated Statement of Cash Flows............................  IV-9
     5. Statement of Changes in Partners' Capital (Deficit).............  IV-10
     6. Notes to Consolidated Financial Statements......................  IV-11

          MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARY

           CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                              TWELVE WEEKS ENDED      THIRTY-SIX WEEKS ENDED
                           ------------------------- -------------------------
                           SEPTEMBER 6, SEPTEMBER 8, SEPTEMBER 6, SEPTEMBER 8,
                               1996         1995         1996         1995
                           ------------ ------------ ------------ ------------
REVENUES
  Hotel...................   $ 6,582      $ 8,166      $35,222      $35,129
  Rental income...........     1,829        1,907       16,096       15,428
  Interest and other
   income.................       385          219          695          436
                             -------      -------      -------      -------
                               8,796       10,292       52,013       50,993
                             -------      -------      -------      -------
OPERATING COSTS AND
 EXPENSES
  Interest................     4,980        5,083       15,098       14,923
  Depreciation and
   amortization...........     2,740        2,706        8,127        8,080
  Incentive management
   fee....................       807        1,084        5,189        5,302
  Base management fee.....       626          688        2,496        2,481
  Ground rent, property
   taxes and other........     2,108        2,178        6,211        6,152
                             -------      -------      -------      -------
                              11,261       11,739       37,121       36,938
                             -------      -------      -------      -------
(LOSS) INCOME BEFORE
 MINORITY INTEREST........    (2,465)      (1,447)      14,892       14,055
MINORITY INTEREST IN LOSS
 (INCOME).................       934          905       (2,441)      (2,130)
                             -------      -------      -------      -------
NET (LOSS) INCOME.........   $(1,531)     $  (542)     $12,451      $11,925
                             =======      =======      =======      =======
ALLOCATION OF NET (LOSS)
 INCOME
  General Partner.........   $   (17)     $    (6)     $   123      $   119
  Limited Partners........    (1,514)        (536)      12,328       11,806
                             -------      -------      -------      -------
                             $(1,531)     $  (542)     $12,451      $11,925
                             =======      =======      =======      =======
NET (LOSS) INCOME PER
 LIMITED PARTNER UNIT
 (1,000 Units)............   $(1,514)     $  (536)     $12,328      $11,806
                             =======      =======      =======      =======


           See Notes to Condensed Consolidated Financial Statements.

          MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARY

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

                                                     SEPTEMBER 6, DECEMBER 31,
                                                         1996         1995
                                                     ------------ ------------
                                                            (UNAUDITED)
                       ASSETS
                       ------
Property and equipment, net.........................   $222,059     $222,458
Due from Marriott International, Inc. and
 affiliates.........................................      6,641        7,136
Minority interest...................................     10,229       11,185
Other assets........................................      5,070        6,888
Cash and cash equivalents...........................     11,834        3,550
                                                       --------     --------
                                                       $255,833     $251,217
                                                       ========     ========
    LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
    -------------------------------------------
Mortgage debt.......................................   $234,940     $239,860
Note payable and amounts due to Host Marriott
 Corporation........................................      6,209        6,484
Note payable and amounts due to Marriott
 International, Inc. and affiliates.................      4,216        6,052
Accounts payable and accrued interest...............      3,198        1,087
                                                       --------     --------
  Total Liabilities.................................    248,563      253,483
                                                       --------     --------
PARTNERS' CAPITAL (DEFICIT)
General Partner.....................................        181           87
Limited Partners....................................      7,089       (2,353)
                                                       --------     --------
  Total Partners' Capital (Deficit).................      7,270       (2,266)
                                                       --------     --------
                                                       $255,833     $251,217
                                                       ========     ========


           See Notes to Condensed Consolidated Financial Statements.

          MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARY

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                  (UNAUDITED)

                                                       THIRTY-SIX WEEKS ENDED
                                                      -------------------------
                                                      SEPTEMBER 6, SEPTEMBER 8,
                                                          1996         1995
                                                      ------------ ------------
                                                           (IN THOUSANDS)
OPERATING ACTIVITIES
  Net income.........................................   $12,451      $11,925
  Noncash items......................................    10,927       10,989
  Changes in operating accounts......................     1,030       (2,818)
                                                        -------      -------
    Cash provided by operations......................    24,408       20,096
                                                        -------      -------
INVESTING ACTIVITIES
  Additions to property and equipment................    (7,728)      (4,369)
  Changes in property improvement funds and capital
   reserve escrow....................................     1,588         (156)
                                                        -------      -------
    Cash used in investing activities................    (6,140)      (4,525)
                                                        -------      -------
FINANCING ACTIVITIES
  Repayments of mortgage debt........................    (4,920)      (4,531)
  Capital distributions to partners..................    (2,908)      (1,600)
  Capital distributions to minority interest.........    (1,485)        (990)
  Repayments to Marriott International, Inc. and
   affiliates........................................      (362)        (331)
  Repayments to Host Marriott Corporation............      (269)         --
  Payment of financing costs.........................       (40)          (6)
                                                        -------      -------
    Cash used in financing activities................    (9,984)      (7,458)
                                                        -------      -------
INCREASE IN CASH AND CASH EQUIVALENTS................     8,284        8,113
CASH AND CASH EQUIVALENTS at beginning of period.....     3,550        2,743
                                                        -------      -------
CASH AND CASH EQUIVALENTS at end of period...........   $11,834      $10,856
                                                        =======      =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for mortgage and other interest..........   $12,271      $13,735
                                                        =======      =======


           See Notes to Condensed Consolidated Financial Statements.

         MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARY

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

  1. The accompanying condensed consolidated financial statements have been prepared by Marriott Hotel Properties Limited Partnership (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed consolidated financial statements should be read in conjunction with the Partnership's financial statements and notes thereto included in the Partnership's 1995 Form 10-K for the fiscal year ended December 31, 1995. In the opinion of the Partnership, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of September 6, 1996 and December 31, 1995 and the results of operations for the twelve and thirty-six weeks ended September 6, 1996 and September 8, 1995. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

  The Partnership owns Marriott's Orlando World Center and a 50.5% interest in a partnership owning Marriott's Harbor Beach Resort (the "Harbor Beach Partnership"), whose financial statements are consolidated herein. The remaining 49.5% general partnership interest in the Harbor Beach Partnership is reported as minority interest. All significant intercompany balances and transactions have been eliminated.

  For financial reporting purposes, net profits and net losses of the Partnership are allocated 99% to the limited partners and 1% to the General Partner. Significant differences exist between the net profits and net losses for financial reporting purposes and the net profits and net losses reported for Federal income tax purposes. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives of the assets, differences in the timing of the recognition of management fee expense and the expensing of certain costs incurred during construction which have been capitalized in the accompanying condensed consolidated financial statements.

  2. Hotel revenues represent house profit from the Orlando Hotel since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Orlando Hotel to Marriott International, Inc. (the "Manager"). House profit reflects hotel operating results which flow to the Partnership as property owner and represents gross hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, property taxes and certain other costs, which are disclosed separately in the condensed consolidated statement of operations.

         MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARY

  Hotel revenues consist of hotel operating results for the Orlando Hotel for the twelve and thirty-six weeks ended (in thousands):

                               TWELVE WEEKS ENDED      THIRTY-SIX WEEKS ENDED
                            ------------------------- -------------------------
                            SEPTEMBER 6, SEPTEMBER 8, SEPTEMBER 6, SEPTEMBER 8,
                                1996         1995         1996         1995
                            ------------ ------------ ------------ ------------
HOTEL SALES
  Rooms....................   $10,180      $10,936      $41,175      $40,960
  Food and beverage........     8,595        9,810       33,012       33,379
  Other....................     2,087        2,158        9,000        8,345
                              -------      -------      -------      -------
                               20,862       22,904       83,187       82,684
                              -------      -------      -------      -------
HOTEL EXPENSES
  Departmental Direct Costs
  Rooms....................     2,433        2,559        8,493        8,326
  Food and beverage........     5,829        6,176       20,384       20,502
  Other hotel operating ex-
   penses..................     6,018        6,003       19,088       18,727
                              -------      -------      -------      -------
                               14,280       14,738       47,965       47,555
                              -------      -------      -------      -------
HOTEL REVENUES.............   $ 6,582      $ 8,166      $35,222      $35,129
                              =======      =======      =======      =======

  3. In the first quarter of 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Adoption of SFAS No. 121 did not have an effect on its condensed consolidated financial statements.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE PARTNERS OF
 MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP:

  We have audited the accompanying consolidated balance sheet of Marriott Hotel Properties Limited Partnership (a Delaware limited partnership) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in partners' capital (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1995 and 1994 financial statements of Lauderdale Beach Association, which statements reflect total assets and total revenues of 25 percent and 29 percent in 1995, respectively, and 25 percent and 29 percent in 1994, respectively, of the consolidated totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for that entity, is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Marriott Hotel Properties Limited Partnership and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.
April 4, 1996

         MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                      1995     1994      1993
                                                     -------  -------  --------
REVENUES
  Hotels (Note 3)..................................  $47,251  $41,201  $ 43,550
  Rental income....................................   19,747   17,273    17,797
  Interest and other...............................      679    1,285       857
                                                     -------  -------  --------
                                                      67,677   59,759    62,204
                                                     -------  -------  --------
OPERATING COSTS AND EXPENSES
  Interest (including interest paid to related
   parties of $1.0 million, $1.0 million and $0.9
   million in 1995, 1994 and 1993, respectively)...   21,864   22,128    28,785
  Depreciation and amortization....................   11,739   12,327    14,601
  Incentive management fees (paid to related
   parties)........................................    7,047    6,073     5,819
  Base management fees (paid to related parties)...    3,431    3,104     3,556
  Property taxes...................................    3,104    3,230     3,904
  Ground rent, insurance and other.................    5,624    5,063    10,129
  Write-down of Warner Center Hotel to estimated
   fair market value...............................      --       --     19,982
                                                     -------  -------  --------
                                                      52,809   51,925    86,776
                                                     -------  -------  --------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND
 MINORITY INTEREST.................................   14,868    7,834   (24,572)
EXTRAORDINARY ITEM
  Gain on debt extinguishment resulting from Warner
   Center Hotel foreclosure........................      --       --     40,356
                                                     -------  -------  --------
INCOME BEFORE MINORITY INTEREST....................   14,868    7,834    15,784
MINORITY INTEREST IN INCOME........................   (1,718)    (523)   (1,036)
                                                     -------  -------  --------
NET INCOME.........................................  $13,150  $ 7,311  $ 14,748
                                                     =======  =======  ========
ALLOCATION OF NET INCOME
  General Partner..................................  $   132  $    73  $    148
  Limited Partners.................................   13,018    7,238    14,600
                                                     -------  -------  --------
                                                     $13,150  $ 7,311  $ 14,748
                                                     =======  =======  ========
NET INCOME PER LIMITED PARTNER UNIT (1,000 Units)..  $13,018  $ 7,238  $ 14,600
                                                     =======  =======  ========


   The accompanying notes are an integral part of these financial statements.

         MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                           DECEMBER 31, 1995 AND 1994

                                 (IN THOUSANDS)

                                                              1995      1994
                                                            --------  --------
                          ASSETS
                          ------
Property and equipment, net...............................  $222,458  $228,122
Minority interest.........................................    11,185    11,418
Due from Marriott International, Inc. and its affiliates..     7,136     6,895
Property improvement funds................................     4,363     2,615
Deferred financing costs, net of accumulated
 amortization.............................................     2,266     1,053
Prepaid land rent and other receivables...................       259       263
Restricted cash...........................................       --        949
Cash and cash equivalents.................................     3,550     2,743
                                                            --------  --------
                                                            $251,217  $254,058
                                                            ========  ========
       LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
       -------------------------------------------
Mortgage debt.............................................  $239,860  $248,830
Note payable and amounts due to Host Marriott
 Corporation..............................................     6,484     9,149
Note payable and amounts due to Marriott International,
 Inc......................................................     6,052     8,628
Accounts payable and accrued interest.....................     1,087       762
                                                            --------  --------
    Total Liabilities.....................................   253,483   267,369
PARTNERS' CAPITAL (DEFICIT)
 General Partner
  Capital contribution....................................     1,010     1,010
  Capital distributions...................................      (462)     (441)
  Cumulative net losses...................................      (461)     (593)
                                                            --------  --------
                                                                  87       (24)
                                                            --------  --------
 Limited Partners
  Capital contributions, net of offering costs of
   $10,978................................................    89,022    89,022
  Investor notes receivable...............................       (47)      (47)
  Capital distributions...................................   (45,654)  (43,570)
  Cumulative net losses...................................   (45,674)  (58,692)
                                                            --------  --------
                                                              (2,353)  (13,287)
                                                            --------  --------
    Total Partners' Deficit...............................    (2,266)  (13,311)
                                                            --------  --------
                                                            $251,217  $254,058
                                                            ========  ========


   The accompanying notes are an integral part of these financial statements.

         MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                 (IN THOUSANDS)

                                                     1995      1994      1993
                                                   --------  --------  --------
OPERATING ACTIVITIES
 Net income......................................  $ 13,150  $  7,311  $ 14,748
 Extraordinary item..............................       --        --     40,356
                                                   --------  --------  --------
 Income (loss) before extraordinary item.........    13,150     7,311   (25,608)
 Noncash items:
  Depreciation and amortization..................    11,739    12,327    14,601
  Minority interest in income....................     1,718       523     1,036
  Amortization of deferred financing costs as
   interest......................................     1,041     1,659     2,435
  Loss (gain) on disposal of property and
   equipment.....................................        48      (948)    3,303
  Deferred portion of base and incentive
   management fees...............................       --      1,608     2,023
  Interest roll-up on note payable to Marriott
   International, Inc............................       --         64       --
  Write down of Warner Center Hotel to estimated
   fair market value.............................       --        --     19,982
  Interest on debt service guarantee advances....       --        --        330
 Changes in operating accounts:
  Payment of deferred incentive management fees..    (1,972)      --        --
  Due to/from Marriott International, Inc........      (360)     (931)    1,075
  Accounts payable and accrued interest..........       325      (703)   (9,827)
  Due to Host Marriott Corporation...............        62        (3)     (171)
  Prepaid land rent and other receivables........         4       (23)     (322)
                                                   --------  --------  --------
    Cash provided by operations..................    25,755    20,884     8,857
                                                   --------  --------  --------
INVESTING ACTIVITIES
 Additions to property and equipment.............    (6,123)   (6,822)   (4,665)
 Changes in property improvement funds...........    (1,748)   (1,579)      241
 Withdrawal from (deposits to) capital reserve
  escrow.........................................       949      (949)      --
 Proceeds from sale of land......................       --      1,109       --
 Return of security deposit......................       --        --      1,250
                                                   --------  --------  --------
    Cash used in investing activities............    (6,922)   (8,241)   (3,174)
                                                   --------  --------  --------
FINANCING ACTIVITIES
 Repayments of mortgage debt and capital lease
  obligations....................................    (8,970)   (9,842)  (23,289)
 Repayments to Host Marriott Corporation.........    (2,727)   (4,489)   (1,415)
 Financing costs.................................    (2,254)     (309)   (3,940)
                                                   --------  --------  --------
 Capital distributions to partners...............    (2,105)      --        --
 Capital distributions to minority interest......    (1,485)     (495)   (2,003)
 (Repayments of) proceeds from note payable to
  Marriott International, Inc....................      (485)    2,800       --
 Proceeds from loan escrow account...............       --        340     7,899
 Capital contributions from minority interest....       --         39       456
 Proceeds from line of credit from Host Marriott
  Corporation....................................       --        --      8,067
                                                   --------  --------  --------
    Cash used in financing activities............   (18,026)  (11,956)  (14,225)
                                                   --------  --------  --------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.....................................  $    807  $    687  $ (8,542)
CASH AND CASH EQUIVALENTS at beginning of year...     2,743     2,056    10,598
                                                   --------  --------  --------
CASH AND CASH EQUIVALENTS at end of year.........  $  3,550  $  2,743  $  2,056
                                                   ========  ========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for mortgage and other interest.......  $ 20,893  $ 21,122  $ 35,665
                                                   ========  ========  ========

   The accompanying notes are an integral part of these financial statements.

         MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

              STATEMENT OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                 (IN THOUSANDS)

                                                    GENERAL LIMITED
                                                    PARTNER PARTNER    TOTAL
                                                    ------- --------  --------
Balance, December 31, 1992.........................  $(245) $(35,125) $(35,370)
  Net income.......................................    148    14,600    14,748
                                                     -----  --------  --------
Balance, December 31, 1993.........................    (97)  (20,525)  (20,622)
  Net income.......................................     73     7,238     7,311
                                                     -----  --------  --------
Balance, December 31, 1994.........................    (24)  (13,287)  (13,311)
  Net income.......................................    132    13,018    13,150
  Capital distributions............................    (21)   (2,084)   (2,105)
                                                     -----  --------  --------
Balance, December 31, 1995.........................  $  87  $ (2,353) $ (2,266)
                                                     =====  ========  ========




  These accompanying notes are an integral part of these financial statements.

        MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1995 AND 1994

NOTE 1. THE PARTNERSHIP

 Description of the Partnership

  Marriott Hotel Properties Limited Partnership (the "Partnership"), a Delaware limited partnership, was formed on August 22, 1984, to acquire, construct, own and operate the 1,503-room Marriott Orlando World Center Hotel (the "Orlando Hotel"). On October 8, 1993, Marriott Corporation's operations were divided into two separate companies: Host Marriott Corporation and Marriott International, Inc. ("MII"). On December 29, 1995, Host Marriott Corporation's operations were divided into two separate companies: Host Marriott Corporation ("Host Marriott") and Host Marriott Services Corporation. The Orlando Hotel is managed as part of the Marriott Hotels, Resorts and Suites full-service hotel system by MII (the "Manager").

  Between November 1, 1985 and November 27, 1985 (the "Closing Date"), 1,000 limited partnership interests (the "Units"), representing a 99% interest in the Partnership, were sold in a private placement. The General Partner is Hotel Properties Management, Inc. (the "General Partner"), a Delaware corporation and a wholly-owned subsidiary of Host Marriott, with a 1% general partnership interest. On the Closing Date, the Partnership purchased from affiliates of Host Marriott (i) a 99% limited partnership interest in the Warner Center Marriott Hotel Limited Partnership (the "Warner Center Partnership"), which owned the 473-room Warner Center Marriott Hotel (the "Warner Center Hotel") in Los Angeles, California and (ii) a 49% general partnership interest in, and a loan receivable of $3,680,000 from, Lauderdale Beach Association (the "Harbor Beach Partnership"), a general partnership that owns Marriott's 624-room Harbor Beach Resort (the "Harbor Beach Hotel") in Ft. Lauderdale, Florida. As a result of certain transactions, the Partnership now owns a 50.5% interest in the Harbor Beach Partnership. The limited partners paid $10,000,000 in cash on the Closing Date ($10,000 per Unit) and executed investor notes aggregating $45,350,000 ($45,350 per Unit) due in five annual installments through May 15, 1990.

  The Harbor Beach Hotel is leased to Marriott Hotel Services, Inc. (the "Operating Tenant"), a wholly-owned subsidiary of MII, and is operated as part of the Marriott Hotels, Resorts and Suites full-service hotel system.

  The Warner Center Partnership defaulted on its first mortgage on July 1, 1993 (see Note 6). On July 16, 1993, the Lender officially recorded the default with the State of California and commenced foreclosure proceedings. The transfer of ownership of the Warner Center Hotel to the Lender occurred on November 17, 1993 (the "Foreclosure Date"). The foreclosure was followed by the dissolution of the Warner Center Partnership. The foreclosure did not have further adverse effect on the financial condition of the Partnership since the Warner Center Partnership loan was non-recourse to the Partnership and the partners.

 Partnership Allocations and Distributions

  The Partnership generally allocates net profits and losses, cash available for distribution and tax credits as follows: (i) first, 1% to the General Partner and 99% to the limited partners until cumulative distributions of sale and refinancing proceeds ("Capital Receipts") equal to 50% of capital contributions have been distributed; (ii) next, 15% to the General Partner and 85% to the limited partners until cumulative distributions of Capital Receipts equal to all capital contributions have been distributed; and (iii) thereafter, 30% to the General Partner and 70% to the limited partners.

  Capital Receipts not retained by the Partnership will generally be distributed (i) first, 1% to the General Partner and 99% to the limited partners until the General Partner and the limited partners (collectively the

        MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

"Partners") have received cumulative distributions of Capital Receipts equal to their capital contributions; and (ii) thereafter, 30% to the General Partner and 70% to the limited partners.

  Gains are generally allocated (i) first, to Partners with negative capital accounts, (ii) next, in amounts necessary to bring each Partner's capital account balance equal to their invested capital, defined as the excess of paid-in capital contributions over cumulative distributions of Capital Receipts, and (iii) thereafter, 30% to the General Partner and 70% to the limited partners.

  Upon the sale of substantially all of the assets, gains and sales proceeds will be distributed based on a specific allocation, as stated in the partnership agreement, in order to provide the limited partners (if proceeds are sufficient) a 15% cumulative return, as defined, to the extent not previously received from cash distributions.

  For financial reporting purposes, net losses of the Partnership are allocated 1% to the General Partner and 99% to the limited partners.

  The Harbor Beach Partnership generally allocates profits and losses, cash distributions, gains and losses, and Capital Receipts in the ratio of ownership interests.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Accounting

  The Partnership's records are maintained on the accrual basis of accounting and its fiscal year coincides with the calendar year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Working Capital and Supplies

  Pursuant to the terms of the management agreement discussed in Note 8, the Partnership is required to provide the Manager with working capital and supplies to meet the operating needs of the Orlando Hotel. The Manager converts cash advanced by the Partnership into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by the Manager. Upon the termination of the management agreement, the Manager is required to convert working capital and supplies into cash and return it to the Partnership. As a result of these conditions, the individual components of working capital and supplies controlled by the Manager are not reflected in the accompanying consolidated balance sheet.

 Revenues and Expenses

  Hotel Revenues represents house profit from the Orlando Hotel (and also for the Warner Center Hotel for 1993) since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Hotels to the Manager. House profit reflects hotel operating results which flow to the Partnership as property owner and represents gross hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs, which are disclosed separately in the Consolidated Statement of Operations.

        MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

 Principles of Consolidation

  The consolidated financial statements for the year ended December 31, 1995 and 1994, include the accounts of the Partnership and the Harbor Beach Partnership (collectively the "Partnerships"). The accompanying financial statements for the year ended December 31, 1993, also include the accounts of the Warner Center Partnership. The accounts of the Warner Center Partnership for 1993 reflect operations for the period from January 1, 1993, through the Foreclosure Date. The 49.5% general partnership interest in the Harbor Beach Partnership owned by an unrelated party is reported as minority interest. The Partnership has recorded the minority shareholders allocable share of losses on the accompanying consolidated balance sheet as minority interest because all individual partners with deficit capital accounts must fund the amount of that deficit upon dissolution or liquidation of the Harbor Beach Partnership. The Partnership periodically assesses the impairment of the minority interest asset for impairment based on the underlying operations of the Harbor Beach Partnership. All significant intercompany balances and transactions have been eliminated.

 Property and Equipment

  Property and equipment is recorded at cost. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives of the assets, less a 10% estimated residual value on the original building cost and land improvements related to the Orlando Hotel:

     Land improvements........................................... 40 to 50 years
     Building and improvements................................... 40 to 50 years
     Leasehold improvements......................................       40 years
     Furniture and equipment.....................................  3 to 10 years

  All property and equipment is pledged as security for the mortgage debt described in Note 6.

  On June 8, 1994, the Partnership sold approximately two acres of land adjacent to the Orlando Hotel to Marriott Ownership Resorts, Inc. ("MORI"), an affiliate of MII. Proceeds from the transaction, net of selling costs, totaled $1.1 million and were used to pay down principal on the Orlando Mortgage Debt (see Note 6). This transaction resulted in recognition of $951,000 of gain which is included in Interest and Other Revenues on the Consolidated Statement of Operations for the year ended December 31, 1994.

  On the Foreclosure Date, ownership of the Warner Center Hotel was transferred through foreclosure to the Lender (see Note 6).

 Deferred Financing Costs

  Deferred financing costs represent the costs incurred in connection with obtaining the mortgage debt (see Note 6) and are amortized over the term thereof. The Orlando Mortgage Debt, which is described in Note 6, was refinanced on October 31, 1995. Deferred financing costs associated with the refinancing of the Orlando Mortgage Debt totaled $2,276,000. Deferred financing costs associated with the restructuring of the Harbor Beach Mortgage Debt (see Note 6) amounted to $350,000. Accumulated amortization of deferred financing costs were $360,000 and $3,285,000 at December 31, 1995 and 1994, respectively.

 Cash and Cash Equivalents

  The Partnership considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

        MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

 Income Taxes

  Provision for Federal and state income taxes has not been made in the accompanying financial statements since the Partnership does not pay income taxes, but rather allocates its profits and losses to the individual partners. Significant differences exist between the net loss for financial reporting purposes and the net loss reported in the Partnership's tax return. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives of the assets, differences in the timing of the recognition of base and incentive management fee expense and the expensing of certain costs incurred during construction which have been capitalized in the accompanying financial statements. As a result of these differences, the excess of the tax basis in net Partnership liabilities over the net liabilities reported in the accompanying financial statements amounted to $93,026,000 and $85,993,000 as of December 31, 1995 and 1994, respectively.

 New Statement of Financial Accounting Standards

  The Partnership is required to adopt Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" no later than its year ending December 31, 1996. The Partnership does not expect that the adoption of SFAS No. 121 will have a material effect on its financial statements.

NOTE 3. HOTEL REVENUES

  Hotel Revenues consist of Hotel operating results for the Orlando Hotel for the two years ended December 31, 1995, and for the Orlando and Warner Center Hotels for the year ended December 31, 1993 (Warner Center Hotel through the Foreclosure Date) (in thousands):

                                                       1995     1994     1993
                                                     -------- -------- --------
   HOTEL SALES
    Rooms........................................... $ 56,881 $ 52,731 $ 60,469
    Food and beverage...............................   45,708   40,290   46,070
    Other...........................................   11,762   10,447   11,994
                                                     -------- -------- --------
                                                      114,351  103,468  118,533
                                                     -------- -------- --------
   HOTEL EXPENSES
    Departmental Direct Costs
     Rooms..........................................   11,665   11,337   13,087
     Food and beverage..............................   28,784   25,828   30,866
    Other hotel operating expenses..................   26,651   25,102   31,030
                                                     -------- -------- --------
                                                       67,100   62,267   74,983
                                                     -------- -------- --------
   HOTEL REVENUES................................... $ 47,251 $ 41,201 $ 43,550
                                                     ======== ======== ========

        MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTE 4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following as of December 31 (in thousands):

                                                              1995       1994
                                                            ---------  --------
   Land and improvements................................... $  30,893  $ 30,741
   Building and improvements...............................   150,861   150,012
   Leasehold improvements..................................    80,646    79,567
   Furniture and equipment.................................    62,811    62,898
                                                            ---------  --------
                                                              325,211   323,218
   Less accumulated depreciation and amortization..........  (102,753)  (95,096)
                                                            ---------  --------
                                                            $ 222,458  $228,122
                                                            =========  ========

NOTE 5. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

  The estimated fair values of financial instruments are shown below. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts.

                              AS OF DECEMBER 31, 1995  AS OF DECEMBER 31, 1994
                              ------------------------ ------------------------
                                           ESTIMATED                ESTIMATED
                               CARRYING       FAIR      CARRYING       FAIR
                                AMOUNT       VALUE       AMOUNT       VALUE
                              ----------- ------------ ----------- ------------
                                               (IN THOUSANDS)
   Mortgage debt............. $   239,860 $   248,287  $   248,830 $   248,830
   Note payable due to Host
    Marriott Corporation..... $     6,420 $     6,420  $     9,149 $     9,149
   Incentive management fees
    payable to Marriott
    International, Inc....... $     3,520 $     2,775  $     5,492 $     2,424
   Note payable due to
    Marriott International,
    Inc...................... $     2,379 $     2,379  $     2,864 $     2,864

  The estimated fair value of mortgage debt is based on the expected future debt service payments discounted at estimated market rates. Notes payable due to Host Marriott Corporation and Marriott International, Inc. and Incentive management fees payable to Marriott International, Inc. are valued based on the expected future payments from operating cash flow discounted at risk adjusted rates.

NOTE 6. DEBT

  The Partnerships have entered into various long-term loan agreements to provide non-recourse mortgage financing for the Hotels. Combined mortgage debt maturities, at December 31, 1995, are (in thousands):

     1996.............................................................. $  8,781
     1997..............................................................    8,523
     1998..............................................................    7,168
     1999..............................................................    5,826
     2000..............................................................  209,562
                                                                        --------
                                                                        $239,860
                                                                        ========

 Orlando Mortgage

  On January 12, 1993 (the "Orlando Closing Date"), the General Partner refinanced the Orlando Hotel Mortgage Debt (the "Orlando Mortgage Debt"). On the Orlando Closing Date, the Partnership paid $29.3

        MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES million to the Lender which was applied $12.0 million to the outstanding principal balance, $13.5 million to interest due through the Orlando Closing Date and $3.8 million to financing costs. The Orlando Mortgage Debt carried a fixed rate of interest of 6.705% and required semi-annual principal amortization totaling $22 million through its maturity on June 16, 1995 (the "Maturity Date"). In 1994 net proceeds of $1.1 million from the sale of land adjacent to the Orlando Hotel (see Note 2) were used to pay down the principal balance. As of December 31, 1994, $160,979,000 was outstanding under the Orlando Mortgage Debt.

  Pursuant to the terms of the refinancing, Host Marriott provided a guarantee of debt service payments up to $10 million. Payments under the guarantee constituted advances to the Partnership and were to accrue interest at the Morgan Guaranty Trust Company prime rate. As of the Maturity Date, no amounts were outstanding under the guarantee.

  On the Maturity Date, the Lender granted the Partnership a forbearance on the loan extending it from June 16, 1995, through October 31, 1995. The Partnership paid interest monthly in arrears at a floating rate equal to the applicable Federal Funds rate plus 225 basis points. During the forbearance period, the weighted average interest rate was 7.94%. On October 31, 1995, the Partnership successfully completed a modification and extension of the Orlando Mortgage Debt. The mortgage debt carries a fixed rate of interest of 8.44% and requires semi-annual amortization of principal. The loan matures on June 16, 2000 with unamortized principal of $127.0 million due at that time. No debt service guarantee was provided. As of December 31, 1995, the outstanding principal balance was $152,979,000.

  The Orlando Mortgage Debt is secured by the Orlando Hotel, all personal property associated with the Orlando Hotel, the land on which the Orlando Hotel and golf course are located and an assignment of certain operating agreements.

 Harbor Beach Mortgage

  The original Harbor Beach loan agreement provided $86.6 million for construction of the Harbor Beach Hotel. On June 30, 1986, this debt was refinanced with a major insurance company. The $92 million replacement loan (the "Harbor Beach Mortgage Debt") bore interest at a fixed rate of 9.375% and required payments of interest only through July 1988 and monthly payments of principal and interest in the amount of $765,000 thereafter until maturity on July 1, 1993. Upon maturity, the Lender granted the Harbor Beach Partnership a forbearance of the loan for a fee of $165,000. Under the forbearance agreement, the Harbor Beach Partnership continued to pay the Lender through March 29, 1994, payments of principal and interest in accordance with the terms of the Harbor Beach Mortgage Debt.

  On March 29, 1994 (the "Harbor Beach Closing Date"), the Harbor Beach Partnership completed the restructuring of the Harbor Beach Mortgage Debt. The restructured mortgage debt carries a fixed rate of interest of 9.125% (the "Contract Interest Rate") and is payable monthly in arrears. Interest only at the Contract Interest Rate was due and payable for the first twelve payments through and including April 1, 1995. For the period from the Harbor Beach Closing Date through April 1, 1995, the difference between the interest only payment and $772,600 (the "Payment Amount") was contributed to an escrow account with the Lender to fund capital improvements at the Harbor Beach Hotel. The balance of the escrow fund was included in Restricted Cash in the financial statements as of December 31, 1994. The Payment Amount represents the amount necessary to amortize the outstanding principal balance, as of the Harbor Beach Closing Date, over a 22-year effective amortization period. The loan matures on May 1, 2000. The restructured mortgage debt is collateralized by all property and assets of the Harbor Beach Hotel. No debt service guarantee was provided. As of December 31, 1995 and 1994, the outstanding principal balance was $86,882,000 and $87,852,000, respectively.

        MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

 Warner Center Mortgage

  The Warner Center Partnership entered into a loan agreement with Connecticut General Life Insurance Company (the "Lender") to provide $47 million of non-recourse mortgage debt to fund construction of the Warner Center Hotel, which was converted to permanent financing on July 23, 1987 (the "Warner Center Mortgage Debt"). The Warner Center Mortgage Debt carried interest at a fixed rate of 10.47% per annum (the "Contract Rate") and required no amortization of principal until maturity on July 23, 1997. The loan was secured by the Warner Center Hotel and an assignment of the Warner Center Hotel's management agreement. As additional security, Host Marriott provided a $5,300,000 guarantee of debt service payments. Payments under the guarantee constituted loans to the Warner Center Partnership and accrued interest at the Bankers Trust Company prime rate plus 1%.

  The Warner Center Partnership defaulted on its first mortgage on July 1, 1993, as cash flow from hotel operations was insufficient to pay debt service and Host Marriott's limited debt service guarantee was exhausted. On November 17, 1993, ownership of the Warner Center Hotel was transferred through foreclosure to the Lender. Accounting for the foreclosure required the write down of the Warner Center Hotel's assets to their estimated fair market value at the time of the foreclosure. This resulted in recording a loss of $20.0 million for the year ended December 31, 1993. Additionally, the Partnership recorded an extraordinary gain of $40.4 million which consisted of two portions: 1) a gain of $27.0 million on the foreclosure, which represented the difference between the mortgage debt of $51.7 million extinguished as a result of the foreclosure and the estimated fair market value of the Warner Center Hotel as of the Foreclosure Date, and 2) a gain of $13.4 million resulting from debt extinguished due to the dissolution of the Warner Center Partnership. Advances on the debt service guarantee from Host Marriott which were forgiven amounted to $5,405,000 with accrued interest of $2,063,000, and a note payable to Host Marriott which was forgiven totaled $187,000 with accrued interest of $10,000.

 Notes Payable to Host Marriott

 ORLANDO BALLROOM LOAN

  During 1990, Host Marriott agreed to provide interim financing of up to $14 million to fund the construction of a new ballroom and exhibition hall at the Orlando Hotel. Construction was completed in February 1990. On December 31, 1990, the interim financing was converted to a permanent loan from Host Marriott with $13.2 million advanced. Interest only, at the Bankers Trust Company prime rate, was payable from the Partnership's cash flow after debt service. On June 16, 1992, in conjunction with the refinancing of the Orlando Mortgage Debt, the Orlando ballroom loan was converted from a term loan to a revolving line of credit with a floating interest rate equal to the Bankers Trust Company prime rate. The weighted average effective interest rate for the years ended December 31, 1995 and 1994 was 8.8% and 7.1%, respectively (rate as of December 31, 1995, was 8.5%). As of December 31, 1995 and 1994, the outstanding principal balance was $6,420,000 and $9,149,000, respectively.

 ORLANDO ROOMS RENOVATION LOAN

  The Partnership secured a loan with Host Marriott to fund up to $11 million for a rooms renovation project which began in August 1990 and was completed in April 1991. Advances under the Host Marriott loan accrued interest at the Bankers Trust Company prime rate. Total renovation costs of $10.2 million were funded through Host Marriott loan advances of $6.7 million and property improvement fund expenditures of $3.5 million. Interest during the renovation phase was capitalized into the cost of the project. The weighted average effective interest rate on the Host Marriott loan for the year ended December 31, 1994, was 6.0%. The outstanding principal balance was paid in full during 1994. Payments of interest and principal were funded from the property improvement fund.

        MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

 Other Debt

 HARBOR BEACH ROOMS RENOVATION LOAN

  On July 21, 1994, the Harbor Beach Partnership entered into a loan agreement with Marriott International Capital Corporation, a wholly-owned subsidiary of MII, in conjunction with a rooms and suites refurbishment at the Harbor Beach Hotel. The loan provided financing of up to $2.8 million, plus accrued interest through December 31, 1994, to fund costs in excess of funds available in the Harbor Beach Partnership's property improvement fund. This unsecured loan carries a fixed rate of interest of 8%. Accrued interest totaling $64,000 was rolled into the principal balance at December 31, 1994. Payments of principal and interest based upon a five-year amortization period commenced in January 1995. Under the terms of the loan, the debt service payments are included as a deduction in determining the fees paid to MHSI, as described in
Note 8. As of December 31, 1995 and 1994, the outstanding principal balance was $2,379,000 and $2,864,000, respectively.

NOTE 7. LEASES

  The Harbor Beach Partnership, through an assignment of a lease on January 15, 1982, acquired all rights of the Lessee to a 99-year lease with a 25-year renewal option for the land on which the Harbor Beach Hotel is located. On April 28, 1993, the lessor sold its rights under the lease to an unrelated party. A provision under the sale of the lease provided for the early refund to the Harbor Beach Partnership of the remaining $1,250,000 balance of an initial $2,500,000 security deposit paid to the lessor and a $500,000 payment to facilitate the modification of the lease. Lease payments are made quarterly in advance in accordance with a lease year that operates from December 1 through November 30. The annual rental for the lease year ended November 1994 was $1,430,000 and increased to $1,560,000 in December 1994 for lease years 1995 through 1999. After lease year 1999, annual rentals for each succeeding five-year period increase by an amount equal to 10% of the previous annual rental.

  Minimum annual rentals during the term of the lease are (in thousands):

     YEAR
     ----
     1996............................................................. $  1,560
     1997.............................................................    1,560
     1998.............................................................    1,560
     1999.............................................................    1,573
     2000.............................................................    1,716
     Thereafter.......................................................  314,572
                                                                       --------
     Total Minimum Lease Payments..................................... $322,541
                                                                       ========

  The Warner Center Partnership leased land on which the Warner Center Hotel was located from an unrelated party for an initial term of 30 years with five successive 10-year renewal options. Upon the Foreclosure Date, the lease obligation reverted to the Lender. Ground rent expense under the Warner Center Partnership land lease was $514,000 for the period from January 1, 1993, through the Foreclosure Date.

NOTE 8. MANAGEMENT AND OPERATING LEASE AGREEMENTS

  The Partnership has entered into a long-term management agreement with the Manager, and the Harbor Beach Partnership has entered into a long-term operating lease with the Operating Tenant. As a result of the dissolution of the Warner Center Partnership, the Warner Center Hotel's management agreement was terminated. The Hotels are operated as part of the Marriott Hotels, Resorts and Suites full-service hotel system. Significant provisions under the agreements are as follows:

        MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

  Orlando Hotel. The management agreement provides for an initial term of 25 years, commencing with the opening of the Orlando Hotel (March 24, 1986), and five 10-year renewals at the Manager's option. The Manager is paid a base management fee of 3% of gross hotel sales and is also entitled to an incentive management fee equal to 20% of operating profit, as defined, and an additional incentive management fee equal to 30% of the following amount: (i) 80% of operating profit in each fiscal year less (ii) the greater of (a) $25,000,000 or (b) debt service on the Orlando Mortgage Debt plus $7,000,000. Payment of the incentive management fee is subordinate to debt service and retention of specified amounts of operating profit by the Partnership. Unpaid incentive management fees are deferred without interest and are payable from future operating cash flow, as defined, but are due upon termination of the management agreement only if the termination is the result of a default by the Partnership. Unpaid incentive management fees as of December 31, 1995 and 1994, were $3,520,000 and $5,492,000, respectively.

  Under the management agreement, the Manager is required to furnish the Orlando Hotel with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in the Marriott full-service hotel system. Chain Services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic full-service hotels managed, owned or leased by MII or its subsidiaries. In addition, the Hotel participates in MII's Honored Guest Awards Program ("HGA"). The cost of this program is charged to all hotels in the Marriott full-service hotel system based upon the HGA sales at each hotel. The total amount of Chain Services and HGA costs allocated to the Orlando Hotel was $3,336,000, $2,825,000 and $2,359,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

  Warner Center Hotel. The management agreement provided for an initial term of 30 years, commencing with the opening of the Warner Center Hotel (February 28, 1986), and three 10-year renewals at the Manager's option. The Manager was paid a base management fee of 3% of gross sales; however, to facilitate a restructuring of the Warner Center Mortgage Debt, the Manager had agreed to defer 1% of its base management fee during the period beginning March 1, 1992 through May 31, 1993. As a result of the dissolution of the Warner Center Partnership, the management agreement was terminated. Unpaid incentive management fees as of the Foreclosure Date, which were forgiven, amounted to $5,236,000. Also, deferred base management fees due to the Manager which were forgiven amounted to $269,000 as of the Foreclosure Date.

  The Manager was also reimbursed for its cost of providing Chain Services to the Warner Center Hotel. The total amount of Chain Services and HGA costs allocated to the Warner Center Hotel was $628,000 for the period from January 1, 1993, through the Foreclosure Date.

  Harbor Beach Hotel. The operating lease provides for an initial 36-year term commencing with the opening of the Harbor Beach Hotel (October 29, 1984), with options to renew for six successive 10-year periods based on certain defined conditions. The annual rental paid to the Harbor Beach Partnership includes the following:

  . basic rental: annual rental payable under the land lease and insurance costs

  . percentage rental: determined by multiplying the applicable percentage set annually by the Harbor Beach Partnership by revenues

  . performance rental: first $9,720,000 of operating profit of the Harbor
    Beach Hotel, as defined

  . additional performance rental: 50% of operating profit of the Harbor
    Beach Hotel, as defined, in excess of $9,720,000

  . contingent rental: up to 50% of operating profit of the Harbor Beach
    Hotel, as defined, in excess of $9,720,000 if the aggregate annual rental is otherwise insufficient to cover debt service.

        MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

  Pursuant to the terms of the Harbor Beach rooms renovation loan (see Note
6), the annual performance rental is adjusted upward by the annual debt service required under the loan. For the five-year period beginning with 1995 and ending in 1999, annual performance rental is increased by $696,557 to $10,416,557. Subsequent to year-end 1999, performance rental will return to $9,720,000.

  Percentage rental is intended to cover the cost of utilities, repairs and maintenance, and the required contribution to the property improvement fund (4% for 1994 and 5% for 1995 and thereafter) and is therefore adjusted annually in order to equal the actual applicable costs. Any payments of contingent rental reduce future payments of additional performance rental (subject to limitations) in subsequent years. No contingent rental has been accrued as of December 31, 1995 and 1994.

  Rental income under the Harbor Beach Partnership operating lease for the three years ended December 31, 1995, was (in thousands):

                                                         1995    1994    1993
                                                        ------- ------- -------
     Basic Rental...................................... $ 1,616 $ 1,469 $ 1,704
     Percentage Rental.................................   5,921   4,978   5,056
     Performance Rental................................  10,417   9,720   9,720
     Additional Performance Rental.....................   1,793   1,106   1,317
                                                        ------- ------- -------
                                                        $19,747 $17,273 $17,797
                                                        ======= ======= =======

  Cost and accumulated depreciation of the rental property were $99,077,000 and $33,990,000, respectively, at December 31, 1995, and $100,068,000 and
$32,470,000, respectively, at December 31, 1994.

 Working Capital Advances

  Pursuant to the terms of the Orlando Hotel management agreement, the Partnership is required to provide the Manager with working capital and supplies to meet the operating needs of the Orlando Hotel. The Manager converts cash advanced by the Partnership into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by the Manager. Upon termination of the hotel management agreement, the working capital and supplies are to be returned to the Partnership. The individual components of working capital and supplies controlled by the Manager are not reflected in the Partnership's Consolidated Balance Sheet. As of December 31, 1995, and 1994, $4,707,000 has been advanced to the Manager for working capital and supplies which is included in Due from Marriott International, Inc. on the accompanying Consolidated Balance Sheet. The supplies advanced to the Manager are recorded at their estimated net realizable value. As of December 31, 1995 and 1994, accumulated amortization related to the revaluation of these supplies totaled $762,000.

  Upon foreclosure of the Warner Center Hotel in 1993, working capital and supplies that had been provided by the Warner Center Partnership were transferred to the Lender.

 Property Improvement Funds

  The management agreement and the operating lease provide for the establishment of a property improvement fund for each of the Hotels. Contributions to the property improvement funds are equal to a percentage of gross sales of each hotel. Pursuant to the terms of the Orlando Mortgage Debt refinancing, contributions to the fund for the Orlando Hotel were 4% through maturity of the refinanced mortgage in June 1995. Contributions increased to 5% subsequent to maturity and will remain at 5% thereafter. Contributions to the fund for the Orlando Hotel totaled $5,120,000 and $4,139,000 for the years ended December 31, 1995 and

        MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

1994, respectively. Contributions to the fund for the Harbor Beach Hotel were 4% for 1993 and 1994 and increased to 5% in 1995. Contributions to the fund for the Harbor Beach Hotel totaled $2,610,000 and $1,850,000 for the years ended December 31, 1995 and 1994, respectively. The property improvement fund of the Warner Center Hotel was transferred to the Lender as a result of the Warner Center Hotel foreclosure.

NOTE 9. COMPARATIVE LEASED HOTEL OPERATING RESULTS

  The Harbor Beach Hotel is a leased property whose income to the Partnership is included in the "Consolidated Statement of Operations" as rental income. The following is a comparative summary of hotel operating results for the Harbor Beach Hotel for the three years ended December 31, 1995 (in thousands):

                                                         1995    1994    1993
                                                        ------- ------- -------
   HOTEL SALES
   Rooms............................................... $28,384 $24,835 $25,431
   Food and beverage...................................  19,366  17,037  17,850
   Other...............................................   4,857   4,659   5,133
                                                        ------- ------- -------
                                                         52,607  46,531  48,414
                                                        ------- ------- -------
   HOTEL EXPENSES
   Department Direct Costs
     Rooms.............................................   5,332   4,768   4,809
     Food and beverage.................................  12,140  10,974  11,765
   Other operating expenses............................  21,219  19,127  19,697
                                                        ------- ------- -------
                                                         38,691  34,869  36,271
                                                        ------- ------- -------
   HOTEL REVENUES...................................... $13,916 $11,662 $12,143
                                                        ======= ======= =======

                                   GLOSSARY

Affiliates           affiliates of the General Partner as defined in the Part-
                     nership Agreement.

Amendments           the proposed amendments to the Partnership Agreement
                     which are the subject of the consent solicitation materi-als, that the General Partner, at the request of Parent and the Purchaser, is requesting Limited Partners to con-sider and vote upon as a condition to the Offer.

American             American Appraisal Associates, Inc., an independent valu-
 Appraisal           ation consulting firm.

Code                 the Internal Revenue Code of 1986, as amended.

Depositary           GEMISYS, Inc.

Exchange Act         the Securities Exchange Act of 1934, as amended.

Expiration Date      6:00 p.m., New York City time, on Friday, December 20,
                     1996.

General Partner      Hotel Properties Management, Inc., a Delaware corpora-
                     tion, a wholly owned direct subsidiary of Parent and an affiliate of the Purchaser.

Harbor Beach         the Marriott Harbor Beach Resort in Ft. Lauderdale, Flor-
 Hotel               ida.

Harbor Beach         the Partnership's general partnership interest in the
 Interest            Harbor Beach Partnership.

Harbor Beach         the Lauderdale Beach Association, a Florida general part-
 Partnership         nership that owns the Harbor Beach Hotel, and of which
                     the Partnership owns 50.5% of the partnership interest.

Host Marriott        Host Marriott Corporation. Also referred to herein as
                     Parent.

Hotels               the Orlando Hotel and the Harbor Beach Hotel.

Information Agent    Trust Company of America.

Interested           matters subject to the vote of Limited Partners where the
 Transaction         General Partner or its Affiliates have an actual economic
                     interest other than as a Unitholder

Letter of            the Letter of Transmittal related to the Offer to Pur-
 Transmittal         chase, together with any supplement thereto.

Limited Partners     the holders of record of limited partnership interests in
                     the Partnership

Limited Partners'    the condition to consummation of the Offer requiring that
 Consent             the Partnership receive from the Limited Partners holding
 Condition           a majority of the outstanding units consents to certain
                     amendments to the Partnership Agreement prior to the time of acceptance for payment of Units tendered pursuant to the Offer

Management           the long-term management agreement pursuant to which MII
 Agreement           manages the Orlando Hotel

MII Marriott International, Inc., together with its subsidi-aries.

                     the condition to consummation of the Offer requiring that
Minimum Tender       there be validly tendered and not withdrawn prior to the
 Condition           Expiration Date at least 450 Units.

Offer
                     the offer by Purchaser to purchase 450 Units upon the terms and subject to the conditions set forth in the Of-fer to Purchase and the Letter of Transmittal.

Offer Price          $80,000 per Unit.

Offer to Purchase    The Offer to Purchase of which this Glossary forms a
                     part, by which the Purchaser makes the Offer.

Operating Lease
                     the long-term lease pursuant to which the Operating Ten-ant leases the Harbor Beach Hotel.

Operating Tenant     Marriott Hotel Services, Inc., a wholly-owned subsidiary
                     of MII

Orlando Hotel        the Marriott Orlando World Center Hotel.

Partnership
                     Marriott Hotel Properties Limited Partnership, a Delaware limited partnership.

Partnership          the Amended and Restated Agreement of Limited Partnership
 Agreement           of the Partnership.

Parent               Host Marriott Corporation. Also referred to herein as
                     Host Marriott.

Purchaser
                     MHP Acquisition Corp., a Delaware corporation.

SEC                  the Securities and Exchange Commission.

Section 708          a termination of the partnership for federal income tax
 Termination         purposes that would result from a "sale or exchange" of
                     50% or more of the total interest in a partnership's cap-ital and profit within any twelve-month period, pursuant to Section 708(b)(1)(B) of the Code.

Securities Act
                     the Securities Act of 1933, as amended.

Transfer             a suspension of any sales and exchanges of Units that
 Restriction         would result in a Section 708 Termination.

25% Assets           assets of the Partnership which had an original cost in
                     excess of 25% of the original cost basis of all assets of the Partnership.

25% Asset Sale
 Transactions        the transfer, sell, assign, pledge or otherwise dispose
                     of all or any portion of the Harbor Beach Interest to in-dependent third parties.

Unitholder           a holder of a Unit.

Units                units of limited partnership interest in the Partnership.

  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, and any other required documents should be sent or delivered by each Unitholder of the Partnership or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                       The Depositary for the Offer is:

                                 GEMISYS, INC.

    By Mail or Overnight Courier:                By Facsimile or Telex:

                                                     1-800-387-7365
            GEMISYS, Inc.                     -----------------------------
     Attention: Proxy Department

      7103 South Revere Parkway                For Confirmation and other
      Englewood, CO 80112-9523                        Information:

                                                     1-800-955-9033
                                              -----------------------------

  Questions and requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           Trust Company of America
                           7103 South Revere Parkway
                        Englewood, Colorado 80112-9523
                                1-800-955-9033